As filed with the Securities and Exchange Commission on January 10, 2018

Registration No. 333-222291

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GENERAL CANNABIS CORP

(Exact name of Registrant as specified in its charter)

Colorado	6512	90-1072649
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6565 E. Evans Avenue

Denver, Colorado 80224

(303) 759-1300

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Robert L. Frichtel

6565 E. Evans Avenue

Denver, Colorado 80224

(303) 759-1300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Murray Indick, Esq.

John M. Rafferty, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

(415) 268-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling shareholder.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying

with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.      ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee *
Common stock to be offered for resale by selling stockholders	9,680,574	$2.78	$26,911,995.72	$3,350.54

(1)

Represents shares of common stock issued to investors and shares of common stock underlying warrants issued to investors and non-employee consultants.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant’s common stock on December 20, 2017 as reported by the OTC Markets Group’s OTCQB.

(3)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

*     Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 10, 2018

PRELIMINARY PROSPECTUS

General Cannabis Corp

9,680,574 Shares of Common Stock

All of the 9,680,574 shares of General Cannabis Corp’s common stock, par value $0.001 per share, are being sold by the selling stockholders identified in this prospectus.

This prospectus covers the resale of up to (i) 42,700 shares of common stock issuable upon the exercise of  the 2013 Series B Warrants (as defined herein), (ii) 204,500 shares of common stock that were issued upon the exercise of the Original 10% Warrants (as defined herein), (iii) 659,000 shares of common stock issuable upon the exercise of the Additional 10% Warrants (as defined herein), (iv) 196,874 shares of our common stock that were issued upon the exercise of the Greenhouse Warrants (as defined herein), (v)125,000 shares of our common stock issuable upon the exercise of the IPG $4.50 Warrants (as defined herein), (vi) 125,000 shares of our common stock issuable upon the exercise of the IPG $5.00 Warrants (as defined herein), (vii) 127,500 shares of common stock issuable upon the exercise of the Non-Employee Warrants (as defined herein), (viii) 100,000 shares of common stock issuable upon the exercise of the DB Option Agreement Warrant (as defined herein), (ix) 100,000 shares of common stock issuable upon the exercise of the 8% Warrants (as defined herein), and (x) 4,000,000 shares of common stock issued to certain accredited investors pursuant to the 2017 Agreement (as defined herein) and 4,000,000 shares of common stock issuable upon the exercise of the 2017 Warrants (as defined herein). The 2013 Series B Warrants, the Original 10% Warrants, the Additional 10% Warrants, the Greenhouse Warrants, the IPG $4.50 Warrants, the IPG $5.00 Warrants, the Non-Employee Warrants, the DB Option Agreement Warrant, the 8% Warrants and the 2017 Warrants are collectively referred to herein as the “Warrants.” The shares will be issued upon exercise of the Warrants. The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Although we will receive proceeds if any Warrants are exercised, the selling stockholders will receive all of the net proceeds from the offering. We will bear all costs associated with the registration of the shares covered by this prospectus. The selling stockholders will pay all brokerage commissions and discounts attributable to the sale of the shares, plus brokerage fees. See “Plan of Distribution.”

The total amount of shares of common stock that may be sold pursuant to this prospectus would constitute approximately 30% of the Company’s issued and outstanding common stock as of December 31, 2017, assuming that the selling security holders will sell all of the shares offered for sale.

Our common stock is quoted by the OTC Markets Group’s OTCQB under the symbol “CANN.” On January 4, 2018, the closing price of our common stock was $7.76 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 10, 2018

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	7
USE OF PROCEEDS	14
MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	15
DILUTION	16
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	17
BUSINESS	28
MANAGEMENT	34
EXECUTIVE COMPENSATION	36
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	39
SELLING STOCKHOLDERS	40
DESCRIPTION OF CAPITAL STOCK	42
PLAN OF DISTRIBUTION	45
AVAILABLE INFORMATION	46
INTEREST OF NAMED EXPERTS AND COUNSEL	46
LEGAL MATTERS	46
EXPERTS	46
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided in this prospectus and any applicable prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

As used in this prospectus, the terms “we,” “us,” the “Company” and “GCC” mean General Cannabis Corp and, where appropriate, our consolidated subsidiaries.

i

PROSPECTUS SUMMARY

This summary identifies those aspects of the offering that are the most significant. This summary is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Corporate History

General Cannabis Corp, a Colorado corporation, was incorporated on June 3, 2013. Our predecessor company, Promap Corporation (“Promap”), a Colorado corporation, was incorporated on November 12, 1987. Promap previously operated an oil and gas mapping business, and most of its sales were to a company controlled by its former chief executive officer. On August 14, 2013, Promap acquired 94% of the issued and outstanding shares of Advanced Cannabis Solutions, Inc. (“ACSI”), a private Colorado corporation, in exchange for 12,400,000 shares of its common stock. Following the acquisition, our core business became the provision of sophisticated services and solutions to the regulated cannabis industry throughout the United States.

On November 9, 2013, Promap acquired the remaining 6% of the share capital of ACSI. On October 1, 2013, Promap changed its name from Promap Corporation to Advanced Cannabis Solutions, Inc. On December 31, 2013, the oil and gas mapping business was sold to our former chief executive officer in consideration of his agreement to assume all liabilities associated with such business. On June 17, 2015, we changed our name from Advanced Cannabis Solutions, Inc. to General Cannabis Corp.

On March 26, 2015, we acquired substantially all of the assets of Iron Protection Group, LLC, a Colorado limited liability company, doing business as “Iron Protection Group” or “IPG.”  In May 2015, we relaunched our consulting business under the tradename “Next Big Crop” by hiring individuals with expertise in the cannabis consulting industry.  On September 25, 2015, we acquired substantially all of the assets of Chiefton Supply Co., a Colorado corporation, doing business as “Chiefton.” In August 2017, we acquired the operating assets of Mile High Protection Group, LLC, a Colorado limited liability company, which will continue to do business as “Mile High Protection Services”, or Mile High.  Mile High has a diversified client roster, providing security services to hospitality companies, such as hotels, and to licensed cannabis retailers and cultivators in Colorado.

Our stock currently is quoted under the symbol “CANN” (OTCQB).

Corporate Structure

We operate through our six wholly-owned subsidiaries: (a) ACS Colorado Corp., a Colorado corporation incorporated in 2013; (b) Advanced Cannabis Solutions Corporation, a Colorado corporation incorporated in 2013; (c) 6565 E. Evans Owner LLC, a Colorado limited liability company formed in 2014; (d) General Cannabis Capital Corporation, a Colorado corporation incorporated in 2015; (e) GC Security LLC, a Colorado limited liability company formed in 2015 and (f) GC Finance Arizona LLC, an Arizona limited liability company. Advanced Cannabis Solutions Corporation has one wholly-owned subsidiary company, ACS Corp., a Colorado corporation, incorporated in 2013.

Our Products, Services and Customers

We operate in a rapidly evolving and highly regulated industry that has been estimated by some to be currently generating approximately $8 billion in revenue per year and is expected to exceed $22 billion in revenue by the year 2021. We have been and will continue to be aggressive in executing strategic acquisitions and other opportunities that we believe will benefit us in the long-term.

Through our reporting segments (Security, Marketing, Operations and Finance), we provide products and services to the regulated cannabis industry, which include the following:

Security and Cash Transportation Services (“Security Segment”)

We provide advanced security, including on-site professionals and cash transport, to licensed cannabis cultivators and retail shops, under the business name IPG, and security services to non-cannabis customers in the hospitality business, such as hotels, under the business name Mile High Protection Services (“Mile High”).  The drop in wholesale prices in Colorado has negatively impacted security services in Colorado, as grow facilities and retailers seek cheaper alternatives or curtail services.

We acquired Mile High in order to expand our Colorado security business into the non-cannabis space, as we believe that market provides an opportunity for growth.  We have opened an IPG office in California, which recently legalized recreational cannabis in addition to previously legal medical marijuana.

In states that have recently legalized cannabis, whether medical, recreational or both, license applications require a security plan and, if approved, implementation of that security plan.  Accordingly, we are assessing the opportunity to expand our security consulting business to assist companies with their application process and the subsequent implementation of compliant security services.

Marketing Consulting and Apparel (“Marketing Segment”)

Chiefton Design provides design, branding and marketing strategy consulting services to the cannabis industry.  We assist clients in developing a comprehensive marketing strategy, as well as designing and sourcing client-specific apparel and products.  We now have the capacity of a full service marketing agency.  Chiefton Design also supports our other segments with marketing designs and apparel.

Chiefton’s apparel business, Chiefton Supply, strives to create innovative, unique t-shirts, hats, hoodies and accessories.  Our apparel is sold through our on-line shop, cannabis retailers, and specialty t-shirt and gift shops.  In August 2017, we added a separate managing director to focus solely on Chiefton Supply.  We are planning a spring / summer line for 2018.

Operations Consulting and Products (“Operations Segment”)

Through Next Big Crop (“NBC”), we deliver comprehensive consulting services to the cannabis industry that include obtaining licenses, compliance, cultivation, retail operations, logistical support, facility design and construction, and expansion of existing operations. Our business plan for NBC is based on the future growth of the regulated cannabis market in the United States.

NBC oversees our wholesale equipment and supply business, operated under the name “GC Supply,” which provides turnkey sourcing and stocking services to cultivation, retail and infused products manufacturing facilities. Our products include infrastructure, equipment, consumables and compliance packaging.

Finance and Real Estate (“Finance Segment”)

Real Estate Leasing

Until December 29, 2017, we owned a cultivation property in a suburb of Pueblo, Colorado, consisting of approximately three acres of land, which currently includes a 5,000 square foot steel building, and a parking lot. The property is zoned for cultivating cannabis and is leased to a medical cannabis grower until December 31, 2022.  All costs associated with this facility are included in our Finance and Real Estate segment. On December 19, 2017, the Company entered into an agreement to sell this property for $625,000 in cash, which closed on December 29, 2017.

Our real estate leasing business plan includes the potential future acquisition and leasing of cultivation space and related facilities to licensed marijuana growers and dispensary owners for their operations. Management anticipates that these facilities would range in size from 5,000 to 50,000 square feet. These facilities would only be leased to tenants that possess the requisite state licenses to operate cultivation facilities. The leases with the tenants would include certain requirements that permit us to continually evaluate our tenants’ compliance with applicable laws and regulations.

Shared Office Space, Networking and Event Services

In October 2014, we purchased a former retail bank located at 6565 East Evans Avenue, Denver, Colorado 80224, which has been branded as “The Greenhouse”. The building is a 16,056 square foot facility, which we use as our corporate headquarters.

The Greenhouse has approximately 10,000 square feet of existing office space and 5,000 square feet on its ground floor that is dedicated to a consumer banking design. We continue to assess the opportunity to lease shared workspace for entrepreneurs, professionals and others serving the cannabis industry. Clients would be able to lease space to use as offices, meeting rooms, lecture, educational and networking facilities, and individual workstations. We expect to continue the renovation of The Greenhouse in 2017.

We plan to continue to acquire commercial real estate and lease office space to participants in the cannabis industry. These participants may include media, internet, packaging, lighting, cultivation supplies, and financial services-related companies. In exchange for certain services that may be provided to these tenants, we expect to receive rental income in the form of cash. In certain cases, we may acquire equity interests or provide debt capital to these businesses.

Industry Finance

Our industry finance strategy includes evaluating opportunities to make direct term loans or to provide revolving lines of credit to businesses involved in the cultivation and sale of cannabis and related products. These loans would generally be secured to the maximum extent permitted by law. We believe there is a significant demand for this type of financing. We are assessing other finance services including customized finance, capital formation, and banking, for participants in the cannabis industry.

DB Arizona

DB Products Arizona, LLC (“DB Arizona”) produces and distributes cannabis-infused elixirs and edible products in Arizona. They previously were a licensee with a single national cannabis-infused product company, which also had significant control of operations. The relationship was terminated in September 2017. DB Arizona is currently negotiating with several new cannabis-infused product companies to become their producer and distributor of products for the medical cannabis market in Arizona. If successful, we believe working with additional brands would allow DB Arizona to better control costs and potentially lead to increased revenues and operating cash flows. We believe the physical plant can be best utilized by contract manufacturing and distributing for multiple brands rather than a single partner.  During this transition phase we anticipate investing additional funds for working capital.

Our Competitive Strengths

We believe we possess certain competitive strengths and advantages in the industries in which we operate:

Range of Services. We are able to leverage our breadth of services and resources to deliver comprehensive, integrated solutions to companies in the cannabis industry—from operational, compliance and marketing consulting, to products, security and financing services.

Strategic Alliances. We are dedicated to growing through strategic acquisitions, partnerships and agreements that will enable us to enter and expand into new markets. Our strategy is to pursue alliances with potential targets that have the ability to generate positive cash flow, effectively meet customer needs and supply desirable products, services or technologies, among other considerations. We anticipate that strategic alliances will play a significant role as more states pass legislation permitting the cultivation and sale of hemp and cannabis.

Regulatory Compliance. The state laws regulating the cannabis industry are changing at a rapid pace. Currently, there are 28 U.S. states, the District of Columbia and the territories of Guam and Puerto Rico that have created a legislative body to manage the medical cannabis industry. Eight of those states also allow recreational use. In the state of Colorado, where we draw almost all of our revenue, cannabis is heavily regulated. Ensuring that all aspects of our operations are in compliance with all laws, policies, guidance and regulations to which we are subject and providing an opportunity to our customers and allies to use our services in order to ensure that they, too, are in full compliance are both critical components of our business plan.

Industry Knowledge. We continue to create, share and leverage information and experiences with the purpose of creating awareness and identifying opportunities to increase shareholder value. Our management team has business expertise, extensive knowledge of the cannabis industry and closely monitors changes in legislation. We work with partners who enhance the breadth of our industry knowledge.

Lending Capabilities. In February 2014, the Treasury Department issued guidelines for financial institutions dealing with cannabis-related businesses, (see “Business—Government and Industry Regulation—FinCEN”).  Nevertheless, many banks and traditional financial institutions refuse to provide financial services to cannabis-related businesses. We plan to provide finance and leasing solutions to market participants using the FinCEN guidelines as a primary guide for compliance with federal law.

Market Conditions

Our target markets are those where states have legalized the production and use of cannabis. Historically, the majority of our revenues have come from the state of Colorado. In Colorado, the cannabis market was expanded in January 2014 to permit “recreational use.” Generally, this means adults over the age of twenty-one, including visitors from other states, can purchase cannabis from licensed retailers, subject to certain daily limits. According to published reports, Colorado’s cannabis industry reported estimated wholesale and retail sales during calendar years 2016 and 2015 of $1,313 million and $996 million, respectively.

Most recently, voters in California, Nevada, Maine and Massachusetts approved ballot measures to legalize cannabis for adult recreational use, bringing the total number of states with legalized recreational cannabis use to eight, in addition to the District of Columbia.

As of December 31, 2016, 28 states, the District of Columbia and the territories of Guam and Puerto Rico have legalized the use of cannabis for medical use in some form, including five states in 2016 alone. It may take multiple years for a state to establish regulations and for cannabis businesses to begin generating revenue from operations, so the impact of new states legalizing the medical use of cannabis may begin to be realized in 2018 and 2019.

Continued development of the regulated cannabis industry depends on continued legislative authorization at the state level. Progress, while encouraging, is not assured and any number of factors could slow or halt progress in the cannabis industry.

Corporate Offices

Our principal executive offices are at 6565 E. Evans Avenue, Denver, Colorado 80224, and our telephone number is (303)759-1300. Our website is http://generalcann.com/investor-relations/. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

THE OFFERING

Common Stock Offered by the Selling Stockholders	9,680,574 shares of common stock, including 4,401,374 shares held by the Selling Stockholders and 5,279,200 shares issuable upon exercise of the Warrants.

Common Stock Outstanding Before the Offering (1)	27,782,817 shares of common stock as of December 31, 2017.

Common Stock Outstanding After the Offering (2)	33,062,017 shares of common stock.

Terms of the Offering	The selling stockholder will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering	The offering will conclude upon such time as all of the shares of common stock offered hereby have been sold.

Use of Proceeds

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus. We will, however, receive proceeds from the selling stockholders’ exercise of the Warrants to purchase shares of our common stock, which shares we are hereby registering. We will use these proceeds for general corporate purposes, including for working capital and acquisitions. See “Use of Proceeds.”

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

OTCQB Trading Symbol	“CANN”

(1)   Includes 4,401,374 shares held by the Selling Stockholders and offered hereby.

(2)   Assumes exercise of all the Warrants.

HISTORICAL FINANCIAL DATA

The following information represents selected audited financial information for our company for the years ended December 31, 2016 and 2015, and selected unaudited financial information for our company for the nine months ended September 30, 2017 and 2016. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, as applicable, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” found in this prospectus. Our historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

	Nine months ended September 30,		Year ended December 31,
Statements of Operations Data	2017	2016	2016	2015
Revenues	$2,532,701	$2,204,434	$2,981,982	$1,762,978
Costs and expenses	7,512,692	5,349,371	10,038,790	9,006,389
Other (income) expense	(9,205,188)	13,826,860	25,742,869	1,542,866
Net income (loss)	$4,225,197	$(16,971,797)	$(32,799,677)	$(8,786,277)

Net income (loss) per share:
Basic	$0.21	$(1.11)	$(2.13)	$(0.63)
Diluted	$(0.21)	$(1.11)	$(2.13)	$(0.63)
Weighted average number of common shares outstanding:
Basic	19,883,329	15,270,968	15,424,551	14,017,095
Diluted	29,624,188	15,270,968	15,424,551	14,017,095

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus, including our consolidated financial statements and the related notes, before investing in our common stock. The risks and uncertainties described below are not the only ones we face, but include the most significant factors currently known by us that make the offering speculative or risky. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. If any of the following risks materialize, our business, financial condition and results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business and Industry

We have a limited operating history in an evolving industry, which makes it difficult to accurately assess our future growth prospects.

Although we believe our management team has extensive knowledge of the cannabis industry and closely monitors changes in legislation, we also operate in an evolving industry that may not develop as expected. Furthermore, our operations continue to evolve under our business plan as we continually assess new strategic opportunities for our business within our industry. Assessing the future prospects of our business is challenging in light of both known and unknown risks and difficulties we may encounter. Growth prospects in our industry can be affected by a wide variety of factors including:

•

Competition from other similar companies;

•

Regulatory limitations on the products we can offer and markets we can serve;

•

Other changes in the regulation of medical and recreational cannabis use;

•

Changes in underlying consumer behavior, which may affect the business of our customers;

•

Our ability to access adequate financing on reasonable terms and our ability to raise additional capital in order to fund our operations;

•

Challenges with new products, services and markets; and

•

Fluctuations in the credit markets and demand for credit.

We may not be able to successfully address these factors, which could negatively impact our growth, harm our business and cause our operating results to be worse than expected.

We have a history of losses and may not achieve profitability in the future.

We generated net losses of $8.8 million in the year ended December 31, 2015 and $32.8 million for the year ended December 31, 2016. As of December 31, 2016, we had an accumulated deficit of $49.2 million. We will need to generate and sustain increased revenues in future periods in order to become profitable, and, even if we do, we may not be able to maintain or increase any such level of profitability.

As we grow, we expect to continue to expend substantial financial and other resources on:

•

personnel, including significant increases to the total compensation we pay our employees as we grow our employee headcount;

•

expenses relating to increased marketing efforts;

•

strategic acquisitions of businesses and real estate; and

•

general administration, including legal, accounting and other compliance expenses related to being a public company.

These expenditures are expected to increase and may adversely affect our ability to achieve and sustain profitability as we grow. Our efforts to grow our business may also be more costly than we expect, and we may not be able to increase our revenues enough to offset our higher operating expenses. We may incur losses in the future for a number of reasons, including the other risks described in this prospectus, unforeseen expenses, difficulties, complications and delays and other unknown events. If we are unable to achieve and sustain profitability, the market price of our common stock may significantly decrease.

Cannabis remains illegal under federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.

We operate in the cannabis industry, which is dependent on state laws and regulations pertaining to such industry; however, under federal law, cannabis remains illegal.

The United States federal government regulates drugs through the Controlled Substances Act (the “CSA”), which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States. No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas imposed by the United States Drug Enforcement Administration (the “DEA”). Because of this, doctors may not prescribe cannabis for medical use under federal law, although they can recommend its use under the First Amendment.

Currently, 28 U.S. states, the District of Columbia and the U.S. territories of Guam and Puerto Rico allow the use of medical cannabis. Voters in the states of Alaska, California, Colorado, Maine, Massachusetts, Nevada, Oregon and Washington have approved ballot measures to legalize cannabis for adult recreational use. Such state and territorial laws are in conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level. Because cannabis is a Schedule I controlled substance, however, the development of a legal cannabis industry under the laws of these states is in conflict with the CSA, which makes cannabis use and possession illegal on a national level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis preempts state laws that legalize its use.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. For example, the prior DOJ Deputy Attorney General of the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA (see “Business—Government and Industry Regulation—The Cole Memo”). In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines (the “FinCEN Guidelines”) on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”) obligations (see “Business—Government and Industry Regulation—FinCEN”).

In 2014, the United States House of Representatives passed an amendment (the “Rohrabacher-Farr Amendment”) to the Commerce, Justice, Science, and Related Agencies Appropriations Bill, which funds the United States Department of Justice (the “DOJ”). The Rohrabacher-Farr Amendment prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. In August 2016, a 9th Circuit federal appeals court ruled in United States v. McIntosh that the Rohrabacher-Farr Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. In March 2015, bipartisan legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the Controlled Substances Act to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil and criminal penalties of the CSA.

These developments previously were met with a certain amount of optimism in the cannabis industry, but (i) neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 have yet been adopted, (ii) the Rohrabacher-Farr Amendment, being an amendment to an appropriations bill that must be renewed annually, has not currently been renewed beyond January 19, 2018, and (iii) the ruling in United States v. McIntosh is only applicable in the 9th Circuit, which does not include Colorado, the state where we currently primarily operate.

Furthermore, on January 4, 2018, the U.S. Attorney General, Jeff Sessions, issued a written memorandum (the “Sessions Memo”) to all U.S. Attorneys stating that the Cole Memo was rescinded effectively immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” Mr. Sessions went on to state in the memorandum that given the Justice Department’s well-established general principles, “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.”

In response to the Sessions Memo, U.S. Attorney Bob Troy for the District of Colorado, the state in which our principal business operations are presently located, issued a statement on January 4, 2018, stating that the United States Attorney’s Office in Colorado is already guided by the well-established principles referenced in the Sessions Memo, “focusing in particular on identifying and prosecuting those who create the greatest safety threats to our communities around the state. We will, consistent with the Attorney General’s latest guidance, continue to take this approach in all of our work with our law enforcement partners throughout Colorado.”

It is unclear at this time whether the Sessions Memo indicates that the Trump administration will strongly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement. However, a significant change in the federal government’s enforcement policy with respect to current federal laws applicable to cannabis could cause significant financial damage to us. While we do not currently harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement policies of the federal government depending on the nature of such change. As of the date of this prospectus, we have provided products and services to state-approved cannabis cultivators and dispensary facilities. As a result, we could be deemed to be aiding and abetting illegal activities, a violation of federal law.

Additionally, as we are always assessing potential strategic acquisitions of new businesses, we may in the future also pursue opportunities that include growing and distributing medical or recreational cannabis, should we determine that such activities are in the best interest of the Company and our stockholders. Any such pursuit would involve additional risks with respect to the regulation of cannabis, particularly if the federal government determines to actively enforce all federal laws applicable to cannabis.

Any potential growth in the cannabis industry continues to be subject to new and changing state and local laws and regulations.

Continued development of the cannabis industry is dependent upon continued legislative legalization of cannabis at the state level, and a number of factors could slow or halt progress in this area, even where there is public support for legislative action. Any delay or halt in the passing or implementation of legislation legalizing cannabis use, or its sale and distribution, or the re-criminalization or restriction of cannabis at the state level could negatively impact our business. Additionally, changes in applicable state and local laws or regulations could restrict the products and services we offer or impose additional compliance costs on us or our customers and tenants. Violations of applicable laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will be materially adverse to our business.

The cannabis industry faces significant opposition, and any negative trends will adversely affect our business operations.

We are substantially dependent on the continued market acceptance, and the proliferation of consumers, of medical and recreational cannabis. We believe that with further legalization, cannabis will become more accepted, resulting in a growth in consumer demand. However, we cannot predict the future growth rate or future market potential, and any negative outlook on the cannabis industry may adversely affect our business operations.

Large, well-funded business sectors may have strong economic reasons to oppose the development of the cannabis industry. For example, medical cannabis may adversely impact the existing market for the current “cannabis pill” sold by mainstream pharmaceutical companies. Should cannabis displace other drugs or products, the medical cannabis industry could face a material threat from the pharmaceutical industry, which is well-funded and possesses a strong and experienced lobby. Any inroads the pharmaceutical, or any other potentially displaced, industry or sector could make in halting or impeding the cannabis industry could have a detrimental impact on our business.

If we are unable to obtain capital, we may not be able to pay our debt obligations as they become due, and there is substantial doubt about our ability to continue as a going concern.

We do not anticipate generating sufficient cash flows from operations to retire our debt obligations and may not be able to raise sufficient capital from (a) the exercise of warrants and options for our common stock, (b) sale of our common stock, or (c) issuing additional long-term debt.  Our failure to obtain additional capital and retire our debt obligations would negatively impact our ability to continue as a going concern.

Our financial statements have been prepared assuming that we will continue as a going concern, which means we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. As noted above, we have a history of net loss resulting in an accumulated deficit of $49.2 million, as of December 31, 2016, and further losses are anticipated in the development of our business.

Our ability to continue as a going concern is dependent upon our becoming profitable in the future and/or obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. However, there can be no assurance that we will be successful in achieving these objectives.

We operate in a highly competitive industry.

The markets for ancillary businesses in the medical marijuana and recreational marijuana industries are competitive and evolving. There is no material aspect of our business that is protected by patents, copyrights, trademarks, or trade names, and we face strong competition from larger companies that may offer similar products and services to ours. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources and larger client bases than us, and there can be no assurance that we will be able to successfully compete against these or other competitors.

Given the rapid changes affecting the global, national, and regional economies generally and the medical marijuana and recreational marijuana industries, in particular, we may not be able to create and maintain a competitive advantage in the marketplace. Our success will depend on our ability to keep pace with any changes in our markets, particularly, legal and regulatory changes. Our success will also depend on our ability to respond to, among other things, changes in the economy, market conditions, and competitive pressures. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition and results of operations.

We may be unable to obtain capital to execute our business plan.

Our business plan involves the acquisition of real estate properties to be leased to participants in the cannabis industry, as well as the general expansion of our business within and outside of Colorado. In order to execute on our business plan, we will need additional capital. However, there can be no assurance that we will be able to obtain financing on agreeable terms, if at all, and any future sale of our equity securities will dilute the ownership of our existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering. If we are unable to obtain the necessary capital, we may need to delay the implementation of or curtail our business plan.

We face risks associated with strategic acquisitions.

As an important part of our business strategy, we strategically acquire businesses and real property, some of which may be material. These acquisitions involve a number of financial, accounting, managerial, operational, legal, compliance and other risks and challenges, including the following, any of which could adversely affect our results of operations:

•

The applicable restrictions on cannabis industry and its participants limit the number of available suitable businesses and real properties that we can acquire;

•

Any acquired business or real property could under-perform relative to our expectations and the price that we paid for it, or not perform in accordance with our anticipated timetable;

•

We may incur or assume significant debt in connection with our acquisitions;

•

Acquisitions could cause our results of operations to differ from our own or the investment community’s expectations in any given period, or over the long term; and

•

Acquisitions could create demands on our management that we may be unable to effectively address, or for which we may incur additional costs.

Additionally, following any business acquisition, we could experience difficulty in integrating personnel, operations, financial and other systems, and in retaining key employees and customers.

We may record goodwill and other intangible assets on our consolidated balance sheet in connection with our acquisitions. If we are not able to realize the value of these assets, we may be required to incur charges relating to the impairment of these assets, which could materially impact our results of operations.

Our future success depends on our ability to grow and expand our customer base and operational territory.

Our success and the planned growth and expansion of our business depend on our products and services achieving greater and broader acceptance, resulting in a larger customer base, and on the expansion of our operations into new markets. However, there can be no assurance that customers will purchase our products and/or services, or that we will be able to continually expand our customer base. Additionally, if we are unable to effectively market or expand our product and/or service offerings, we will be unable to grow and expand our business or implement our business strategy.

Operating in new markets may expose us to new operational, regulatory or legal risks and subject us to increased compliance costs. We may need to modify our existing business model and cost structure to comply with local regulatory or other requirements. Facilities we open in new markets may take longer to reach expected revenue and profit levels on a consistent basis, may have higher construction, occupancy or operating costs, and may present different competitive conditions, consumer preferences and spending patterns than we anticipate.

Any of the above could materially impair our ability to increase sales and revenue.

Our existing and potential customers, clients and tenants have difficulty accessing the service of banks, which may make it difficult for them to operate.

On February 14, 2014, the U.S. government issued rules allowing banks to legally provide financial services to state-licensed cannabis businesses. A memorandum issued by the Justice Department to federal prosecutors reiterated guidance previously given, this time to the financial industry that banks can do business with legal marijuana businesses and “may not” be prosecuted. FinCEN issued guidelines to banks noting that it is possible to provide financial services to state-licensed cannabis businesses and still be in compliance with federal anti-money laundering laws. The guidance, however, falls short of the explicit legal authorization that banking industry officials had requested the government provide, and, to date, it is not clear if any banks have relied on the guidance to take on legal cannabis companies as clients. The aforementioned policy can be changed, including in connection with a change in presidential administration, and any policy reversal and or retraction could result in legal cannabis businesses losing access to the banking industry.

Because the use, sale and distribution of cannabis remains illegal under federal law, many banks will not accept deposits from or provide other bank services to businesses involved with cannabis. The inability to open bank accounts may make it difficult for our existing and potential customers, clients and tenants to operate and may make it difficult for them to contract with us.

In addition, it is unclear at this time what impact the Sessions Memo will have on banks’ provision of services to state-licensed cannabis businesses, as the Sessions Memo also rescinded the Justice Department’s February 14, 2014 guidance described above regarding the financial services banks may provide to state-licensed cannabis businesses.

Conditions in the economy, the markets we serve and the financial markets generally may adversely affect our business and results of operations.

Our business is sensitive to general economic conditions. Slower economic growth, volatility in the credit markets, high levels of unemployment, and other challenges that affect the economy adversely could affect us and our customers and suppliers. If growth in the economy or in any of the markets we serve slows for a significant period, if there is a significant deterioration in the economy or such markets or if improvements in the economy do not benefit the markets we serve, our business and results of operations could be adversely affected.

We depend on our management, certain key personnel and board of directors, as well as our ability to attract, retain and motivate qualified personnel.

Our future success depends largely upon the experience, skill, and contacts of our officers and directors, and the loss of the services of these officers or directors, particularly our chief executive officer and chairman of our board of directors, may have a material adverse effect upon our business. Additionally, our revenues are largely driven by several employees with particular expertise in cannabis-related security, marketing and operations. If one of these key employees were to leave, it would negatively impact our short and long-term results from operations. Shortages in qualified personnel could also limit our ability to successfully implement our growth plan. As we grow, we will need to attract and retain highly skilled experts in the cannabis industry, as well as managerial, sales and marketing, security and finance personnel. There can be no assurance, however, that we will be able to attract and retain such personnel.

Our reputation and ability to do business may be negatively impacted by the improper conduct by our business partners, employees or agents.

We depend on third party suppliers to produce and timely ship our orders. Products purchased from our suppliers are resold to our customers. These suppliers could fail to produce products to our specifications or quality standards and may not deliver units on a timely basis. Any changes in our suppliers to resolve production issues could disrupt our ability to fulfill orders. Any changes in our suppliers to resolve production issues could also disrupt our business due to delays in finding new suppliers.

Furthermore, we cannot provide assurance that our internal controls and compliance systems will always protect us from acts committed by our employees, agents or business partners in violation of U.S. federal or state laws. Any improper acts or allegations could damage our reputation and subject us to civil or criminal investigations and related shareholder lawsuits, could lead to substantial civil and criminal monetary and non-monetary penalties, and could cause us to incur significant legal and investigatory fees.

We may be required to recognize impairment charges that could materially affect our results of operations.

We assess our goodwill and other intangible assets, and our other long-lived assets as and when required by accounting principles generally accepted in the United States (“GAAP”) to determine whether they are impaired. If they are impaired, we would record appropriate impairment charges. It is possible that we may be required to record significant impairment charges in the future and, if we do so, our results of operations could be materially adversely affected.

Changes in accounting standards could affect our reported financial results.

Our management uses significant judgment, estimates and assumptions in applying GAAP. New accounting standards that may be applicable to our financial statements, or changes in the interpretation of existing standards, could have a significant effect on our reported results of operations for the affected periods.

Risks Related to this Offering, the Securities Markets and Ownership of Our Common Stock

The price of our common stock is volatile, and the value of your investment could decline.

The market price of our common stock has been highly volatile. Between January 1, 2015, and December 20, 2017, the closing price of our stock has ranged from a low of $0.33 per share to a high of $8.37 per share. Accordingly, it is difficult to forecast the future performance of our common stock. The market price of our common stock may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

•

regulatory developments at the federal, state or local level;

•

announcements of new products, services, relationships with strategic partners, acquisitions or other events by us or our competitors;

•

changes in general economic conditions;

•

price and volume fluctuations in the overall stock market from time to time;

•

significant volatility in the market price and trading volume of similar companies in our industry;

•

fluctuations in the trading volume of our shares or the size of our public float;

•

actual or anticipated changes in our operating results or fluctuations in our operating results;

•

major catastrophic events;

•

sales of large blocks of our stock; or

•

departures of key personnel.

In addition, if the market for cannabis company stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, operating results or financial condition. The trading price of our common stock might decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If our stock price continues to be volatile, we may become the target of securities litigation, which could result in substantial costs and divert our management’s attention and resources from our business. This could have a material adverse effect on our business, operating results and financial condition.

We do not intend to pay dividends for the foreseeable future.

We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on our earnings and financial condition, as well as on other business and economic factors affecting our business, as our board of directors may consider relevant. Our current intention in the foreseeable future is to apply net earnings, if any, to increasing our capital base and our development and marketing efforts. There can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our common stock and, in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases compared to the price at which you purchased our common stock.

Our common stock is subject to SEC rules applicable to penny stocks, which may make it difficult to resell your shares.

Broker-dealers are generally prohibited from effecting transactions in “penny stocks” unless they comply with the requirements of Section 15(h) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated thereunder. These rules apply to the stock of companies whose shares are not traded on a national stock exchange, trade at less than $5.00 per share or who do not meet certain other financial requirements specified by the Securities and Exchange Commission (the “SEC”). Trades in our common stock are subject to these rules, which include Rule 15g-9 under the Exchange Act, which imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale.

The penny stock rules also require a broker/dealer, prior to effecting a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. A broker/dealer also must provide the customer with current bid and offer quotations for the relevant penny stock and information on the compensation of the broker/dealer and its salesperson in the transaction. A broker/dealer must also provide monthly account statements showing the market value of each penny stock held in a customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

These rules may discourage or restrict the ability of brokers/dealers to sell our shares of common stock and may affect the secondary market for our shares of common stock. These rules could also hamper our ability to raise funds in the primary market for our shares of common stock.

Our stockholders may experience significant dilution.

We have a significant number of warrants and options to purchase our common stock outstanding, the exercise of which would be dilutive to stockholders. In certain instances, the exercise prices are subject to adjustment if we issue or sell shares of our common stock or equity-based instruments at a price per share less than the exercise price then in effect. In such case, both the issuance and the adjustment would be dilutive to stockholders.

We may from time to time finance our future operations or acquisitions through the issuance of equity securities, which securities may also have rights and preferences senior to the rights and preferences of our common stock. We may also grant options to purchase shares of our common stock to our directors, employees and consultants, the exercise of which would also result in dilution to our stockholders.

We may face continuing challenges in complying with the Sarbanes-Oxley Act, and any failure to comply or any adverse result from management’s evaluation of our internal control over financial reporting may have an adverse effect on our stock price.

As a smaller reporting company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, we are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). Section 404 requires us to include an internal control report with our Annual Report on Form 10-K. The report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified.

Failure to comply, or any adverse results from such evaluation, could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our equity securities. Management believes that our internal controls and procedures as of September 30, 2017 were not effective to detect the inappropriate application of U.S. GAAP rules. Management realizes there are deficiencies in the design or operation of our internal control that adversely affect our internal controls, and management considers such deficiencies to be material weaknesses. As of the end of our last fiscal year, management had identified the following material weaknesses:

•

we had not performed a risk assessment and mapped our processes to control objectives;

•

we had not implemented comprehensive entity-level internal controls;

•

we had not implemented adequate system and manual controls; and

•

we did not have sufficient segregation of duties.

Achieving continued compliance with Section 404 may require us to incur significant costs and expend significant time and management resources. We cannot assure you that we will be able to fully comply with Section 404 or that we will be able to conclude that our internal control over financial reporting is effective at fiscal year-end. As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties. In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus. We will, however, receive proceeds from the selling stockholders’ exercise of the Warrants to purchase shares of our common stock, which shares we are hereby registering. We will use these proceeds for general corporate purposes, including for working capital and acquisitions.

We will pay for the expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses and expenses of selling stockholder legal counsel applicable to any sale of the shares.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

Market Information

On April 28, 2015, our common stock was uplisted and, on May 6, 2015, resumed quotation on the OTC Market’s OTCQB, under the symbol CANN. Quotation of our stock on the OTC Bulletin Board began on August 15, 2013. Trading was suspended on March 28, 2014 due to a suspension of trading order issued by the SEC. From April 10, 2014 to April 27, 2015, our common stock was traded on an unsolicited basis in the grey market.

The following table sets forth the high and low sales prices as reported on the OTCQB, when available. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Quarter ended	High	Low
December 31, 2017	$6.48	$1.10
September 30, 2017	2.12	1.30
June 30, 2017	2.44	1.12
March 31, 2017	3.38	1.89
December 31, 2016	4.86	2.03
September 30, 2016	2.06	0.68
June 30, 2016	1.95	0.50
March 31, 2016	0.82	0.33

On January 4, 2018, the last reported sales price of our common stock on the OTCQB was $7.76, and there were 80 stockholders of record of our common stock.

Dividend Policy

Holders of our common stock are entitled to receive dividends as may be declared by our board of directors (the “Board”). The Board is not restricted from paying any dividends, but is not obligated to declare a dividend. No cash dividends have ever been declared and it is not anticipated that cash dividends will be paid in the foreseeable. We currently intend to retain any future earnings to finance future growth. Any future determination to pay dividends will be at the discretion of the Board and will depend on our financial condition, results of operations, capital requirements and other factors the Board considers relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding our equity compensation plans as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	8,975,900	$1.06	871,100
Equity compensation plans not approved by security holders	—	—	—
Total	8,975,900	$1.06	871,100

On October 29, 2014, the Board authorized the adoption of our 2014 Equity Incentive Plan (the “Incentive Plan”), which is designed to provide an additional incentive to executives, employees, directors and key consultants, aligning the long term interests of participants in the Incentive Plan with ours and our stockholders. The Incentive Plan provides that up to 10 million shares of our common stock may be issued under the plan.  On June 26, 2015, our stockholders ratified the Incentive Plan.  Forfeited or expired issuances are returned to the shares that may be issued under the plan.  As of December 31, 2016, 153,000 stock options issued under the Incentive Plan have been exercised.

DILUTION

The execution of the warrants held by the selling stockholders in accordance with the agreements covering the warrants will result in the issuance of shares of our common stock, which will in turn have a dilutive impact on our stockholders. As a result, our net loss per share could decrease in future periods and the market price of our common stock could decline.

5,279,200 shares of common stock are issuable to the selling stockholders upon the exercise of the Warrants:

•

Holders of our 2013 Series B Warrants may purchase up to 42,700 shares of our common stock at an exercise price of $5.00 per share.

•

Holders of our 10% Warrants may purchase up to 659,000 shares of our common stock at an exercise price of $1.07 per share.

•

Holders of our IPG Warrants may purchase up to 125,000 shares of our common stock at an exercise price of $4.50 per share and up to 125,000 shares of our common stock at an exercise price of $5.00 per share.

•

Holders of our Non-Employee Warrants may purchase up to 35,000 shares of our common stock at an exercise price of $0.90 per share, up to 20,000 shares of our common stock at an exercise price of $1.20 per share, up to 25,000 shares of our common stock at an exercise price of $2.10 per share, up to 5,000 shares of our common stock at an exercise price of $1.03 per share, up to 7,500 shares of our common stock at an exercise price of $0.60 per share, up to 25,000 shares of our common stock at an exercise price of $1.88 per share and up to 10,000 shares of our common stock at an exercise price of $1.40 per share.

•

Holders of our DB Option Agreement Warrant may purchase up to 100,000 shares of our common stock at an exercise price of $0.67 per share.

•

Holders of our 8% Warrants may purchase up to 100,000 shares of our common stock at an exercise price of $0.78 per share.

•

Holders of our 2017 Warrants may purchase up to 4,000,000 shares of our common stock at an exercise price of $0.50 per share.

The exercise price of our 2017 Warrants is subject to adjustment if we issue any equity-based instruments at a price lower than the relevant exercise price, other than under our Incentive Plan.

Our net tangible book deficit as of September 30, 2017 was approximately $(6.2) million, or $(0.30) per share of our common stock. We calculate net tangible book value per share by taking the amount of our total tangible assets, reduced by the amount of our total liabilities, and then dividing that amount by the total number of shares of common stock outstanding.

Based on the exercise prices of the warrants, we may receive up to $4,429,780 in gross proceeds upon exercise of the warrants, assuming that the selling stockholders exercise the warrants in full. Any proceeds received will be used for general corporate purposes, including for working capital and acquisitions. The 5,279,200 shares of our common stock to be issued upon exercise of the above described warrants represent approximately 19% of the Company’s issued and outstanding common stock as of December 31, 2017, assuming that the selling stockholders will sell all of the shares offered for sale.

After giving effect to the full exercise of the warrants, our adjusted net tangible book deficit on September 30, 2017 would have been approximately $(1.8) million, or $(0.07) per share of our common stock. This amount represents an immediate increase in net tangible book value (or a decrease in net tangible book deficit) of $0.23 per share to existing stockholders.   As of the date of this prospectus, it is not possible to calculate the amount of the immediate dilution from the public offering price that will be absorbed by any purchasers of the shares being registered pursuant to the registration statement of which this prospectus forms a part, as the shares may be offered by the selling security holders at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. See “Plan of Distribution.” There could be substantial risks to investors as a result of the issuance of shares of our common stock upon exercise of the above described warrants, including significant dilution of investors’ percentage ownership and significant potential decline in the price of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis (“MD&A”) is intended to provide an understanding of our financial condition, results of operations and cash flows by focusing on changes in certain key measures from year to year. This discussion should be read in conjunction with the Consolidated Financial Statements and related notes in Part II, Item 8 of our December 31, 2016, Annual Report on Form 10-K and with the Condensed Consolidated Financial Statements and related notes in Part I, Item 1 of our September 30, 2017, Quarterly Report on Form 10-Q.

Cautionary Statement Regarding Forward-looking Statements

Our MD&A contains forward-looking statements that discuss, among other things, future expectations and projections regarding future developments, operations and financial condition. All forward-looking statements are based on management’s existing beliefs about present and future events outside of management’s control and on assumptions that may prove to be incorrect. If any underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or intended. We undertake no obligation to publicly update or revise any forward-looking statements to reflect actual results, changes in expectations or events or circumstances after the date of this Registration Statement on Form S-1 is filed.

Plan of Operations

We operate in a rapidly evolving and highly regulated industry that, as has been estimated by some, will exceed $30 billion in revenue by the year 2020. We have been and will continue to be aggressive in executing acquisitions and pursuing other opportunities that we believe will benefit us in the long-term.

Through our reporting segments, we provide products and services to the regulated cannabis industry, which include the following:

Security and Cash Transportation Services (“Security Segment”)

We provide advanced security, including on-site professionals and cash transport, to licensed cannabis cultivators and retail shops, under the business name IPG, and security services to non-cannabis customers in the hospitality business, such as hotels, under the business name Mile High Protection Services. The drop in wholesale prices in Colorado has negatively impacted security services in Colorado, as grow facilities and retailers seek cheaper alternatives or curtail services. We acquired Mile High in order to expand our Colorado security business into the non-cannabis space, as we believe that market provides an opportunity for growth. We have opened an IPG office in California, which recently legalized recreational cannabis in addition to previously legal medical marijuana.

In states that have recently legalized cannabis, whether medical, recreational or both, license applications require a security plan and, if approved, implementation of that security plan. Accordingly, we are assessing the opportunity to expand our security consulting business to assist companies with their application process and the subsequent implementation of compliant security services.

Marketing Consulting and Apparel (“Marketing Segment”)

Chiefton Design provides design, branding and marketing strategy consulting services to the cannabis industry. We assist clients in developing a comprehensive marketing strategy, as well as designing and sourcing client-specific apparel and products. We now have the capacity of a full service marketing agency. Chiefton Design also supports our other segments with marketing designs and apparel.

Chiefton’s apparel business, Chiefton Supply, strives to create innovative, unique t-shirts, hats, hoodies and accessories. Our apparel is sold through our on-line shop, cannabis retailers, and specialty t-shirt and gift shops. In August 2017, we added a separate managing director to focus solely on Chiefton Supply. We are planning a spring / summer line for 2018.

Operations Consulting and Products (“Operations Segment”)

Through Next Big Crop (“NBC”), we deliver comprehensive consulting services to the cannabis industry that include obtaining licenses, compliance, cultivation, retail operations, logistical support, facility design and construction, and expansion of existing operations. Our business plan for NBC correlates to future growth of the regulated cannabis market in the United States.

NBC oversees our wholesale equipment and supply business, operated under the name “GC Supply,” which provides turnkey sourcing and stocking services to cultivation, retail and infused products manufacturing facilities. Our products include infrastructure, equipment, consumables and compliance packaging.

Finance and Real Estate (“Finance Segment”)

Real Estate Leasing

Until December 29, 2017, we owned a cultivation property in a suburb of Pueblo, Colorado, consisting of approximately three acres of land, which currently includes a 5,000 square foot steel building and a parking lot. The property is zoned for cultivating cannabis and is leased to a medical cannabis grower until December 31, 2022. On December 19, 2017, the Company entered into an agreement to sell this property for $625,000 in cash, which closed on December 29, 2017.

Our real estate leasing business plan includes the potential future acquisition and leasing of cultivation space and related facilities to licensed marijuana growers and dispensary owners for their operations. Management anticipates that these facilities would range in size from 5,000 to 50,000 square feet. These facilities would only be leased to tenants that possess the requisite state licenses to operate cultivation facilities. The leases with the tenants would include certain requirements that permit us to continually evaluate our tenants’ compliance with applicable laws and regulations.

Shared Office Space, Networking and Event Services

In October 2014, we purchased a former retail bank located at 6565 East Evans Avenue, Denver, Colorado 80224, which has been branded as “The Greenhouse”. The building is a 16,056 square foot facility, which we use as our corporate headquarters.

The Greenhouse has approximately 10,000 square feet of existing office space and 5,000 square feet on its ground floor that is dedicated to a consumer banking design. We continue to assess the opportunity to lease shared workspace for entrepreneurs, professionals and others serving the cannabis industry. Clients would be able to lease office, meeting, lecture, educational and networking space, and individual workstations. We expect to continue the renovation of The Greenhouse in 2017.

We plan to continue to acquire commercial real estate and lease office space to participants in the cannabis industry. These participants may include media, internet, packaging, lighting, cultivation supplies and financial services-related companies. In exchange for certain services that may be provided to these tenants, we expect to receive rental income in the form of cash. In certain cases, we may acquire equity interests or provide debt capital to these businesses.

Industry Finance

Our industry finance strategy includes evaluating opportunities to make direct term loans or to provide revolving lines of credit to businesses involved in the cultivation and sale of cannabis and related products. These loans would generally be secured to the maximum extent permitted by law. We believe there is a significant demand for this type of financing. We are assessing other finance services including customized finance, capital formation and banking, for participants in the cannabis industry.

DB Arizona

DB Arizona produces and distributes cannabis-infused elixirs and edible products in Arizona. They previously were a licensee with a single national cannabis-infused product company, which also had significant control of operations. The relationship was terminated in September 2017.  DB Arizona is currently negotiating with several new cannabis-infused product companies to become their producer and distributor of products for the medical cannabis market in Arizona. If successful, we believe working with additional brands would allow DB Arizona to better control costs and potentially lead to increased revenues and operating cash flows. We believe the physical plant can be best utilized by contract manufacturing and distributing for multiple brands rather than a single partner. During this transition phase we anticipate investing additional funds for working capital.

Going Concern

The consolidated financial statements included elsewhere in this prospectus have been prepared on a going concern basis, which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. Our ability to continue as a going concern is dependent upon our ability to implement our business plan and generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management believes that actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for us to continue as a going concern. While we believe in the viability of our strategy to generate additional revenues and to raise additional funds, there can be no assurances to that effect. We continue to aggressively seek real estate, finance, consulting, security and wholesale opportunities with companies throughout Colorado and other regions that comply with state and local cannabis regulation.

We had an accumulated deficit of $45,001,858 and $49,227,055, respectively, at September 30, 2017 and December 31, 2016, and further losses are anticipated in the development of our business. Accordingly, there is substantial doubt about our ability to continue as a going concern. The consolidated financial statements included elsewhere in this prospectus do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Results of Operations

Nine months ended September 30, 2017 and September 30, 2016

The following tables set forth, for the periods indicated, condensed statements of operations data. The table and the discussion below should be read in conjunction with the accompanying condensed consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

Consolidated Results

	Nine months ended September 30,			Percent
	2017	2016	Change	Change
Revenues	$2,532,701	$2,204,434	$328,267	15%
Costs and expenses	(7,512,692)	(5,349,371)	(2,163,321)	40%
Other income (expense)	9,205,188	(13,826,860)	23,032,048	(167)%
Net income (loss)	$4,225,197	$(16,971,797)	$21,196,994	(125)%

Revenues

Revenues increased primarily due to an increase in revenue in our Operations Segment and Chiefton Design, offset by a decrease in revenue for our Security Segment and Chiefton Supply.

Costs and expenses

	Nine months ended September 30,			Percent
	2017	2016	Change	Change
Cost of service revenues	$1,757,241	$1,547,474	$209,767	14%
Cost of goods sold	240,577	112,649	127,928	114%
Selling, general and administrative	1,976,244	1,146,022	830,222	72%
Share-based expense	2,995,251	1,974,191	1,021,060	52%
Professional fees	454,591	276,706	177,885	64%
Depreciation and amortization	88,788	292,329	(203,541)	(70)%
	$7,512,692	$5,349,371	$2,163,321	40%

Cost of service revenues typically fluctuates with the changes in revenue for our Operations and Security Segments, while these costs are relatively fixed for our Marketing Segment. Cost of goods sold varies with changes in product sales, including an increase in products sold by our Operations Segment, which have smaller margins than apparel sold by our Marketing Segment.

Selling, general and administrative expense increased in 2017 primarily due to increases for (a) marketing and promotion; (b) premiums for liability, and directors and officers insurance; and (c) additional personnel added to our corporate and segment teams.

Share-based expense included the following:

	Nine months ended September 30,
	2017	2016
Employee Awards	$2,969,811	$1,574,906
Consulting Awards	25,440	151,385
Feinsod Agreement	—	192,800
DB Option Agreement warrants	—	55,100
	$2,995,251	$1,974,191

Employee awards are issued under our 2014 Equity Incentive Plan, which was approved by shareholders on June 26, 2015, and expense varies primarily due to the number of stock options granted. Consulting Awards are granted to third parties in lieu of cash for services provided. On August 4, 2014, pursuant to an agreement with Michael Feinsod (the “Feinsod Agreement”), our Board of Directors (the “Board”) appointed Mr. Feinsod Chairman of the Board and approved a compensatory agreement with Infinity Capital, LLC (“Infinity Capital”), an investment management company founded and controlled by him. Under the agreement, we issued 200,000 shares of our common stock in 2014 and committed to issuing an additional 150,000 shares in 2015 and 150,000 shares in 2016. The 200,000 shares were expensed immediately, while the additional shares were expensed ratably through their issue date. In March 2016, we extended the DB Option Agreement and issued 100,000 warrants for our common stock.

Professional fees consist primarily of accounting and legal expenses, and increased in 2017 due to our registration statements and general corporate matters.

Depreciation and amortization expense decreased because the intangibles from the IPG acquisition were fully impaired as of December 31, 2016, and are no longer being amortized.

Other (Income) Expense

	Nine months ended September 30,
	2017	2016
Amortization of debt discount	$1,134,432	$327,455
Interest expense	240,380	5,381,125
Loss on extinguishment of debt	—	2,086,280
Gain (loss) on derivative warrant liability	(10,580,000)	6,032,000
	$(9,205,188)	$13,826,860

Amortization of debt discount is higher in 2017 compared to 2016, because 2017 also includes amounts immediately expensed upon the exercise of 12% Warrants through the reduction of principal for the related $3,000,000 aggregate principal amount of 12% notes due September 21, 2018 (“12% Notes”). Interest expense is higher in 2016 compared to 2017 due to immediately expensing $5,189,000 of the fair value of the derivative warrant liability in September 2016. Loss on extinguishment of debt includes (a) $1,715,000 of the fair value of the derivative warrant liability associated with converting a portion of the 10% Notes and 14% Mortgage Note Payable into 12% Notes in September 2016, and (b) in June 2016 expensing warrants issued to extend the maturity date of the 10% Notes from April 2016 to January 2017. The (gain) loss on derivative warrant liability varies, primarily, due to changes in the fair value of our common stock. A (decrease) increase in the fair value of the derivative warrant liability, associated with the warrants issued with the 12% Notes in September 2016, results in a (gain) loss.

Results by Segment

Security and Cash Transportation Services

	Nine months ended September 30,			Percent
	2017	2016	Change	Change
Revenues	$1,322,509	$1,599,907	$(277,398)	(17)%
Costs and expenses	(1,615,694)	(1,604,932)	(10,762)	1%
	$(293,185)	$(5,025)	$(288,160)	5,735%

Revenues decreased in 2017 primarily from the loss of a significant customer due to the drop in wholesale cannabis prices in Colorado, partially offset in the third quarter of 2017 by organic growth and the acquisition of Mile High. Costs and expenses typically vary with changes in revenue, however, the increase in costs and expenses in the third quarter of 2017 compared to 2016, relates primarily to overtime and training time for guards as our customer base recovered from the decline experienced during the first six months of 2017. We are also incurring additional expenses in 2017 for our office in California and overhead from the Mile High acquisition.

Marketing, Consulting and Apparel

	Nine months ended September 30,			Percent
	2017	2016	Change	Change
Revenues	$163,216	$221,563	$(58,347)	(26)%
Costs and expenses	(381,439)	(216,433)	(164,996)	76%
	$(218,223)	$5,120	$(223,343)	(4,362)%

In 2017, we have been focusing on launching our design agency. This led to a drop in apparel sales and an increase in consulting revenue. Expenses for the design business during the first six months of 2017 were high, as we tried different approaches to establishing its operations, which negatively impacted costs and expenses. We believe we now have an efficient model for Chiefton Design, with manageable, moderate recurring expenses. In the third quarter of 2017, we added a new managing director to drive Chiefton Supply’s apparel business. We do not expect to see a corresponding increase in revenue until we launch our holiday and spring clothing lines.

Operations Consulting and Products

	Nine months ended September 30,			Percent
	2017	2016	Change	Change
Revenues	$947,725	$289,566	$658,159	227%
Costs and expenses	(1,018,655)	(439,389)	(579,266)	132%
	$(70,930)	$(149,823)	$78,893	(53)%

Revenues in 2017 increased primarily from (a) assisting companies submitting applications to acquire licenses in states that recently legalized cannabis; (b) adding a significant two year contract in July 2017 to manage the cannabis grow facility for a customer; and (c) 2017 product sales of approximately $210,000; offset by (d) the completion in the second quarter of 2017 of two small contracts to manage customer grow facilities. Costs and expenses increased in 2017 primarily due to hiring new consultants to meet current and expected future demand for services, as well as the cost of the products sold.

Finance and Real Estate

	Nine months ended September 30,			Percent
	2017	2016	Change	Change
Revenues	$99,251	$93,398	$5,853	6%
Costs and expenses	(37,113)	(36,731)	(382)	1%
Interest expense	—	(10,876)	10,876	(100)%
	$62,138	$45,791	$16,347	36%

Revenue from leasing our Pueblo facility remained steady between 2017 and 2016. Revenue fluctuates in 2017 compared to 2016, due to lease revenue for The Greenhouse. Revenues in 2017 also include interest income from our note receivable with DB Arizona. Interest expense represents the interest for the mortgage on our Pueblo facility, which was paid off in September 2016.

Years ended December 31, 2016 and December 31, 2015

The following tables set forth, for the periods indicated, statements of income data. The tables and the discussion below should be read in conjunction with the accompanying consolidated financial statements and the notes thereto appearing in Item 8 in this report.

Consolidated Results

	Year ended December 31,			Percent
	2016	2015	Change	Change
Revenues	$2,981,982	$1,762,978	$1,219,004	69%
Costs and expenses	(10,038,790)	(9,006,389)	(1,032,401)	11%
Other expense	(25,742,869)	(1,542,866)	(24,200,003)	1,569%
Net loss	$(32,799,677)	$(8,786,277)	$(24,013,400)	273%

Revenues

Revenues increased primarily due to generating a full year of revenue from IPG, NBC and Chiefton during the year ended December 31, 2016, compared to nine months, seven months and three months, respectively, during the year ended December 31, 2015.

Costs and expenses

	Year ended December 31,			Percent
	2016	2015	Change	Change
Cost of service revenues	$1,916,526	$1,307,821	$608,705	47%
Cost of goods sold	76,978	115,208	(38,230)	(33)%
Selling, general and administrative	2,040,532	1,433,359	607,173	42%
Share-based compensation	3,752,312	5,418,672	(1,666,360)	(31)%
Professional fees	513,985	448,501	65,484	15%
Depreciation and amortization	394,215	282,828	111,387	39%
Impairment of assets	1,344,242	—	1,344,242	N/A
	$10,038,790	$9,006,389	$1,032,401	11%

The cost of service revenues increase in 2016 compared to 2015, relates primarily to incurring a full year of expense for IPG in 2016 compared to nine months in 2015. The changes in cost of goods sold were due primarily to the Chiefton acquisition in September 2015, the relaunch of GC Supply in April 2016, and a write-off of inventory from our wholesale supply business in 2015 of $75,048.

Selling, general and administrative expense increased in 2016 compared to 2015, due primarily to incurring a full year of expense for IPG, NBC and Chiefton during the year ended December 31, 2016, compared to nine months, seven months and three months, respectively, during the year ended December 31, 2015.

Share-based compensation included the following:

	Year ended December 31,			Percent
	2016	2015	Change	Change
Feinsod Agreement – accrual	$192,800	$3,690,351	$(3,497,551)	(95)%
Consulting agreements	157,153	95,930	61,223	64%
Employee awards	3,347,259	1,632,391	1,714,868	105%
DB Option Agreement warrants	55,100	—	55,100	N/A
	$3,752,312	$5,418,672	$(1,666,360)	(31)%

On August 4, 2014, pursuant to the Feinsod Agreement, our Board of Directors appointed Feinsod Chairman of the Board and approved a compensatory agreement with Infinity Capital, an investment management company founded and controlled by him. Under the agreement, we issued 200,000 shares of our common stock in 2014 and committed to issuing an additional 150,000 shares in 2015 and 150,000 shares in 2016. The 200,000 shares were expensed immediately, while the additional shares are being expensed ratably through their issue date. Additionally, when our common stock was uplisted to the OTC Market’s OTCQB in May 2015, we issued 1,000,000 shares of our common stock to Infinity Capital and recorded expense of $2,966,500.

Employee awards are issued under our 2014 Equity Incentive Plan, which was approved by shareholders on June 26, 2015. In March 2016, we extended the DB Option Agreement and issued 100,000 warrants for our common stock to Infinity Capital.

Professional fees consist primarily of accounting and legal expenses. Legal fees are typically incurred for filing registration statements, acquisitions and other corporate matters. Accounting fees are incurred for outsourced accounting services, annual audits and quarterly reviews. Professional fees generally fluctuate depending on the timing of the delivery of service.

Depreciation and amortization expense increased due to the amortization of the intangibles from the IPG and Chiefton acquisitions. Impairment expense represents the impairment of the intangible assets and goodwill related to IPG.

Other Expense	Year ended December 31,			Percent
	2016	2015	Change	Change
Amortization of debt discount and deferred financing costs	$812,505	$1,452,831	$(640,326)	(44)%
Interest expense	5,476,084	300,669	5,175,415	1,721%
Loss on extinguishment of debt	2,170,280	–	2,170,280	N/A
Net loss (gain) on derivative liability	17,284,000	(210,634)	17,494,634	N/A
	$25,742,869	$1,542,866	$24,200,003	1,569%

Amortization of debt discount and deferred financing costs are lower in 2016 compared to 2015, due to (a) the settlement of certain 12% convertible notes (which automatically converted in their entirety into our common stock) (the “12% Convertible Notes”) in December 2015; (b) the write-off of the deferred financing costs for the financing with Full Circle Capital Corporation in 2015; and (c) additional borrowings in 2015 under the 10% convertible notes payable, which were fully amortized in April 2016. Interest expense is higher in 2016 compared to 2015 due to (a) immediately expensing $5,189,000 of the fair value of the derivative warrant liability in September 2016; offset by (b) the settlement of the 12% Convertible Notes in December 2015. Loss on extinguishment of debt includes (a) $1,715,000 of the fair value of the derivative warrant liability associated with converting a portion of the 10% Notes and 14% mortgage note on the Greenhouse (the “14% Mortgage Note Payable”) into 12% Notes in September 2016, and (b) in June 2016 expensing warrants issued to extend the maturity date of the 10% Notes from April 2016 to January 2017. The net loss (gain) on derivative liability relates to (a) in 2016, the change in fair value of the warrants issued with the 12% Notes from September 2016; and (b) in 2015, the Full Circle warrants that generated a derivative liability were fully exercised in May 2015.

Results by Segment

Security and Cash Transportation Services

We launched our Security segment with the IPG acquisition on March 26, 2015.

	Year ended December 31, 2016	March 26, 2015 through December 31, 2015	Change	Percent Change
Revenues	$2,232,915	$1,490,832	$742,083	50%
Costs and expenses	(2,253,194)	(1,611,201)	(641,993)	40%
	$(20,279)	$(120,369)	$100,090	(83)%

The changes in 2016 compared to 2015 are due to (a) a full year of operations in 2016 compared to nine months in 2015 and (b) organic growth in revenue and the related cost of providing services.

Marketing Consulting and Apparel	Year ended December 31,			Percent
	2016	2015	Change	Change
Revenues	$188,594	$26,420	$162,174	614%
Costs and expenses	(387,330)	(43,716)	(343,614)	786%
	$(198,736)	$(17,296)	$(181,440)	1,049%

The changes in 2016 compared to 2015 are due to (a) a full year of operations in 2016 compared to three months in 2015, (b) expanding the focus of Chiefton from primarily apparel to include marketing consulting and design, which contributed approximately 69% of segment revenue in 2016, and (c) adding personnel in 2016 to provide for future growth.

Operations Consulting and Products	Year ended December 31,			Percent
	2016	2015	Change	Change
Revenues	$432,046	$144,944	$287,102	198%
Costs and expenses	(555,892)	(367,358)	(188,534)	51%
	$(123,846)	$(222,414)	$95,568	(44)%

The changes in 2016 compared to 2015 are due to (a) a full year of NBC operations in 2016 compared to seven months in 2015, (b) relaunching GC Supply within NBC in April 2016, (c) adding consulting personnel in 2016 to provide for future growth, and (d) terminating our old wholesale supply business in 2015, which had a net loss of approximately $171,000 in 2015.

Finance and Real Estate	Year ended December 31,			Percent
	2016	2015	Change	Change
Revenues	$128,427	$100,782	$27,645	27%
Costs and expenses	(32,143)	(32,051)	(92)	–%
Interest expense	(8,669)	(12,587)	3,918	(31)%
	$87,615	$56,144	$31,471	56%

Revenues from leasing our Pueblo facility remained steady between 2016 and 2015. Revenues fluctuate in 2016 compared to 2015, due to lease revenue for The Greenhouse. Costs and expenses remained steady. Interest expense represents the interest for the mortgage on our Pueblo facility, which was paid off in August 2016.

Non-GAAP Financial Measures

We believe that the inclusion of the following non-GAAP financial measures in this prospectus can provide a useful measure for period-to-period comparisons of our core business and useful information to investors and others in understanding and evaluating our operating results. However, non-GAAP financial measures are not a measure calculated in accordance with United States generally accepted accounting principles, or GAAP, and should not be considered an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently than we do.

For the non-GAAP Adjusted EBITDA (Earnings (loss) Before Interest, Taxes, Depreciation and Amortization) per share-basic and diluted measures presented below, we have provided (1) the most directly comparable GAAP measure; (2) a reconciliation of the differences between the non-GAAP measure and the most directly comparable GAAP measure; (3) an explanation of why our management believes this non-GAAP measure provides useful information to investors; and (4) additional purposes for which we use this non-GAAP measure.

	Nine months ended September 30,		Year ended December 31,
	2017	2016	2016	2015
Net loss	$4,225,197	$(16,971,797)	$(32,799,677)	$(8,786,277)
Adjustments:
Share-based expense	2,995,251	1,974,191	3,752,312	5,418,672
Depreciation and amortization	88,788	292,329	394,215	282,828
Impairment	—	—	1,344,242	—
Inventory lower of cost or market adjustment	—	—	—	75,048
Amortization of debt discount and debt financing costs	1,134,432	327,455	812,505	1,452,831
Interest expense	240,380	5,381,125	5,476,084	300,669
Loss on extinguishment of debt	—	2,086,280	2,170,280	—
(Gain) loss on derivative liability	(10,580,000)	6,032,000	17,284,000	(210,634)
Total adjustments	(6,121,149)	16,093,380	31,233,638	7,319,414
Adjusted EBITDA	$(1,895,952)	$(878,417)	$(1,566,039)	$(1,466,863)

Per share:
Net income (loss) – Basic	$0.21	$(1.11)	$(2.13)	$(0.63)
Net income (loss) – Diluted	(0.21)	(1.11)	(2.13)	(0.63)
Adjusted EBITDA– Basic and Diluted	(0.11)	(0.06)	(0.10)	(0.11)

Weighted-average shares outstanding:
Net income (loss) – Basic	19,883,329	15,270,968	15,424,551	14,017,095
Net income (loss) – Basic	29,624,188	15,270,968	15,424,551	14,017,095
Adjusted EBITDA– Basic and Diluted	17,175,653	15,323,166	15,215,615	13,291,615

We believe that the disclosure of Adjusted EBITDA per share-basic and diluted provides investors with a better comparison of our period-to-period operating results. We exclude the effects of certain items from net loss per share-basic and diluted when we evaluate key measures of our performance internally, and in assessing the impact of known trends and uncertainties on our business. We also believe that excluding the effects of these items provides a more balanced view of the underlying dynamics of our business. Adjusted EBITDA per share-diluted excludes the impacts of interest expense, tax expense, depreciation and amortization, gain (loss) on its derivative liability, and share-based compensation. Weighted average number of common shares outstanding - basic and diluted (adjusted) excludes the impact of shares issued in connection with share-based compensation.

Liquidity and Capital Resources

Our sources of liquidity include cash generated from operations, debt and, potentially, the issuance of common stock or other equity-based instruments. We anticipate our more significant uses of resources will include funding operations, developing infrastructure, as well as potential business and real property acquisitions.

On September 21, 2016, we entered into a promissory note and warrant purchase agreement, pursuant to which we issued $3,000,000 aggregate principal amount of 12% notes due September 21, 2018 (the “12% Notes”) to such selling stockholders in a private placement. Subject to the terms and conditions of the agreement, each investor was also granted fully-vested warrants to purchase shares of our common stock in an amount equal to their note principal multiplied by three, resulting in the issuance of warrants to purchase 9,000,000 shares of our common stock, with an exercise period of three years. We received $2,450,000 cash for issuing the 12% Notes, and $300,000 of our 10% Notes and $250,000 of the 14% Mortgage Note Payable were converted into 12% Notes. We used the proceeds from the sale of the 12% Notes to retire all of our other long-term debt, which amounted to $912,189. The remaining proceeds from the 12% Notes (approximately $1,400,000) were made available for general working capital purposes and acquisitions. On January 3, 2018, we paid off the remaining outstanding balance of $1,621,250 on the 12% Notes.

On October 9, 2017, we entered into a securities purchase agreement with several non-affiliated accredited investors in a private placement, pursuant to which for $1.00 we sold one share of our common stock and one warrant to purchase one share of our common stock, at an exercise price of $0.50 per share with a two year life (together, the “2017 Units”). As of the date of this prospectus, we have issued and sold 4,000,000 2017 Units. In consideration for issuing the 2017 Units, we received $3,750,000 in cash and extinguished $250,000 of 12% Notes.

Cash and cash equivalents, and cash flows

We had cash of $252,538 and $773,795, respectively, as of September 30, 2017 and December 31, 2016. Our cash flows from operating, investing and financing activities were as follow:

	Nine months ended September 30,
	2017	2016
Net cash used in operating activities	$(2,124,013)	$(1,062,683)
Net cash used in investing activities	(171,425)	(11,615)
Net cash provided by financing activities	1,774,181	2,080,193

Net cash used in operating activities increased in 2017 by $1,061,330 compared to 2016, primarily due to a larger operating loss. We have added personnel to our Security, Operations and Marketing Segments in advance of growth opportunities. We also continue to add personnel to our corporate infrastructure and expanded our corporate marketing efforts. Where possible, we continue to use non-cash equity-based instruments to obtain consulting services and compensate employees.

Net cash used in investing activities in 2017 relates primarily to our loan to DB Arizona and our purchase of GC Finance Arizona.

Net cash provided by financing activities in 2017 was from the exercise of warrants and stock options, and the sale of common stock. In 2016, we borrowed $437,500 from Infinity Capital and $2,500,000 from non-affiliates.

Operating and capital expenditure requirements

We had no material commitments for capital expenditures as of September 30, 2017. Part of our growth strategy, however, is to acquire businesses and real estate. We also plan to continue the renovation of The Greenhouse in 2018. We would fund such acquisitions through available cash, issuance of additional debt, common stock, or a combination thereof.

Off-balance Sheet Arrangements

We currently have no off-balance sheet arrangements that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the amounts of revenues and expenses.  Critical accounting policies are those that require the application of management’s most difficult, subjective or complex judgments, often because of the need to make estimates about the effect of matters that are inherently uncertain and that may change in subsequent periods.  In applying these critical accounting policies, our management uses its judgment to determine the appropriate assumptions to be used in making certain estimates.  Actual results may differ from these estimates.

We define critical accounting policies as those that are reflective of significant judgments and uncertainties and which may potentially result in materially different results under different assumptions and conditions.  In applying these critical accounting policies, our management uses its judgment to determine the appropriate assumptions to be used in making certain estimates.  These estimates are subject to an inherent degree of uncertainty.

Purchase Accounting for Acquisitions

Acquisition of a business requires companies to record assets acquired and liabilities assumed at their respective fair market values at the date of acquisition.  Any amount of the purchase price paid that is in excess of the estimated fair value of the net assets acquired is recorded as goodwill.  We determine fair value using widely accepted valuation techniques, primarily discounted cash flows and market multiple analyses.  These types of analyses require us to make assumptions and estimates regarding industry and economic factors, the profitability of future business strategies, discount rates and cash flow.  If actual results are not consistent with our assumptions and estimates, or our assumptions and estimates change due to new information, we may be exposed to an impairment charge in the future.

Impairment of Long-lived Assets

We periodically evaluate whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable.  The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value.

Our impairment analyses require management to apply judgment in estimating future cash flows as well as asset fair values, including forecasting useful lives of the assets, assessing the probability of different outcomes, and selecting the discount rate that reflects the risk inherent in future cash flows. If the carrying value is not recoverable, we assess the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models.  If actual results are not consistent with our assumptions and estimates, or our assumptions and estimates change due to new information, we may be exposed to an impairment charge in the future.

Impairment of Goodwill

We evaluate goodwill for impairment annually in the fourth quarter, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying amount.

We determine fair value using widely accepted valuation techniques, namely discounted cash flow and market multiple analyses. These techniques are also used when assigning the purchase price to acquired assets and liabilities. These types of analyses require us to make assumptions and estimates regarding industry and economic factors and the profitability of future business strategies. It is our policy to conduct impairment testing based on our current business strategy in light of present industry and economic conditions, as well as future expectations.  If actual results are not consistent with our assumptions and estimates, or our assumptions and estimates change due to new information, we may be exposed to an impairment charge in the future.

Contingent Liabilities

We accrue a loss for contingencies if it is probable that an asset has been impaired or a liability has been incurred, and when the amount of loss can be reasonably estimable. When no accrual is made because one or both of these conditions does not exist, we disclose the contingency if there is at least a reasonable possibility that a loss may be incurred. We estimate contingent liabilities based on the best information we have available at the time. If we have a range of possible outcomes, we accrue the low end of the range.

Debt with Equity-linked Features

We issue debt that may have separate warrants, conversion features, or no equity-linked attributes.

When we issue debt with warrants, we determine the value of the warrants using the Black-Scholes Option Pricing Model (“Black-Scholes”) or the Binomial Model, using the stock price on the date of issuance, the risk-free interest rate associated with the life of the debt, and the estimated volatility of our stock.

When we issue debt with a conversion feature, we must first assess whether the conversion feature meets the requirements to be treated as a derivative.  If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the convertible debt derivative using Black-Scholes upon the date of issuance, using the stock price on the date of issuance, the risk free interest rate associated with the life of the debt, and the estimated volatility of our stock.  If the conversion feature is not treated as a derivative, we assess whether it is a beneficial conversion feature (“BCF”).  A BCF exists if the conversion price of the convertible debt instrument is less than the stock price on the commitment date.  This typically occurs when the conversion price is less than the fair value of the stock on the date the instrument was issued.  The value of a BCF is equal to the intrinsic value of the feature, the difference between the conversion price and the common stock into which it is convertible.

Equity-based Payments

We estimate the fair value of equity-based instruments issued to employees or to third parties for services or goods using Black-Scholes, which requires us to estimate the volatility of our stock and forfeiture rate.

BUSINESS

Corporate History

General Cannabis Corp, a Colorado corporation, was incorporated on June 3, 2013. Our predecessor company, Promap Corporation (“Promap”), a Colorado corporation, was incorporated on November 12, 1987. Promap previously operated an oil and gas mapping business, and most of its sales were to a company controlled by its former chief executive officer. On August 14, 2013, Promap acquired 94% of the issued and outstanding shares of Advanced Cannabis Solutions, Inc. (“ACSI”), a private Colorado corporation, in exchange for 12,400,000 shares of its common stock. Following the acquisition, our core business became the provision of sophisticated services and solutions to the regulated cannabis industry throughout the United States.

On November 9, 2013, Promap acquired the remaining 6% of the share capital of ACSI. On October 1, 2013, Promap changed its name from Promap Corporation to Advanced Cannabis Solutions, Inc. On December 31, 2013, the oil and gas mapping business was sold to our former chief executive officer in consideration of his agreement to assume all liabilities associated with such business. On June 17, 2015, we changed our name from Advanced Cannabis Solutions, Inc. to General Cannabis Corp.

On March 26, 2015, we acquired substantially all of the assets of Iron Protection Group, LLC, a Colorado limited liability company, doing business as “Iron Protection Group” or “IPG.”  In May 2015, we relaunched our consulting business under the tradename “Next Big Crop” by hiring individuals with expertise in the cannabis consulting industry.  On September 25, 2015, we acquired substantially all of the assets of Chiefton Supply Co., a Colorado corporation, doing business as “Chiefton.”  On August 18, 2017, we acquired the tradename, workforce, customer contracts and other intangible assets of Mile High Protection Services, LLC, a Colorado limited liability company.

Nature of Operations

We operate in a rapidly evolving and highly regulated industry that, as has been estimated by some, will exceed $30 billion in revenue by the year 2020. We have been and will continue to be aggressive in executing acquisitions and pursuing other opportunities that we believe will benefit us in the long-term.

Through our reporting segments (Security, Marketing, Operations and Finance), we provide products and services to the regulated cannabis industry, which include the following:

Security and Cash Transportation Services (“Security Segment”)

We provide advanced security, including on-site professionals and cash transport, to licensed cannabis cultivators and retail shops, under the business name IPG, and security services to non-cannabis customers in the hospitality business, such as hotels, under the business name Mile High Protection Services.  The drop in wholesale prices in Colorado has negatively impacted security services in Colorado, as grow facilities and retailers seek cheaper alternatives or curtail services.  We acquired Mile High in order to expand our Colorado security business into the non-cannabis space, as we believe that market provides an opportunity for growth.  We have opened an IPG office in California, which recently legalized recreational cannabis in addition to previously legal medical marijuana.

In states that have recently legalized cannabis, whether medical, recreational or both, license applications require a security plan and, if approved, implementation of that security plan.  Accordingly, we are assessing the opportunity to expand our security consulting business to assist companies with their application process and the subsequent implementation of compliant security services.

Marketing Consulting and Apparel (“Marketing Segment”)

Chiefton Design provides design, branding and marketing strategy consulting services to the cannabis industry.  We assist clients in developing a comprehensive marketing strategy, as well as designing and sourcing client-specific apparel and products.  We now have the capacity of a full service marketing agency. Chiefton Design also supports our other segments with marketing designs and apparel.

Chiefton’s apparel business, Chiefton Supply, strives to create innovative, unique t-shirts, hats, hoodies and accessories. Our apparel is sold through our on-line shop, cannabis retailers, and specialty t-shirt and gift shops. In August 2017, we added a separate managing director to focus solely on Chiefton Supply. We are planning a spring / summer line for 2018.

Operations Consulting and Products (“Operations Segment”)

Through NBC, we deliver comprehensive consulting services to the cannabis industry that include obtaining licenses, compliance, cultivation, retail operations, logistical support, facility design and construction, and expansion of existing operations. Our business plan for NBC is based on the future growth of the regulated cannabis market in the United States.

NBC oversees our wholesale equipment and supply business, operated under the name “GC Supply,” which provides turnkey sourcing and stocking services to cultivation, retail and infused products manufacturing facilities. Our products include infrastructure, equipment, consumables and compliance packaging.

Finance and Real Estate (“Finance Segment”)

Real Estate Leasing

Until December 29, 2017, we owned a cultivation property in a suburb of Pueblo, Colorado, consisting of approximately three acres of land, which currently includes a 5,000 square foot steel building and a parking lot. The property is zoned for cultivating cannabis and is leased to a medical cannabis grower until December 31, 2022. All costs associated with this facility are included in our Finance and Real Estate segment. On December 19, 2017, the Company entered into an agreement to sell this property for $625,000 in cash, which closed on December 29, 2017.

Our real estate leasing business plan includes the potential future acquisition and leasing of cultivation space and related facilities to licensed marijuana growers and dispensary owners for their operations. Management anticipates that these facilities would range in size from 5,000 to 50,000 square feet. These facilities would only be leased to tenants that possess the requisite state licenses to operate cultivation facilities. The leases with the tenants would include certain requirements that permit us to continually evaluate our tenants’ compliance with applicable laws and regulations.

Shared Office Space, Networking and Event Services

In October 2014, we purchased a former retail bank located at 6565 East Evans Avenue, Denver, Colorado 80224, which has been branded as “The Greenhouse”. The building is a 16,056 square foot facility, which we use as our corporate headquarters.

The Greenhouse has approximately 10,000 square feet of existing office space and 5,000 square feet on its ground floor that is dedicated to a consumer banking design. We continue to assess the opportunity to lease shared workspace for entrepreneurs, professionals and others serving the cannabis industry. Clients would be able to lease space to use as offices, meeting rooms, lecture, educational and networking facilities, and individual workstations. We expect to continue the renovation of The Greenhouse in 2017.

We plan to continue to acquire commercial real estate and lease office space to participants in the cannabis industry. These participants may include media, internet, packaging, lighting, cultivation supplies, and financial services-related companies. In exchange for certain services that may be provided to these tenants, we expect to receive rental income in the form of cash. In certain cases, we may acquire equity interests or provide debt capital to these businesses.

Industry Finance

Our industry finance strategy includes evaluating opportunities to make direct term loans or to provide revolving lines of credit to businesses involved in the cultivation and sale of cannabis and related products. These loans would generally be secured to the maximum extent permitted by law. We believe there is a significant demand for this type of financing. We are assessing other finance services including customized finance, capital formation, and banking, for participants in the cannabis industry.

DB Arizona

DB Arizona produces and distributes cannabis-infused elixirs and edible products in Arizona. They previously were a licensee with a single national cannabis-infused product company, which also had significant control of operations. The relationship was terminated in September 2017.  DB Arizona is currently negotiating with several new cannabis-infused product companies to become their producer and distributor of products for the medical cannabis market in Arizona. If successful, we believe working with additional brands would allow DB Arizona to better control costs and potentially lead to increased revenues and operating cash flows. We believe the physical plant can be best utilized by contract manufacturing and distributing for multiple brands rather than a single partner. During this transition phase we anticipate investing additional funds for working capital.

Competition

Overall, we believe we have a competitive advantage by providing a range of goods and services to the cannabis industry. This allows us to provide integrated solutions to our customers, as well as sell additional goods and services to customers of a single segment. There is no aspect of our business, however, that is protected by patents or copyrights. As a result, our competitors could duplicate our business model with little effort.

Security and Cash Transportation Services. IPG faces competition from national security and cash transportation firms, as well as local agencies that provide general or cannabis-specific security services. We endeavor to establish a competitive advantage through our hiring practices, training and supervision to ensure we provide qualified, reliable service. The market for these services, however, is driven primarily by pricing.

Marketing Consulting and Apparel. Our apparel line competes with local and national cannabis-oriented clothing sellers, as well as non- cannabis-related clothing. Our marketing services compete with local and national marketing agencies, which may or may not have a focus in the cannabis industry.

Operations Consulting and Products. There are a limited number of competitors that provide the full range of services that NBC delivers. However, each individual service we provide has competition from experts in individual, specific fields. For example, attorneys may assist with license procurement and compliance. There are numerous firms that specialize in traditional greenhouse and cultivation consulting, as well as companies that provide operations services. As the cannabis industry grows, these competitors may develop further expertise and expand their focus on the cannabis industry.

Finance and Real Estate. In February 2014, the Treasury Department issued guidelines for financial institutions dealing with cannabis- related businesses, (see “—Government and Industry Regulation—FinCEN”). Many banks and traditional financial institutions refuse to provide financial services to cannabis-related business. We plan to provide finance and leasing solutions to market participants using the FinCEN guidelines as a primary guide for compliance with federal law. However, with the growth of the cannabis industry, there has been growth in alternative financing and banking resources. Many of these alternative sources have more capital and resources than we have.

Government and Industry Regulation

Cannabis is currently a Schedule I controlled substance under the CSA and is, therefore, illegal under federal law. Even in those states in which the use of cannabis has been legalized pursuant to state law, its use, possession or cultivation remains a violation of federal law. A Schedule I controlled substance is defined as one that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The U.S. Department of Justice (the “DOJ”) defines Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the CSA in Colorado with respect to cannabis, persons that are charged with distributing, possessing with intent to distribute or growing cannabis could be subject to fines and/or terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

Notwithstanding the CSA, as of the date of this prospectus, 28 U.S. states, the District of Columbia and the U.S. territories of Guam and Puerto Rico allow their residents to use medical cannabis. Voters in the states of Alaska, California, Colorado, Maine, Massachusetts, Nevada, Oregon and Washington have approved ballot measures to legalize cannabis for adult recreational use. Such state and territorial laws are in conflict with the federal CSA, which makes cannabis use and possession illegal at the federal level.

In light of such conflict between federal laws and state laws regarding cannabis, the previous administration under President Obama had effectively stated that it was not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical cannabis. For example, the prior DOJ Deputy Attorney General of the Obama administration, James M. Cole, issued a memorandum (the “Cole Memo”) to all United States Attorneys providing updated guidance to federal prosecutors concerning cannabis enforcement under the CSA (see “—The Cole Memo”). In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines (the “FinCEN Guidelines”) on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”) obligations (see “—FinCEN”).

Additional existing and pending legislation provides, or seeks to provide, protection to persons acting in violation of federal law but in compliance with state laws regarding cannabis. The Rohrabacher-Farr Amendment to the Commerce, Justice, Science and Related Agencies Appropriations Bill, which funds the DOJ, prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. The Rohrabacher-Farr Amendment is currently effective through January 19, 2018 but as an amendment to an appropriations bill, it must be renewed annually. The Compassionate Access Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) has been introduced in the U.S. Senate, which proposes to reclassify cannabis under the CSA to Schedule II, thereby changing the plant from a federally criminalized substance to one that has recognized medical uses. More recently, the Respect State Marijuana Laws Act of 2017 has been introduced in the U.S. House of Representatives, which proposes to exclude persons who produce, possess, distribute, dispense, administer or deliver marijuana in compliance with state laws from the regulatory controls and administrative, civil and criminal penalties of the CSA.

These developments previously were met with a certain amount of optimism in the cannabis industry, but (i) neither the CARERS Act nor the Respect State Marijuana Laws Act of 2017 have yet been adopted, and (ii) the Rohrabacher-Farr Amendment, being an amendment to an appropriations bill that must be renewed annually, has not currently been renewed beyond January 19, 2018.

Furthermore, on January 4, 2018, the U.S. Attorney General, Jeff Sessions, issued the Sessions Memo stating that the Cole Memo was rescinded effectively immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” Mr. Sessions went on to state in the memorandum that given the Justice Department’s well-established general principles, “previous nationwide guidance specific to marijuana is unnecessary and is rescinded, effective immediately.”

In response to the Sessions Memo, U.S. Attorney Bob Troy for the District of Colorado, the state in which our principal business operations are presently located, issued a statement on January 4, 2018, stating that the United States Attorney’s Office in Colorado is already guided by the well-established principles referenced in the Sessions Memo, “focusing in particular on identifying and prosecuting those who create the greatest safety threats to our communities around the state. We will, consistent with the Attorney General’s latest guidance, continue to take this approach in all of our work with our law enforcement partners throughout Colorado.”

It is unclear at this time whether the Sessions Memo indicates that the Trump administration will strongly enforce the federal laws applicable to cannabis or what types of activities will be targeted for enforcement. However, a significant change in the federal government’s enforcement policy with respect to current federal laws applicable to cannabis could cause significant financial damage to us. While we do not currently harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement policies of the federal government depending on the nature of such change. As of the date of this prospectus, we have provided products and services to state-approved cannabis cultivators and dispensary facilities. As a result, we could be deemed to be aiding and abetting illegal activities, a violation of federal law.

The Cole Memo

Because of the discrepancy between the laws in some states, which permit the distribution and sale of medical and recreational cannabis, from federal law that prohibits any such activities, DOJ Deputy Attorney General James M. Cole issued the Cole Memo concerning cannabis enforcement under the CSA. The Cole Memo guidance applies to all of the DOJ’s federal enforcement activity, including civil enforcement and criminal investigations and prosecutions, concerning cannabis in all states.

The Cole Memo reiterates Congress’s determination that cannabis is a dangerous drug and that the illegal distribution and sale of cannabis is a serious crime that provides a significant source of revenue to large-scale criminal enterprises, gangs, and cartels. The Cole Memo notes that the DOJ is committed to enforcement of the CSA consistent with those determinations. It also notes that the DOJ is committed to using its investigative and prosecutorial resources to address the most significant threats in the most effective, consistent, and rational way. In furtherance of those objectives, the Cole Memo provides guidance to DOJ attorneys and law enforcement to focus their enforcement resources on persons or organizations whose conduct interferes with any one or more of the following important priorities (the “Enforcement Priorities”) in preventing:

•

the distribution of cannabis to minors;

•

revenue from the sale of cannabis from going to criminal enterprises, gangs and cartels;

•

the diversion of cannabis from states where it is legal under state law in some for to other states;

•

state-authorized cannabis activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;

•

violence and the use of firearms in the cultivation and distribution of cannabis;

•

drugged driving and the exacerbation of other adverse public health consequences associated with cannabis use;

•

the growing of cannabis on public lands and the attendant public safety and environmental dangers posed by cannabis production on public lands; and

•

cannabis possession or use on federal property.

Although the Sessions Memo has rescinded the Cole Memo and it is unclear at this time what the ultimate impact of that rescission will have on our business, if any, we intend to continue to conduct rigorous due diligence to verify the legality of all activities that we engage in and ensure that our activities do not interfere with any of the Enforcement Priorities set forth in the Cole Memo.

FinCEN

FinCEN provided guidance regarding how financial institutions can provide services to cannabis-related businesses consistent with their BSA obligations. For purposes of the FinCEN guidelines, a “financial institution” includes any person doing business in one or more of the following capacities:

•

bank (except bank credit card systems);

•

broker or dealer in securities;

•

money services business;

•

telegraph company;

•

card club; and

•

a person subject to supervision by any state or federal bank supervisory authority.

In general, the decision to open, close, or refuse any particular account or relationship should be made by each financial institution based on a number of factors specific to that institution. These factors may include its particular business objectives, an evaluation of the risks associated with offering a particular product or service, and its capacity to manage those risks effectively. Thorough customer due diligence is a critical aspect of making this assessment.

In assessing the risk of providing services to a cannabis-related business, a financial institution should conduct customer due diligence that includes: (i) verifying with the appropriate state authorities whether the business is duly licensed and registered; (ii) reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its cannabis-related business; (iii) requesting from state licensing and enforcement authorities available information about the business and related parties; (iv) developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus recreational customers); (v) ongoing monitoring of publicly available sources for adverse information about the business and related parties; (vi) ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and (vii) refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk. With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

As part of its customer due diligence, a financial institution should consider whether a cannabis-related business implicates one of the Cole Memo Enforcement Priorities or violates state law. This is a particularly important factor for a financial institution to consider when assessing the risk of providing financial services to a cannabis-related business. Considering this factor also enables the financial institution to provide information in BSA reports pertinent to law enforcement’s priorities. A financial institution that decides to provide financial services to a cannabis-related business would be required to file suspicious activity reports. It is unclear at this time what impact the Sessions Memo will have on customer due diligence by a financial institution.

While we believe we do not qualify as a financial institution in the United States, we cannot be certain that we do not fall under the scope of the FinCEN guidelines. We plan to use the FinCEN Guidelines, as may be amended, as a basis for assessing our relationships with potential tenants, clients and customers. As such, as we engage in financing activities, we intend to adhere to the guidance of FinCEN in conducting and monitoring our financial transactions. Because this area of the law is uncertain and is expected to evolve rapidly, we believe that FinCEN’s guidelines will help us best operate in a prudent, reasonable and acceptable manner. There is no assurance, however, that our activities will not violate some aspect of the CSA. If we are found to violate the federal statute or any other in connection with our activities, our company could face serious criminal and civil sanctions.

Moreover, since the use of cannabis is illegal under federal law, we may have difficulty acquiring or maintaining bank accounts and insurance, and our stockholders may find it difficult to deposit their stock with brokerage firms.

Licensing and Local Regulations

Where applicable, we will apply for state licenses that are necessary to conduct our business in compliance with local laws. Our subsidiary, ACS Corp., has been registered with Colorado’s Marijuana Enforcement Division (the “MED”) as an approved vendor since September 8, 2014. GCS, another subsidiary, has been registered as a MED approved vendor since March 11, 2015.

Local laws at the city, county and municipal level add an additional layer of complexity to legalized cannabis. Despite a state’s adoption of legislation legalizing cannabis, cities, counties and municipalities within the state may have the ability to otherwise restrict cannabis activities, including but not limited to cultivation, retail or consumption.

Zoning sets forth the approved use of land in any given city, county or municipality. Zoning is set by local governments or local voter referendum, and may otherwise be restricted by state laws. For example, under certain state laws a seller of liquor may not be allowed to operate within 1,000 feet of a school. There may be similar restrictions imposed on cannabis operators, which will restrict where cannabis operations may be located and the manner and size to which they can grow and operate. Zoning can be subject to change or withdrawal, and properties can be re-zoned. The zoning of our properties will have a direct impact on our business operations.

Legal Proceedings

We are not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to the business.

Properties

As of the date of this prospectus, we owned the following properties:

Property Name	Location	Description
Pueblo West Property	152 Industrial Blvd. Pueblo West, CO 81007

Located in a suburb of Pueblo, Colorado, the property consists of approximately three acres of land, which includes a 5,000 square-foot steel building, and parking lot. This property is currently used by our Finance Segment.  The property is zoned for cultivating cannabis and is leased to a medical cannabis cultivator until December 31, 2022. This property is collateral for the $1,370,126 note to Infinity Capital due September 21, 2018 (the “Infinity Note”). On December 19, 2017, the Company entered into an agreement to sell this property for $625,000 in cash, which closed on December 29, 2017.

The Greenhouse	6565 E. Evans Ave. Denver, CO 80224

Currently used as our corporate headquarters, we plan to continue renovations in 2018 to create a multi-tenant office building that will, among other things, provide shared workspace environment purely dedicated to participants serving the cannabis industry to drive revenue in our Finance Segment. This property is collateral for the Infinity Note.

Employees

As of November 30, 2016, we had 105 full-time employees and 1 part-time employee.

MANAGEMENT

Our current officers and directors are listed below. Directors are generally elected at an annual stockholders’ meeting and hold office until the next annual stockholders’ meeting, or until their successors are elected and qualified. Executive officers are elected by directors and serve at the Board’s discretion.

Name	Age	Position
Michael Feinsod	46	Chairman of Board and Director
Robert L. Frichtel	54	Chief Executive Officer and Director
Brian Andrews	54	Chief Financial Officer and Principal Financial and Accounting Officer
Peter Boockvar	48	Director
Duncan Levin	42	Director
Mark Green	43	Director
Shelly Whitson	44	Chief Administrative Officer

Directors currently hold office for one year or until the earlier of their death, resignation, removal or until their successors have been duly elected and qualified. There are no family relationships among our directors. Our bylaws provide that the number of members of the Board may be changed from time to time by resolutions adopted by the Board and/or the stockholders. There are no family relationships among any of our officers or directors.

Michael Feinsod was appointed a director and elected Chairman of the Board on August 4, 2014. Mr. Feinsod is the Managing Member of Infinity Capital, LLC, an investment management company he founded in 1999. Since January 2014, Mr. Feinsod has been an investor in the cannabis industry. Mr. Feinsod was a director of The Kingstone Companies, Inc. from 2008 through June 2015. From 2006 through 2013, he served in various executive positions at Ameritrans Capital Corporation, a business development company. Mr. Feinsod served as a director of Ameritrans from December 2005 until July 2013 and served as a director of its subsidiary, Elk Associates Funding Corporation, from December 2005 until April 2013. In April 2013, in connection with a settlement agreement, the United States Small Business Administration was appointed as the receiver of Elk Associates Funding Corporation. Mr. Feinsod served as an investment analyst and portfolio manager at Mark Boyar & Company, Inc. He is admitted to practice law in New York and served as an associate in the Corporate Law Department of Paul, Hastings, Janofsky & Walker LLP. Mr. Feinsod holds a J.D. from Fordham University School of Law and a B.A. from George Washington University. We believe that Mr. Feinsod’s corporate finance, legal and executive-level experience, as well as his service on the boards of other public companies, give him the qualifications and skills to serve as one of our directors.

Robert L. Frichtel was appointed a director and as our Chief Executive Officer on August 14, 2013. Mr. Frichtel served as a managing partner of IBC Capital Group, a commercial real estate and finance company, from 2002 to June 2013. Between 1999 and 2001, Mr. Frichtel was the president and Chief Operating Officer of EOS Group, a division of Health Net, a NYSE listed healthcare company. Since 2001 Mr. Frichtel has consulted for numerous clients throughout the nation that are engaged in the medical cannabis business and has written articles for Bloomberg business regarding the cannabis industry. Mr. Frichtel received a Bachelor of Science degree in business administration from Colorado State University in 1985. We believe that Mr. Frichtel is qualified to act as one of our directors due to his past experience in commercial real estate and the cannabis industry.

Brian Andrews was appointed as our Chief Financial Officer and Principal Financial and Accounting Officer on September 15, 2017. Prior to his appointment as Chief Financial Officer, Mr. Andrews served as the Company’s Vice President of Finance since January 2017. From August 2013 to January 2017, Mr. Andrews worked for NOW CFO, LLC, where he provided accounting and finance consulting services to numerous public and private companies, including the Company from September 2015 through January 2017. While at NOW CFO, Mr. Andrews was responsible for his clients’ SEC filings, implementing management reporting, due diligence and process improvements. From November 2011 to July 2013, Mr. Andrews served as corporate controller for Mesa Labs, Inc., a public medical device company, where he was responsible for SEC filings, Sarbanes-Oxley compliance, management reporting, acquisition due diligence and integration, and oversight of all accounting functions. Mr. Andrews also has fifteen years of experience as an auditor, most recently with PricewaterhouseCoopers LLC as a director in their audit practice, serving both public and private companies. He is licensed as a certified public accountant in the state of Colorado and holds a Bachelor of Science degree in Accounting with a minor in Finance from the University of Kansas.

Peter Boockvar was appointed a director on June 26, 2015. Mr. Boockvar is the Chief Market Analyst with The Lindsey Group, a macro economic and market research firm, and has been employed at that firm since July 2013. He is also the Chief Investment Officer for Bookmark Advisors, an asset management firm. Prior to holding these positions, Peter spent a brief time at Omega Advisors, a New York based hedge fund, as a macro analyst and portfolio manager. From January 2007 until the present, Mr. Boockvar was the founder and manager of OCLI, LLC, a farmland real estate investment fund. From October 1994 to December 2012, he was an employee and partner at Miller Tabak + Co where he was most recently an equity strategist and a portfolio manager. He joined Donaldson, Lufkin and Jenrette in 1992 in their corporate bond research department as a junior analyst. He is a CNBC contributor and appears regularly on their television network. Mr. Boockvar graduated Magna Cum Laude with a B.B.A. in Finance from George Washington University.

Mark Green was appointed a director on January 27, 2017. Mr. Green has extensive real estate investing experience across public and private markets spanning several business cycles. Between 2010 and the beginning of 2017, Mr. Green served as a Managing Director of Leucadia National Corporation, a diversified holding company, and Jeffries LLC, a subsidiary of Leucadia, where he managed real estate principal investment activities and the commercial real estate debt business. From 2006 to 2010, Mr. Green was a founding member of the U.S. real estate finance group at UBS, where he oversaw the commitment of approximately $10 billion of principal debt and equity investments. From 2005 to 2006, he was a Managing Director at Eurohypo AG, and from 2000 to 2005, he was an Executive Director at CIBC World Markets. Mr. Green holds an MBA from Columbia Business School and a BS from Skidmore College, with cum laude honors. Mr. Green has appeared as a guest speaker at Columbia University, New York University and the Urban Land Institute on various occasions, and is a founding member of Columbia Business School’s Real Estate Circle, a real estate industry group consisting of top executives.

Duncan Levin was appointed a director on November 22, 2016. Mr. Levin has been the managing partner of Tucker Levin, PLLC since January 2014. In that role, Mr. Levin regularly consults with a variety of businesses facing complex challenges, including regulatory, investigatory and anti-fraud issues. Mr. Levin served on the senior staff of the Manhattan District Attorney’s Office from August 2011 to August 2014, where he was Chief of Asset Forfeiture and supervised money laundering cases. From May 2008 to August 2011, Mr. Levin served as an Assistant United States Attorney at the United States Attorney’s Office for the Eastern District of New York, where he handled money laundering, asset forfeiture and Bank Secrecy Act cases. Mr. Levin holds a J.D. from Yale Law School and a B.A. from Yale University, where he was elected to Phi Beta Kappa. We believe that Mr. Levin’s legal expertise and knowledge of financial systems give him the qualifications and skills to serve as one of our directors.

Shelly Whitson was appointed as our Chief Administrative Officer on September 15, 2017. Prior to her appointment as Chief Administrative Officer, Ms. Whitson served as our Principal Financial and Accounting Officer from November 1, 2015, and as controller from March 2014. In addition, she served as the controller for Rocky Mountain Disposables, a small packaging firm in Denver, Colorado from June 2009 to March 2014, where she managed the firm’s financial operations. From July 2007 to June 2009, Ms. Whitson was employed as a staff accountant for a Peterson & Scharf, a certified public accountant firm, where she maintained the financial records and prepared tax returns for many small to medium sized corporations and partnerships. In addition to her accounting background, Ms. Whitson previously held a Real Estate Brokers license in both Colorado and Nevada where she sold both commercial and residential real estate. Ms. Whitson holds a Bachelor of Science degree in Business Administration with a concentration in finance from Montana State University. Ms. Whitson is currently pursuing a Master’s degree of Accountancy at Colorado State University.

Involvement in Legal Proceedings

Based on information submitted by the directors and executive officers, none of the directors or executive officers is involved in, or has been involved in, legal proceedings during the past ten years that are material to an evaluation of the ability or integrity of any director or executive officer.

EXECUTIVE COMPENSATION

The following table provides certain information regarding compensation awarded to, earned by or paid to persons serving as our Chief Executive Officer during the years ended December 31, 2016 and 2015, and our two other highly compensated officers who had total compensation exceeding $100,000 for the years ended December 31, 2016 and 2015 (each a “named executive officer”).

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(3)	All Other ($)	Total ($)
Robert L. Frichtel	2016	150,000	—	—	783,254	—	933,254
President and Chief	2015	136,011	—	—	746,743	—	882,754
Executive Officer

Shelly Whitson	2016	76,250	—	—	154,232	—	230,482
Principal Financial and Accounting Officer

Hunter Garth	2016	120,000	—	—	199,294	—	319,294
Managing Director of IPG(2)	2015	86,663	—	—	25,060	—	111,723

(1)

No employees other than Mr. Frichtel and Mr. Garth exceeded $100,000 in compensation during the year ended December 31, 2015.

(2)

Mr. Garth was hired effective March 19, 2015.

(3)

Represents equity-based compensation expense calculated in accordance with the provisions of Accounting Standards Codification Section 718 – Compensation – Stock Compensation, using the Black-Scholes option pricing model as set forth in Notes to our consolidated financial statements.

Employment Agreements

Robert L. Frichtel. On May 1, 2015, we entered into an employment agreement with Mr. Frichtel in order to secure his continued employment as our Chief Executive Officer. Mr. Frichtel will receive a base salary of $150,000 per year, which may be increased (but not decreased) subject to annual review by the Board of Directors. Mr. Frichtel will be eligible for an annual discretionary bonus and is entitled to participate in any employee benefit plan we have adopted or may adopt. The term of the agreement expires on December 31, 2018. In addition, we entered into an option agreement, pursuant to which Mr. Frichtel will receive options to purchase 300,000 shares of our common stock at a price of $3.75 per share (which price was based on the closing price of our common stock on May 1, 2015), 100,000 of which vested upon execution of Mr. Frichtel’s employment agreement, and provided that Mr. Frichtel remains an employee on each date, 100,000 of which vested on May 1, 2016, and the remaining 100,000 will vest on May 1, 2017.

Hunter Garth. On March 19, 2015, we entered into an employment agreement with Hunter Garth to serve as managing director of IPG. Mr. Garth will receive a base salary of $120,000 per year. At the discretion of management and the Board, Mr. Garth may from time to time also receive options to purchase shares of our common stock.

Outstanding Equity Awards

The table below reflects all outstanding equity awards made to any named executive officer that were outstanding at December 31, 2016.

Name	Grant Date	Option Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert L. Frichtel	December 30, 2016	–	15,000	$ 3.20	December 29, 2021
	September 7, 2016	–	1,250,000	0.76	September 7, 2019
	July 1, 2016	–	35,000	0.90	July 1, 2019
	April 1, 2016	–	25,000	0.61	April 1, 2019
	December 18, 2015	75,000	–	0.60	December 17, 2018
	August 31, 2015	200,000	–	1.03	August 30, 2018
	June 26, 2015	25,000	–	2.10	June 25, 2018
	May 1, 2015	200,000	100,000	3.75	April 30, 2018
Shelly Whitson	December 30, 2016	–	10,000	3.20	December 29, 2021
	September 7, 2016	–	400,000	0.76	September 7, 2019
	July 1, 2016	–	25,000	0.90	July 1, 2019
	April 1, 2016	–	15,000	0.61	April 1, 2019
	December 18, 2015	25,000	–	0.60	December 17, 2018
	June 26, 2015	25,000	–	2.10	June 26, 2018
Hunter Garth	December 30, 2016	–	10,000	3.20	December 29, 2021
	September 7, 2016	–	400,000	0.76	September 7, 2019
	July 1, 2016	–	20,000	0.90	July 1, 2019
	April 1, 2016	–	15,000	0.61	April 1, 2019
	December 18, 2015	50,000	–	0.60	December 17, 2018
	August 31, 2015	100,000	–	1.03	August 30, 2018

Compensation of Directors

Our directors received the following compensation during the year ended December 31, 2016.

Name	Stock Awards ($)(3)	Option Awards ($)(3)	Total ($)
Michael Feinsod(1)	$192,800	$1,002,533	$1,195,333
Peter Boockvar(2)	—	720,207	720,207
Duncan Levin(3)	—	325,485	325,485

(1)

On August 4, 2014, we entered into an agreement with Michael Feinsod in consideration for serving as Executive Chairman of the Board and as a member of the Board and pursuant to the terms of the Executive Board and Director Agreement.  The Board approved the issuance to Infinity Capital of (a) 200,000 shares of our common stock on August 4, 2014; (b) 1,000,000 shares of our common stock upon the uplisting of our common stock to the OTC Market’s OTCQB; (c) 150,000 shares of our common stock on August 4, 2015; and (d) 150,000 shares of our common stock on August 4, 2016.  During 2016, 150,000 shares of our common stock were issued to Infinity Capital under the Feinsod Agreement.  He also received stock options to purchase shares of our common stock as follows:  (a) 25,000 options at an exercise price of $0.61 per share, (b) 25,000 options at an exercise price of $0.90 per share, (c) 1,250,000 options at an exercise price of $0.76, and (d) 50,000 options at an exercise price of $3.20 per share.  These options vest over a six to twelve month period and expire after three to five years.  In order to extend the DB Option Agreement with Infinity Capital, in March 2016, we granted Infinity Capital warrants to purchase 100,000 shares of our common stock at an exercise price of $0.67 per share with a five year life.

(2)  Mr. Boockvar received stock options to purchase shares of our common stock as follows:  (a) 25,000 options at an exercise price of $0.61 per share, (b) 25,000 options at an exercise price of $0.90 per share, (c) 1,000,000 options at an exercise price of $0.76, and (d) 25,000 options at an exercise price of $3.20 per share.  These options vest over a six to twelve month period and expire after three to five years.

(3)

Mr. Levin received stock options to purchase shares of our common stock as follows:  (a) 100,000 options at an exercise price of $3.07 per share, and (b) 25,000 options at an exercise price of $3.20 per share.  These options vest over a six to twelve month period and expire after three to five years.

(4)

Represents equity-based compensation expense calculated in accordance with the provisions of Accounting Standards Codification Section 718 – Compensation – Stock Compensation, using the Black-Scholes option pricing model as set forth in the Notes to our consolidated financial statements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

On November 4, 2015, we entered into an agreement (the “DB Option Agreement”) which was amended on March 29, 2016 (the “Amended DB Option Agreement”) and on September 16, 2016 (the “Second Amended DB Option Agreement”), with Infinity Capital, an investment management company, founded and controlled by our chairman of the board, Michael Feinsod, a related party. Pursuant to the Amended DB Option Agreement, we had the right to purchase all of Infinity Capital’s interest in DB Arizona at Infinity Capital’s actual cost, plus $1.00, or $915,001. The interests for which the option was granted were Infinity Capital’s 50% equity interest in the membership interests of DB Arizona, and any outstanding unpaid principal and interest owed on promissory note(s) issued by DB Arizona in favor of Infinity Capital for up to $915,000. In June 2017, we purchased 100% of the ownership interests in GC Finance Arizona LLC (“GC Finance Arizona”) from Infinity Capital for $106,000 in cash. GC Finance Arizona holds a 50% ownership interest in DB Arizona, an $825,000 loan to DB Arizona, and no liabilities. DB Arizona is involved in the production and distribution of Dixie Brands, Inc.’s full line of medical cannabis Dixie Elixirs and Edible products in Arizona. DB Arizona began sales in 2016.

In February 2015, we issued a senior secured note to Infinity Capital, as amended in April 2015, bearing interest at 5% payable monthly in arrears commencing June 30, 2015, until the maturity date of August 31, 2015 (the “Infinity Note”).  Infinity Capital, an investment management company, was founded and is controlled by our chairman of the board, Michael Feinsod, a related party. On July 1, 2015, the outstanding principal and interest of $309,000 was settled by our issuing a 10% private placement note. Subsequent to the settlement on July 1, 2015, we continued to borrow under the Infinity Note. On December 31, 2016, we modified the Infinity Note to (a) aggregate the outstanding principal and interest and (b) extend the due date for principal and interest to September 21, 2018. As of September 30, 2017, we owed $1,370,126 under the Infinity Note. On January 5, 2018, the Infinity Note was amended to provide that (i) the Company shall pay Infinity Capital on the date thereof the outstanding accrued interest on the Infinity Note as of December 31, 2017, in the amount of $68,506, and beginning effective February 15, 2018, the Company will pay Infinity Capital on the 15th calendar day of each month the interest that accrued on the Infinity Note during the immediately preceding month; and (ii) Section 2(c) of the Infinity Note, which requires that the Company use the proceeds from any capital raises exceeding $750,000 to pay any outstanding principal and interest due under the Infinity Note, shall no longer be applicable.

Director Independence

Mr. Michael Feinsod, Mr. Peter Boockvar, Mr. Duncan Levin and Mr. Mark Green are considered as “independent” directors under the applicable definition of the listing standards of the NASDAQ Capital Market. Mr. Feinsod is not considered independent for purposes of serving on the audit committee under the NASDAQ Capital Market listing standards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of December 31, 2017: (i) by each of our directors, (ii) by each of the Named Executive Officers, (iii) by all of our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than five percent (5%) of any class of our outstanding shares. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Addresses for the beneficial owners are set forth in the footnotes to the table.

As of December 31, 2017, there were 27,782,817 shares of our common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage

5% or Greater Stockholders:
Lloyd Goldman (1)	3,675,000	12%

Named executive officers and directors :
Robert Frichtel (2)(9)	2,706,000	9%
Hunter Garth (3)(9)	845,000	3%
Shelly Whitson (4)(9)	480,000	2%
Michael Feinsod (5)(9)	3,649,700	12%
Peter Boockvar (6)(9)	1,350,000	5%
Duncan Levin (7)(9)	125,000	*
Mark Green (8)(9)	100,000	*
All officers and directors as a group (7 persons)	9,255,700	26%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Includes warrants to purchase 3,075,000 shares of common stock. The address for Mr. Goldman is c/o LV Enterprises, LLC, 941 Park Avenue, New York, NY 10028.
(2)	Includes 781,000 shares of common stock and options to purchase 1,925,000 shares of common stock, based on a Schedule 13D filed on February 14, 2017.
(3)	Includes options to purchase 545,000 shares of common stock and warrants to purchase 250,000 shares of common stock.
(4)	Includes options to purchase 480,000 shares of common stock.
(5)

Includes 1,015,700 shares of common stock beneficially owned by Mr. Feinsod and Infinity Capital, options to purchase 2,225,000 shares of common stock, and warrants to purchase 409,000 shares of common stock. As the managing member of Infinity Capital, Mr. Feinsod may be deemed to be the beneficial owner of the shares of common stock that are held by Infinity Capital.

(6)	Includes options to purchase 1,300,000 shares of common stock and warrants to purchase 50,000 shares of common stock.
(7)	Includes options to purchase 125,000 shares of common stock.
(8)	Includes options to purchase 100,000 shares of common stock.
(9)	The business address for these persons is c/o General Cannabis Corp, 6565 E. Evans Avenue Denver, Colorado 80224.

SELLING STOCKHOLDERS

Name of Selling Stockholder	Shares Beneficially owned Prior to this Offering		Number of Shares Being Offered(2)	Beneficial Ownership After the Offering(3)
	Number(1)	Percentage		Number	Percentage
Lloyd Goldman(4)	3,675,000	12%	600,000	3,075,000	10%
Infinity Capital(5)	3,649,700	12%	409,000	3,240,700	11%
Peter Boockvar(6)	1,350,000	5%	50,000	1,300,000	4%
Steve Swarzman	1,300,000	4%	1,300,000	—	0%
Michael Roberts	968,100	3%	850,000	118,100	*
Robert Gladstone	900,000	3%	900,000	—	0%
Evans Street LendCo LLC(7)	878,936	3%	878,936	—	0%
Hunter Garth	845,000	3%	250,000	595,000	2%
Emanuel Stern	500,000	2%	500,000	—	0%
Carpe Diem Investment Holdings LLC	400,000	1%	400,000	—	0%
Arthur Luxenberg	400,000	1%	400,000	—	0%
Peter Worth	400,000	1%	400,000	—	0%
Robert Goldman	400,000	1%	400,000	—	0%
Andrew Rosen	400,000	1%	400,000	—	0%
David Thalheim	300,000	1%	300,000	—	0%
Charles Ferguson	200,000	1%	200,000	—	0%
Jon Miller	200,000	1%	200,000	—	0%
Seth Leist	200,000	1%	200,000	—	0%
David Tanen	150,000	1%	75,000	75,000	*
Brian Andrews(8)	130,000	*	5,000	125,000	*
Robert Greenberg	100,000	*	100,000	—	0%
Mark Mermel	100,000	*	100,000	—	0%
Brookwood Holdings(9)	100,000	*	25,000	75,000	*
Robert Grados	87,500	*	87,500	—	0%
Seth Oster	87,500	*	87,500	—	0%
Lawrence Krasin	75,000	*	75,000	—	0%
Elliot Singer	55,000	*	55,000	—	0%
Belle Harbour	50,000	*	50,000	—	0%
Christine Hagstrom	50,000	*	50,000	—	0%
Michael Schwartz	50,000	*	50,000	—	0%
Scott Pyper	50,000	*	50,000	—	0%
Jeffrey Wasserman	50,000	*	50,000	—	0%
Richard Feinstein	37,500	*	37,500	—	0%
Ned Dubofsky	28,125	*	28,125	—	0%
Aaron Fruhling	20,000	*	20,000	—	0%
Velocity Group LLC	19,000	*	19,000	—	0%
Steven Hirsch	14,063	*	14,063	—	0%
Joe Lavigne	12,085	*	12,085	—	0%
The Hunter Realty Org LLC	11,250	*	11,250	—	0%
Michael Ostad	10,000	*	10,000	—	0%
Rick Seefried	9,500	*	9,500	—	0%
Steve Quoy	8,725	*	8,725	—	0%
Spencer Edwards, Inc.	8,540	*	8,540	—	0%
Scott Sandoval	1,600	*	1,600	—	0%
Brent Bataille	1,500	*	1,500	—	0%
Fred Ott	300	*	300	—	0%
Harold Gorden	250	*	250	—	0%
John Kaszycki	200	*	200	—	0%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)

Includes warrants to acquire shares of our common stock that are being registered pursuant to the registration statement of which this prospectus forms a part, as well as warrants to acquire shares of our common stock issued in connection with various debt agreements that are not being registered at this time. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)	Assumes exercise of all of the holder’s warrants to acquire shares of our common stock that are being registered pursuant to the registration statement of which this prospectus forms a part.
(3)

Assumes all offered shares are sold. The registration of the shares subject to the registration statement of which this prospectus forms a party does not mean that the selling stockholders will sell all or any portion of the shares covered by this prospectus.

(4)

Includes 2,775,000 shares held by and issuable to LV Enterprises, LLC pursuant to outstanding warrants. Lloyd Goldman is the managing member of LV Enterprises, LLC. As such, Mr. Goldman may be deemed to be the beneficial owner of the shares of common stock that are held by LV Enterprises. Mr. Goldman disclaims beneficial ownership of the shares owned by LV Enterprises, LLC.

(5)	Infinity Capital is an investment management company founded and controlled by Mr. Feinsod, the Chairman of our Board. See also “Certain Relationships and Related Party Transactions.”

Michael Feinsod is the managing member of Infinity Capital. As such, Mr. Feinsod may be deemed to be the beneficial owner of the shares of common stock that are held by Infinity Capital. Mr. Feinsod disclaims beneficial ownership of the shares owned by Infinity Capital.

(6)	Peter Boockvar is a director of the Company.
(7)

Ivan Wolpert is the managing member of Evans Street LendCo LLC. As such, Mr. Wolpert may be deemed to be the beneficial owner of the shares of common stock that are held by Evans Street LendCo LLC. Mr. Wolpert disclaims beneficial ownership of the shares owned by Evans Street LendCo LLC.

(8)	Brian Andrews is the Chief Financial Officer of the Company.
(9)

Jeffery Wasserman is the managing member of Brookwood Holdings. As such, Mr. Wasserman may be deemed to be the beneficial owner of the shares of common stock that are held by Brookwood Holdings. Mr. Wasserman disclaims beneficial ownership of the shares owned by Brookwood Holdings.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is only a summary and is qualified in its entirety by reference to our articles of incorporation and bylaws, each as amended, which have been filed as exhibits to this registration statement of which this prospectus forms a part.

General

We are authorized to issue 100,000,000 shares of common stock, with a par value of $0.001 per share, and 5,000,000 shares of preferred stock. Our articles of incorporation also authorize us to issue options, rights, warrants and appreciation rights relating to our common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise.

Common Stock

Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to stockholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding shares of common stock can elect all directors.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available and, in the event of liquidation, to a pro rata portion of any distribution of our assets after payment of liabilities. Our directors are not obligated to declare dividends, and it is anticipated that no dividend will be paid in the foreseeable future.

Holders of shares of our common stock do not have preemptive rights to subscribe for any additional shares which may be issued in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

As of December 31, 2017, 27,628,317 shares of common stock were issued and outstanding.

Warrants Outstanding

2013 Series B Warrants

In connection with our private placement of convertible promissory notes in December 2013 and January 2014 to accredited investors, we granted the placement agent in such offering Series B Warrants (the “2013 Series B Warrants”), to purchase up to 42,700 shares of our common stock at an exercise price of $5.00 per share. The 2013 Series B Warrants may be exercised at any time prior to October 31, 2018.  The shares of our common stock issuable under the 2013 Series B Warrants are being registered pursuant to the registration statement of which this prospectus forms a part.

10% Warrants

On May 7, 2015, we completed a private placement pursuant to a promissory note and warrant purchase agreement (the “10% Agreement”), pursuant to which we issued to certain accredited investors promissory notes, bearing interest at 10% payable quarterly (each such note, a “10% Note,” and collectively, the “10% Notes”). Subject to the terms and conditions of the 10% Agreement, each investor was granted fully-vested warrants equal to their note principal divided by two (the “Original 10% Warrants”) (with standard dilution clauses). The Original 10% Warrants were exercisable for a period of eighteen months after grant date and have an exercise price of $1.08 per share. In December 2016, the expiration date of the remaining Original 10% Warrants was extended from December 23, 2016 to December 31, 2017.

On June 3, 2016, we finalized agreements with the 10% Note holders to extend the maturity date of the 10% Notes from May 1, 2016 to January 31, 2017.  In exchange for the extension, we issued the holders an aggregate of 659,000 additional warrants to purchase our common stock at $1.07 per share for a period of five years (the “Additional 10% Warrants” and, together with the Original 10% Warrants, the “10% Warrants”).

As of December 31, 2017, 204,500 of our remaining Original 10% Warrants were exercised for 204,500 shares of our common stock at an exercise price of $1.08 per share and 12,500 expired unexercised. The Additional 10% Warrants outstanding are exercisable for 659,000 shares of our common stock at an exercise price of $1.07 per share. The Additional 10% Warrants may be exercised at any time on or prior to April 21, 2021. The shares of our common stock that were issued under the Original 10% Warrants and the shares of our common stock issuable under the Additional 10% Warrants are being registered pursuant to the registration statement of which this prospectus forms a part.

The Greenhouse Warrants

On October 21, 2014, we issued Evans Street Lendco LLC (“Evans Street”) warrants to purchase 600,000 shares of the Company’s common stock at an exercise price of $4.40 per share. On July 29, 2015, we entered into a Securities Exchange Agreement (“Exchange Agreement”) with Evans Street to exchange the original warrants for new warrants in a Section 3(a)(9) transaction. Pursuant to the Exchange Agreement, we issued to Evans Street warrants to purchase 225,000 shares of the Company’s common stock at a price of $1.20 per share (the “Greenhouse Warrants”). The Greenhouse Warrants were exercisable for a two-year period expiring on July 29, 2017.

196,874 shares of our common stock issued under the Greenhouse Warrants are being registered pursuant to the registration statement of which this prospectus forms a part.

IPG Warrants

In connection with the Asset Purchase Agreement, dated as of March 12, 2015, entered into by and among the Company, GC Security LLC, a Colorado limited liability company and wholly owned subsidiary of the Company (“GCC”), and Iron Protection Group, LLC, a Colorado limited liability company (“IPG”), we issued to the sole shareholder of IPG warrants to purchase (i) 250,000 shares of our common stock at an exercise price of $4.50 per share, (the “IPG $4.50 Warrants”), and (ii) 250,000 shares of our common stock at an exercise price of $5.00 per share (the “IPG $5.00 Warrants”) (collectively, the “IPG Warrants”). The IPG Warrants are subject to customary adjustments in the event of our reclassification, consolidation, merger, subdivision of shares of our common stock, combination of shares of our common stock or payment of dividends in the form of common stock. The IPG Warrants expire on March 26, 2018, three years after their initial issuance date.

Up to 125,000 shares of our common stock issuable under the IPG $4.50 Warrants and up to 125,000 shares of our common stock issuable under the IPG $5.00 Warrants are being registered pursuant to the registration statement of which this prospectus forms a part.

Non-Employee Warrants

On July 1, 2016, for consulting services we granted fully-vested warrants to four individuals to purchase up to 35,000 shares of our common stock at an exercise price of $0.90 per share, with a term of five years.

On September 21, 2016, we granted fully-vested warrants to one individual to purchase up to 20,000 shares of our common stock at an exercise price of $1.20 per share, with a term of five years.

On June 26, 2015, we granted an individual who provides management consulting services fully-vested warrants to purchase up to 25,000 shares of our common stock at an exercise price of $2.10 per share with a term of three years.  On August 31, 2015, we granted this individual fully-vested warrants to purchase up to 5,000 shares of our common stock at an exercise price of $1.03 per share, with a term of three years.  On December 18, 2015, we granted this individual warrants to purchase up to 7,500 shares our common stock at an exercise price of $0.60 per share, with a one year vesting period and a term of three years.

On July 1, 2015, we entered into a one-year contract with an individual to provide management consulting services.  We granted warrants to purchase up to 25,000 shares of our common stock at an exercise price of $1.88 per share, with a one year vesting period and a term of three years.

On November 13, 2017, we granted an individual who provides investor consulting services fully vested warrants to purchase up to 10,000 shares of our common stock at an exercise price of $1.40 per share with a term of two years.

Up to 127,500 shares of our common stock issuable under the Non-Employee Warrants described above are being registered pursuant to the registration statement of which this prospectus forms a part.

DB Option Agreement Warrant

On March 29, 2016, we granted Infinity Capital West, LLC, (“Infinity”), a Colorado limited liability company controlled by Michael Feinsod, the Company’s Chairman of the Board of Directors, a warrant (the “DB Option Agreement Warrant”) to purchase up to 100,000 shares of our common stock at an exercise price of $0.67 per share, as consideration for an extension of the option to purchase all of GC Finance Arizona LLC’s (“GC”) interest in DB Products Arizona, LLC (“DB”) to September 30, 2015.

The DB Option Agreement Warrant may be exercised at any time on or prior to March 31, 2021. The shares of our common stock issuable under the DB Option Agreement Warrant are being registered pursuant to the registration statement of which this prospectus forms a part.

8% Warrants

On August 15, 2016, we completed a private placement of promissory notes with two accredited investors, bearing interest at 8% (the “8% Notes”), payable on demand by the lenders.  Subject to the terms of the 8% Notes, we also issued warrants to purchase up to 100,000 shares of our common stock at an exercise price of $0.78 per share (the “8% Warrants”), with a life of three years.  We received cash of $50,000.

The 8% Warrants may be exercised at any time before August 15, 2019. The shares of our common stock issuable under the 8% Warrants are being registered pursuant to the registration statement of which this prospectus forms a part.

2017 Warrants

On October 9, 2017, we entered into a securities purchase agreement (the “2017 Agreement”), with several non-affiliated accredited investors (each a “Purchaser”, and, collectively, the “Purchasers”) pursuant to which we issued and sold to the Purchasers shares (the “Shares”) of the Company’s common stock and warrants to purchase shares of the Company’s common stock (the “2017 Warrants” and, together with the Shares, the “Units”).  Each 2017 Warrant is exercisable for a period of two (2) years from the date of issuance for one share of Common Stock at a per share exercise price of $0.50.  The Company issued and sold an aggregate of 4,000,000 Units, representing 4,000,000 shares of the Company’s common stock and warrants to purchase 4,000,000 shares of the Company’s common stock. In consideration for issuing the Units, the Company received $3,750,000 in cash and extinguished $250,000 of outstanding indebtedness.

As of the date of this prospectus, our 2017 Warrants outstanding are exercisable for 4,000,000 shares of our common stock at an exercise price of $0.50 per share. 3,250,000 of the 2017 Warrants may be exercised at any time before December 15, 2019, and 750,000 of the 2017 Warrants may be exercised at any time before October 9, 2019. The 4,000,000 shares of common stock issued to the Purchasers as well as up to 4,000,000 shares of our common stock issuable under the 2017 Warrants are being registered pursuant to the registration statement of which this prospectus forms a part.

Other Warrants Outstanding

On September 21, 2016, we entered into a promissory note and warrant purchase agreement (the “12% Agreement”) with certain accredited investor, pursuant to which we issued $3,000,000 aggregate principal amount of 12% notes due September 21, 2018 (the “12% Notes”) in a private placement. Subject to the terms and conditions of the 12% Agreement, each investor was granted fully-vested warrants to purchase our shares of our common stock in an amount equal to their note principal multiplied by three (the “12% Warrants”), resulting in the issuance of warrants to purchase 9,000,000 shares of our common stock, with an exercise period of three years. The 12% Warrants comprise Series A Warrants, which have an exercise price of $0.35 per share, to purchase 4,500,000 shares of our common stock (the “12% A Warrants”) and Series B Warrants, which have an exercise price of $0.70 per share, to purchase 4,500,000 shares of our common stock (the “12% B Warrants”). Pursuant to the terms of the 12% Agreement, if we issue any equity-based instruments at a price lower than the exercise price(s) of the 12% Warrants, other than under our Incentive Plan, the exercise price(s) of the 12% Warrants will be adjusted to the lower exercise price of the warrants.

As of the date of this prospectus, our 12% A Warrants outstanding are convertible into an aggregate of 1,762,500 shares of our common stock at an exercise price of $0.35 per share, and our 12% B Warrants outstanding are convertible into 1,612,500 shares of our common stock at an exercise price of $0.70 per share. The 12% Warrants may be exercised at any time before September 21, 2019. We are not registering the 12% Warrants pursuant to the registration statement of which this prospectus forms a part.

Options Outstanding

As of the date of this prospectus, options to purchase 8,368,228 shares of our common stock were outstanding. The weighted average exercise price per share of such options was $1.17.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of 9,680,574 shares of our common stock, par value $0.001 per share by the selling stockholders.

The selling stockholders may, from time to time, sell any or all of the shares of our common stock covered by this prospectus on the OTCQB, or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. A selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as may be set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out such short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (however, in such case, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending it to include such successors in interest as selling stockholders under this prospectus).

The selling stockholders might not sell any, or all, of the shares of our common stock offered pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer the shares of our common stock by other means not described in this prospectus.

The selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of our common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. If the selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of our common stock pursuant to this prospectus are deemed to be an underwriter, the selling stockholders and such other participants in the distribution may be subject to certain statutory liabilities and would be subject to the prospectus delivery requirements of the Securities Act in connection with sales of shares of our common stock.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and will inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

AVAILABLE INFORMATION

The public may read and copy any materials we file with the SEC, including our annual reports, quarterly reports, current reports, proxy statements, information statements and other information, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its affiliates as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

LEGAL MATTERS

The validity of the share of common stock offered hereby will be passed on for us by Morrison & Foerster LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of General Cannabis Corp. and subsidiaries as of and for the year ended December 31, 2016 and as of and for the year ended December 31, 2015, have been incorporated by reference herein in reliance upon the report (which contain an explanatory paragraph relating to our ability to continuing as a going concern) of Hall and Company, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as expert in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

General Cannabis Corp.

We have audited the accompanying consolidated balance sheets of General Cannabis Corp. as of December 31, 2016 and 2015 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2016. These consolidated financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Cannabis Corp. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hall and Company

Irvine, CA

March 30, 2017

GENERAL CANNABIS CORP

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
ASSETS
Current Assets
Cash and cash equivalents	$773,795	$58,711
Accounts receivable, net	182,214	124,553
Note receivable – related party	77,202	–
Prepaid expenses and other current assets	76,493	46,734
Inventory	7,981	15,518
Total current assets	1,117,685	245,516

Property and equipment, net	1,714,803	1,725,268
Intangible assets, net	25,383	1,524,927
Goodwill	–	187,000
Total Assets	$2,857,871	$3,682,711

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$363,618	$293,532
Interest payable	9,806	84,720
Infinity Note – related party	–	800,000
Notes payable (net of discount), current portion	–	986,475
Deferred rental revenue and customer deposits	46,155	33,146
Accrued stock payable	–	1,532,420
Warrant derivative liability	23,120,000	–
Total current liabilities	23,539,579	3,730,293

Notes payable (net of discount), less current portion	815,250	151,397
Infinity Note – related party	1,370,126	–
Tenant deposits	8,854	9,204
Total Liabilities	25,733,809	3,890,894

Commitments and Contingencies	–	–

Stockholders’ Equity (Deficit)
Preferred stock, no par value; 5,000,000 share authorized; no shares issued and outstanding at December 31, 2016 and 2015	–	–
Common Stock, $0.001 par value; 100,000,000 shares authorized; 17,128,778 shares and 14,915,421 shares issued and outstanding on December 31, 2016 and 2015, respectively	17,129	14,915
Additional paid-in capital	26,333,988	16,204,280
Accumulated deficit	(49,227,055)	(16,427,378)
Total Stockholders’ Equity (Deficit)	(22,875,938)	(208,183)

Total Liabilities & Stockholders’ Equity (Deficit)	$2,857,871	$3,682,711

See Notes to consolidated financial statements.

GENERAL CANNABIS CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2016	2015
REVENUES
Service	$2,735,859	$1,604,632
Tenant	128,427	100,782
Product sales	117,696	57,564
Total revenues	2,981,982	1,762,978

COSTS AND EXPENSES
Cost of service revenues	1,916,526	1,307,821
Cost of goods sold	76,978	115,208
Selling, general and administrative	2,040,532	1,433,359
Share-based compensation	3,752,312	5,418,672
Professional fees	513,985	448,501
Depreciation and amortization	394,215	282,828
Impairment of intangible assets and goodwill	1,344,242	–
Total costs and expenses	10,038,790	9,006,389

OPERATING LOSS	(7,056,808)	(7,243,411)

OTHER (INCOME) EXPENSE
Amortization of debt discount and deferred financing costs	812,505	1,452,831
Interest expense	5,476,084	300,669
Loss on extinguishment of debt	2,170,280	–
Net loss (gain) on derivative liability	17,284,000	(210,634)
Total other (income) expense, net	25,742,869	1,542,866

NET LOSS	$(32,799,677)	$(8,786,277)

PER SHARE DATA – Basic and diluted
Net loss per share	$(2.13)	$(0.63)
Weighted average number of common shares outstanding	15,424,551	14,017,095

See Notes to consolidated financial statements.

GENERAL CANNABIS CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2016	2015
CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss	$(32,799,677)	$(8,786,277)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of debt discount and deferred financing costs	812,505	1,454,663
Loss on extinguishment of debt	2,170,280	–
Initial fair value of derivative warrant liability included as interest expense	5,189,000	–
Loss (gain) on derivative liability, net	17,284,000	(210,634)
Depreciation and amortization expense	394,215	282,828
Impairment of intangible assets and goodwill	1,344,242	–
Share-based payments	3,752,312	5,418,672
Changes in operating assets and liabilities (net of amounts acquired)
Accounts receivable	(57,661)	(106,234)
Prepaid expenses and other assets	(31,961)	(24,332)
Inventory	7,537	67,072
Accounts payable and accrued liabilities	80,457	322,216
Net cash used in operating activities:	(1,854,751)	(1,582,026)

CASH FLOWS USED IN INVESTING ACTIVITIES
Purchase of property and equipment	(41,448)	(56,213)
Chiefton acquisition – cash paid for inventory	–	(12,249)
Lending on Note receivable – related party	(75,000)	–
Net cash used in investing activities	(116,448)	(68,462)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Proceeds from issuance of notes payable	2,500,000	350,000
Increase in Infinity Note – related party	497,500	1,100,000
Payments on notes payable	(917,307)	(6,337)
Proceeds from exercise of warrants for shares of common stock	606,090	100,000
Net cash provided by financing activities	2,686,283	1,543,663

NET INCREASE (DECREASE) IN CASH	715,084	(106,825)
CASH, BEGINNING OF PERIOD	58,711	165,536
CASH, END OF PERIOD	$773,795	$58,711

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid for interest	$169,206	$231,296

NON-CASH TRANSACTIONS
Issuance of common stock and warrants for accrued stock payable	$1,732,775	$988,493
Derivative warrant liability recorded as debt discount	2,450,000	–
Warrants issued in connection with debt recorded as debt discount	31,100	298,532
10% Notes and 14% Greenhouse Mortgage converted to 12% Notes	550,000	–
Accrued interest included in modification of Infinity Note – related party	72,626	–
Infinity Note – related party converted into 10% Note	–	309,000
Convertible notes payable settled in common stock	–	1,651,123
Portion of Warrant derivative liability recorded as Additional paid-in capital upon exercise of warrants	3,518,000	3,683,270
12% Note principal used to exercise 12% Warrants	250,000	–
Acquisition of IPG with common stock payable and warrants	–	1,887,000
Acquisition of Chiefton with common stock payable	–	69,400

See Notes to consolidated financial statements.

GENERAL CANNABIS CORP

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	Total
December 31, 2014	12,499,933	$12,500	$4,107,076	$(7,641,101)	$(3,521,525)
Issuance of common stock under Feinsod Agreement	1,150,000	1,150	3,628,350	–	3,629,500
Full Circle – non-cash exercise of warrants	760,263	760	3,682,510	–	3,683,270
Full Circle – exercise of warrants for cash	25,000	25	99,975	–	100,000
Stock issued for architectural services	50,000	50	114,643	–	114,693
Conversion of Notes payable and interest	330,225	330	1,650,793	–	1,651,123
Warrants issued with 10% Notes Payable	–	–	298,532	–	298,532
Common stock and warrants issued for IPG acquisition	100,000	100	1,043,700	–	1,043,800
Warrants issued for services	–	–	77,918	–	77,918
Stock options granted to employees	–	–	1,500,783	–	1,500,783
Net loss	–	–	–	(8,786,277)	(8,786,277)
December 31, 2015	14,915,421	14,915	16,204,280	(16,427,378)	(208,183)

Issuance of common stock under Feinsod Agreement	150,000	150	662,850	–	663,000
Warrants issued for DB Option	–	–	55,100	–	55,100
Common stock issued for IPG acquisition	400,000	400	842,800	–	843,200
Common stock issued for Chiefton acquisition	80,000	80	69,320	–	69,400
Warrants issued and modified for 10% Notes	–	–	442,000	–	442,000
Warrants issued with 8% Notes	–	–	31,100	–	31,100
Common stock issued upon exercise of 10% Note warrants	112,500	113	121,387	–	121,500
Common stock issued upon exercise of 12% Note warrants	1,217,857	1,218	4,098,032	–	4,099,250
Warrants issued for services	–	–	150,165	–	150,165
Common stock issued for services	50,000	50	24,950	–	25,000
Stock options granted to employees	–	–	3,346,692	–	3,346,692
Common stock issued to employees	50,000	50	132,125	–	132,175
Common stock issued upon exercise of stock options	153,000	153	153,187	–	153,340
Net loss	–	–	–	(32,799,677)	(32,799,677)
December 31, 2016	17,128,778	$17,129	$26,333,988	$(49,227,055)	$(22,875,938)

See Notes to consolidated financial statements.

GENERAL CANNABIS CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   NATURE OF OPERATIONS, HISTORY AND PRESENTATION

Nature of Operations

General Cannabis Corp, a Colorado Corporation (the “Company,” “we,” “us,” “our,” or “GCC”) (formerly, Advanced Cannabis Solutions, Inc.), was incorporated on June 3, 2013, and provides services and products to the regulated cannabis industry.  On April 28, 2015, our common stock was uplisted and on May 6, 2015, resumed quotation on the OTC Market’s OTCQB.  Our operations are segregated into the following four segments:

Security and Cash Transportation Services (“Security Segment”)

In March 2015, we acquired substantially all of the assets of Iron Protection Group, LLC, a Colorado limited liability company, and will continue to do business as “Iron Protection Group.” Iron Protection Group, or IPG, provides advanced security, including on-site professionals, video surveillance and cash transport, to licensed cannabis cultivators and retail shops.

Marketing Consulting and Apparel (“Marketing Segment”)

Chiefton Design provides design, branding and marketing strategy consulting services to the cannabis industry.  We assist clients in developing a comprehensive marketing strategy, as well as designing and sourcing client-specific apparel and products.

Chiefton’s apparel business, Chiefton Supply, strives to create innovative, unique cannabis-inspired t-shirts, hats, hoodies and accessories.  Our apparel is sold through our on-line shop, cannabis retailers, and specialty t-shirt and gift shops.  The apparel sold by Chiefton is purchased and screen printed by third parties, for which there are numerous suppliers.

Operations Consulting and Products (“Operations Segment”)

Through Next Big Crop (“NBC”), we deliver comprehensive consulting services to the cannabis industry that include obtaining licenses, compliance, cultivation, retail operations, logistical support, facility design and construction, and expansion of existing operations. Our business plan for NBC is based on the future growth of the regulated cannabis market in the United States.

NBC oversees our wholesale equipment and supply business, operated under the name “GC Supply,” which provides turnkey sourcing and stocking services to cultivation, retail and infused products manufacturing facilities. Our products include infrastructure, equipment, consumables, and compliance packaging.  GC Supply operates out of a leased, 1,800 square foot warehouse located in Colorado Springs, Colorado.

Finance and Real Estate (“Finance Segment”)

Real Estate Leasing

We own a cultivation property in a suburb of Pueblo, Colorado, consisting of approximately three acres of land, which currently includes a 5,000 square foot steel building and a parking lot. The property is zoned for cultivating cannabis and is leased to a medical cannabis grower until December 31, 2022.

Our real estate leasing business plan includes the potential future acquisition and leasing of cultivation space and related facilities to licensed marijuana growers and dispensary owners for their operations. Management anticipates that these facilities would range in size from 5,000 to 50,000 square feet. These facilities would only be leased to tenants that possess the requisite state licenses to operate cultivation facilities. The leases with the tenants would include certain requirements that permit us to continually evaluate our tenants’ compliance with applicable laws and regulations.

Shared Office Space, Networking and Event Services

In October 2014, we purchased a former retail bank located at 6565 East Evans Avenue, Denver, Colorado 80224, which has been branded as “The Greenhouse”. The building is a 16,056 square foot facility, which we use as our corporate headquarters.

The Greenhouse has approximately 10,000 square feet of existing office space and 5,000 square feet on its ground floor that is dedicated to a consumer banking design. We continue to assess the opportunity to lease shared workspace for entrepreneurs, professionals and others serving the cannabis industry. Clients would be able to lease space to use as offices, meeting rooms, lecture, educational and networking facilities, and individual workstations.  We expect to continue the renovation of The Greenhouse in 2017.

We plan to continue to acquire commercial real estate and lease office space to participants in the cannabis industry. These participants may include media, internet, packaging, lighting, cultivation supplies and financial services-related companies. In exchange for certain services that may be provided to these tenants, we expect to receive rental income in the form of cash. In certain cases, we may acquire equity interests or provide debt capital to these businesses.

Industry Finance

Our industry finance strategy includes evaluating opportunities to make direct term loans or to provide revolving lines of credit to businesses involved in the cultivation and sale of cannabis and related products.  These loans would generally be secured to the maximum extent permitted by law.  We believe there is a significant demand for this type of financing.  We are assessing other finance services including customized finance, capital formation and banking, for participants in the cannabis industry.

Basis of Presentation

The accompanying consolidated financial statements include the results of GCC, and its five wholly-owned subsidiary companies: (a) ACS Colorado Corp., a Colorado corporation formed in 2013; (b) Advanced Cannabis Solutions Corporation, a Colorado corporation formed in 2013; (c) 6565 E. Evans Avenue LLC, a Colorado limited liability company formed in 2014; (d)  General Cannabis Capital Corporation, a Colorado corporation formed in 2015; and (e) GC Security LLC, a Colorado limited liability company formed in 2015.  Advanced Cannabis Solutions Corporation has one wholly-owned subsidiary company, ACS Corp., which was formed in Colorado on June 6, 2013.  Intercompany accounts and transactions have been eliminated.

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may ultimately differ from these estimates and assumptions. Furthermore, when testing assets for impairment in future periods, if management uses different assumptions or if different conditions occur, impairment charges may result.

Certain reclassifications have been made to the prior period segment reporting to conform to the current period presentation related to now including GC Supply in our Operations Segment. The reclassifications had no effect on net loss, total assets, or total stockholders’ equity (deficit).

Going Concern

The consolidated financial statements have been prepared on a going concern basis, which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future.  The ability to continue as a going concern is dependent upon our generating profitable operations in the future and / or obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management believes that actions presently being taken to further implement its business plan and generate additional revenues provide opportunity for us to continue as a going concern.  While we believe in the viability of our strategy to generate additional revenues and our ability to raise additional funds, there can be no assurances to that effect.

We had an accumulated deficit of $49,227,055 at December 31, 2016, and further losses are anticipated in the development of our business. Accordingly, there is substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits with banks, and investments that are highly liquid and have maturities of three months or less at the date of purchase.  We maintain our cash balances in financial institutions that, from time to time, may exceed amounts insured by the Federal Deposit Insurance Corporation (up to $250,000 as of December 31, 2016).

Inventory

Our inventory consists of finished goods, including apparel and supplies for the cannabis market.  Inventory is stated at the lower of cost or market, using the first-in, first-out method (“FIFO”) to determine cost. We monitor inventory cost compared to selling price in order to determine if a lower of cost or market reserve is necessary.  For the years ended December 31, 2016 and 2015, cost of goods sold included $0 and $75,048, respectively, of expense for inventory adjusted down to market value.

Property and Equipment

Property and equipment are recorded at historical cost.  The cost of maintenance and repairs, which are not significant improvements, are expensed when incurred.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets:  thirty years for buildings, the lesser of five years or the life of the lease for leasehold improvements, and three to five years for furniture, fixtures and equipment.  Land is not depreciated.

Business Combinations

Amounts paid for acquisitions are allocated to the assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition.  The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions provided by management, including expected future cash flows. We allocate any excess purchase price over the fair value of the net assets and liabilities acquired to goodwill.  Identifiable intangible assets with finite lives are amortized over their useful lives. Acquisition-related costs, including advisory, legal, accounting, valuation and other costs, are expensed in the periods in which the costs are incurred. The results of operations of acquired businesses are included in the consolidated financial statements from the acquisition date.

Intangible Assets and Goodwill

Goodwill is the cost of an acquisition less the fair value of the net assets of the acquired business.

Intangible assets consist primarily of customer relationships, non-compete agreements with key employees, and marketing-related intangibles. Our intangible assets are being amortized on a straight-line basis over a period of two to ten years.

Impairment of Long-lived Assets and Goodwill

We evaluate goodwill for impairment annually in the fourth quarter, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit containing goodwill is less than its carrying amount.  The goodwill impairment test consists of a two-step process, if necessary. The first step is to compare the fair value of a reporting unit to its carrying value, including goodwill. We typically use discounted cash flow models to determine the fair value of a reporting unit. The assumptions used in these models are consistent with those we believe hypothetical marketplace participants would use. If the fair value of the reporting unit is less than its carrying value, the second step of the impairment test must be performed in order to determine the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds its implied fair value, an impairment charge is recognized in an amount equal to that excess. The loss recognized cannot exceed the carrying amount of goodwill.

We periodically evaluate whether the carrying value of property, equipment and intangible assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable.  The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value.

Our impairment analyses require management to apply judgment in estimating future cash flows as well as asset fair values, including forecasting useful lives of the assets, assessing the probability of different outcomes, and selecting the discount rate that reflects the risk inherent in future cash flows. If the carrying value is not recoverable, we assess the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models.  If actual results are not consistent with our assumptions and estimates, or our assumptions and estimates change due to new information, we may be exposed to an impairment charge in the future.

Debt

We issue debt that may have separate warrants, conversion features, or no equity-linked attributes.

Debt with warrants – When we issue debt with warrants, we treat the warrants as a debt discount, record as a contra-liability against the debt, and amortize the balance over the life of the underlying debt as amortization of debt discount expense in the consolidated statements of operations.  When the warrants do not have complex terms, the offset to the contra-liability is recorded as additional paid in capital in our consolidated balance sheet.  When we issue debt with warrants that have complex terms, such as a clause requiring repricing, the warrants are considered to be a derivative that is recorded as a liability at fair value.  If the initial value of the warrant derivative liability is higher than the fair value of the associated debt, the excess is recognized immediately as interest expense.  The warrant derivative liability is adjusted to its fair value at the end of each reporting period, with the change being recorded as expense or gain.  If the debt is retired early, the associated debt discount is then recognized immediately as amortization of debt discount expense in the consolidated statement of operations.  The debt is treated as conventional debt.

We determine the value of the non-complex warrants using the Black-Scholes Option Pricing Model (“Black-Scholes”) using the stock price on the date of issuance, the risk free interest rate associated with the life of the debt, and the volatility of our stock.  For warrants that result in recording derivatives, we use the binomial model to estimate their fair value.  The derivative warrant liability is a level three fair value measurement.

Convertible debt – derivative treatment – When we issue debt with a conversion feature, we must first assess whether the conversion feature meets the requirements to be treated as a derivative, as follows:  a) one or more underlyings, typically the price of our common stock; b) one or more notional amounts or payment provisions or both, generally the number of shares upon conversion; c) no initial net investment, which typically excludes the amount borrowed; and d) net settlement provisions, which in the case of convertible debt generally means the stock received upon conversion can be readily sold for cash. An embedded equity-linked component that meets the definition of a derivative does not have to be separated from the host instrument if the component qualifies for the scope exception for certain contracts involving an issuer’s own equity.  The scope exception applies if the contract is both a) indexed to its own stock; and b) classified in stockholders’ equity in its statement of financial position.

If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the convertible debt derivative using Black-Scholes upon the date of issuance.  If the fair value of the convertible debt derivative is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense.  Otherwise, the fair value of the convertible debt derivative is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt.  The convertible debt derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the consolidated statement of operations.  The debt discount is amortized over the life of the debt.

Convertible debt – beneficial conversion feature – If the conversion feature is not treated as a derivative, we assess whether it is a beneficial conversion feature (“BCF”).  A BCF exists if the conversion price of the convertible debt instrument is less than the stock price on the commitment date.  This typically occurs when the conversion price is less than the fair value of the stock on the date the instrument was issued.  The value of a BCF is equal to the intrinsic value of the feature, the difference between the conversion price and the common stock into which it is convertible, and is recorded as additional paid in capital and as a debt discount in the consolidated balance sheet.  We amortize the balance over the life of the underlying debt as amortization of debt discount expense in the consolidated statement of operations.  If the debt is retired early, the associated debt discount is then recognized immediately as amortization of debt discount expense in the consolidated statement of operations.

If the conversion feature does not qualify for either derivative treatment or as a BCF, the convertible debt is treated as traditional debt.

Modification of debt instruments –  Modifications or exchanges of debt that are not considered to be a troubled debt restructuring, are considered extinguishments if the terms of the new debt and the original instrument are substantially different.  The instruments are considered substantially different when the present value of the cash flows under the terms of the new debt instrument are at least 10% different from the present value of the remaining cash flows under the terms of the original instrument.  The fair value of non-cash consideration associated with the new debt instrument, such as warrants, are included as a day one cash flow in the 10% cash flow test.  If the original and new debt instruments are substantially different, the original debt is derecognized and the new debt is initially recorded at fair value, with the difference recognized as an extinguishment gain or loss.  If the original and new debt instruments are not substantially different, the new effective interest rate is applied to the modified agreement based on the original terms and the increase, if any, in fair value under the modified agreement.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability, in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the measurement of the fair value of the assets or liabilities.

Our financial instruments include cash, accounts receivable, note receivable, accounts payables and tenant deposits. The carrying values of these financial instruments approximate their fair value due to their short maturities.  The carrying amount of our debt approximates fair value because the interest rates on these instruments approximate the interest rate on debt with similar terms available to us.  Our derivative liability was adjusted to fair market value at the end of each reporting period, using Level 3 inputs.

Revenue Recognition

We recognize revenue when the four revenue recognition criteria are met, as follows:

Persuasive evidence of an arrangement exists – our customary practice is to obtain written evidence, typically in the form of a contract or purchase order;

Delivery – when services are completed in accordance with the underlying contract, or for the sale of goods when custody is transferred to our customers either upon shipment to or receipt at our customers’ locations, with no right of return or further obligations;

The price is fixed or determinable – prices are typically fixed and no price protections or variables are offered; and

Collectability is reasonably assured – we typically work with businesses with which we have a long standing relationship, as well as continually monitoring and evaluating customers’ ability to pay.

Refunds and returns, which are minimal, are recorded as a reduction of revenue.

Share-based Payments

Nonemployees – We may enter into agreements with nonemployees to make share-based payments in return for services. These payments may be made in the form of common stock or common stock warrants. We recognize expense for fully-vested warrants at the time they are granted. For awards with service or performance conditions, we generally recognize expense over the service period or when the performance condition is met; however, there may be circumstances in which we determine that the performance condition is probable before the actual performance condition is achieved. In such circumstances, the amount recognized as expense is the pro rata amount, depending on the estimated progress towards completion of the performance condition. Nonemployee share-based payments are measured at fair value, based on either the fair value of the equity instrument issued or on the fair value of the services received. Typically, it is not practical to value the services received, so we determine the fair value of common stock grants based on the price of the common stock on the measurement date (which is the earlier of the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, if there are sufficient disincentives to ensure performance, or the date at which the counterparty’s performance is complete), and the fair value of common stock warrants using Black-Scholes. We use historical data to estimate the expected price volatility, the expected stock option life and expected forfeiture rate. The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant for the estimated life of the stock option. For awards that are recognized when a performance condition is probable, the fair value is estimated at each reporting date. The cost ultimately recognized is the fair value of the equity award on the date the performance condition is achieved. Accordingly, the expense recognized may change between interim reporting dates and the date the performance condition is achieved.

Awards of common stock with a service or performance condition, where the ultimate number of shares to be issued is uncertain, are classified as liabilities.  All other nonemployee awards are classified as equity.

Employees – We issue options to purchase our common stock to our employees, which are measured at fair value using Black-Scholes. We use historical data to estimate the expected price volatility, the expected stock option life and expected forfeiture rate. The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant for the estimated life of the stock option.  We recognize expense on a straight-line basis over the service period, net of an estimated forfeiture rate, resulting in a compensation cost for only those shares expected to vest.  Awards to employees are classified as equity.

Shipping and Handling

Payments by customers to us for shipping and handling costs are included in revenue on the consolidated statements of operations, while our expense is included in cost of goods sold. Shipping and handling for inventory is included as a component of inventory on the consolidated balance sheets, and in cost of goods sold in the consolidated statements of operations when the product is sold.

Income Taxes

We recognize deferred income tax assets and liabilities for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amount of our assets and liabilities. We monitor our deferred tax assets and evaluate the need for a valuation allowance based on the estimate of the amount of such deferred tax assets that we believe do not meet the more-likely-than-not recognition criteria. We also evaluate whether we have any uncertain tax positions and would record a reserve if we believe it is more-likely-than-not our position would not prevail with the applicable tax authorities. Our assessment of tax positions as of December 31, 2016 and 2015, determined that there were no material uncertain tax positions.

Reportable Segments

Our reporting segments consist of:  a) Security and Cash Transportation Services; b) Marketing Consulting and Apparel; c) Operations Consulting and Products; and d) Finance and Real Estate.  Our Chief Executive Officer has been identified as the chief decision maker.  Our operations are conducted primarily within the United States of America.  For the years ended December 31, 2016 and 2015, our wholesale supply business, GC Supply, is now included in our Operations Consulting and Products segment; whereas, previously it was included in the Marketing and Products segment.  Prior year amounts have been reclassified to conform to this new presentation.

Related Parties

Related parties are any entities or individuals that, through employment, ownership or other means, possess the ability to direct or cause the direction of the management and policies of the Company.  We disclose related party transactions that are outside of normal compensatory agreements, such as salaries or board of director fees.  We had related party transactions with the following individuals / companies:

Michael Feinsod – Chairman of our Board of Directors (“Board”).

Infinity Capital West, LLC (“Infinity Capital”) – An investment management company that was founded and is controlled by Michael Feinsod.

DB Arizona – A company that has borrowed $825,000 from Infinity Capital.  While we do not possess the ability to influence DB Arizona, and DB Arizona does not possess the ability to influence us, we are including DB Arizona as a related party due to our relationship with Michael Feinsod and Infinity Capital, and their relationship with DB Arizona.

Recently Issued Accounting Standards

Financial Accounting Standards Board, or FASB, Accounting Standards Update, or FASB ASU 2017-04 “Simplifying the Test for Goodwill Impairment (Topic 350)” – In January 2017, the FASB issued 2017-04.  The guidance removes “Step Two” of the goodwill impairment test, which required a hypothetical purchase price allocation.  A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill.  The ASU is effective for annual reporting periods beginning after December 15, 2019, and for interim periods within those years, with early adoption permitted.  We do not expect this ASU to have a significant impact on our consolidated financial statements and related disclosures.

FASB ASU 2017-01 “Clarifying the Definition of a Business (Topic 805)” – In January 2017, the FASB issued 2017-1.  The new guidance that changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business.  The guidance requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of transferred assets and activities is not a business.  The guidance also requires a business to include at least one substantive process and narrows the definition of outputs by more closely aligning it with how outputs are described in ASC 606.  The ASU is effective for annual reporting periods beginning after December 15, 2017, and for interim periods within those years.  Adoption of this ASU is not expected to have a significant impact on our consolidated results of operations, cash flows and financial position.

FASB ASU 2016-15 “Statement of Cash Flows (Topic 230)” – In August 2016, the FASB issued 2016-15.  Stakeholders indicated that there is a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows.  ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice.  This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those fiscal years.  Early adoption is permitted.  Adoption of this ASU will not have a significant impact on our statement of cash flows.

FASB ASU 2016-12 “Revenue from Contracts with Customers (Topic 606)” – In May 2016, the FASB issued 2016-12.  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  ASU

2016-12 provides clarification on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications.  This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. We are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

FASB ASU 2016-11 “Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815)” – In May 2016, the FASB issued 2016-11, which clarifies guidance on assessing whether an entity is a principal or an agent in a revenue transaction.  This conclusion impacts whether an entity reports revenue on a gross or net basis.  This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. We are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

FASB ASU 2016-10 “Revenue from Contracts with Customers (Topic 606)” – In April 2016, the FASB issued ASU 2016-10, clarify identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas.  This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. We are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

FASB ASU 2016-09 “Compensation – Stock Compensation (Topic 718)” – In March 2016, the FASB issued ASU 2016-09, which includes multiple provisions intended to simplify various aspects of accounting for share-based payments.  The new guidance will require entities to recognize all income tax effects of awards in the income statement when the awards vest or are settled.  It also will allow entities to make a policy election to account for forfeitures as they occur.  This ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years.  We do not expect this standard will have a significant impact on our consolidated financial statements and related disclosures.

FASB ASU 2016-02 “Leases (Topic 842)” – In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability.  For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance.  Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines.  Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard.  This ASU is effective for fiscal years beginning after December 18, 2018, including interim periods within those fiscal years.  We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

FASB ASU 2015-17”Income Taxes (Topic 740)” – In November 2015, the FASB issued ASU 2015-17, which simplifies the presentation of deferred tax assets and liabilities on the balance sheet.  Previous GAAP required an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts on the balance sheet.  The amendment requires that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet.  This ASU is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018.  We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

FASB ASU 2015-16 “Business Combinations (Topic 805),” or ASU 2015-16 - In September 2015, the FASB issued ASU 2015-16, which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. This ASU is effective for interim and annual reporting period beginning after December 15, 2016, including interim periods within those fiscal years, with the option to early adopt for financial statements that have not been issued. We will apply this guidance to any business combinations that may occur.

FASB ASU 2015-11 “Inventory (Topic 330): Simplifying the Measurement of Inventory,” or ASU 2015-11 - In July 2015, the FASB issued ASU 2015-11, which requires an entity to measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments apply to inventory that is measured using first-in, first-out (FIFO) or average cost. This ASU is effective for interim and annual reporting periods beginning after December 15, 2016, with the option to early adopt as of the beginning of an annual or interim period. We do not expect the adoption of this ASU to have a significant impact on our financial position, results of operations and cash flows.

NOTE 2.   BUSINESS ACQUISITIONS

IPG Acquisition

On March 26, 2015, we entered into an Asset Purchase Agreement (the “IPG APA”) by and among us and Iron Protection Group, LLC, a Colorado limited liability company (“Seller”), whereby we agreed to acquire substantially all of the assets of Seller (the “IPG Acquisition”).  This acquisition expanded our service offerings in the cannabis industry and provided a new revenue stream.

Pursuant to the terms of the IPG APA, we delivered to Seller 500,000 restricted shares of our common stock, which vested over a one-year period (100,000 shares on October 1, 2015; 200,000 shares on January 1, 2016; and 200,000 shares on April 1, 2016).

In addition, we delivered to Seller three-year warrants (the “IPG Warrants”) to purchase an aggregate of 500,000 shares of our common stock at an exercise price of: (i) $4.50 for warrants to purchase 250,000 shares, and (ii) $5.00 for warrants to purchase another 250,000 shares.  The IPG APA contains certain provisions that require Seller to forfeit a portion of the stock consideration in the event that Seller violates its obligations under the IPG APA relating to non-competition and non-disclosure. The closing date of the IPG Acquisition was March 26, 2015, and we calculated the purchase price of the IPG Acquisition to be approximately $1,887,000. At the acquisition date and pursuant to the IPG APA, we did not assume any of the Seller’s liabilities and there were no tangible assets of significance.

The aggregate consideration was as follows:

Common stock payable	$1,054,000
Warrants issued with $4.50 exercise price	421,000
Warrants issued with $5.00 exercise price	412,000
$1,887,000

The 500,000 shares of common stock were valued based on the closing price per share on March 26, 2015, or $2.48, reduced by a discount of 15% due to restrictions in the ability to trade our common stock.  The $1,054,000 value of stock consideration was recorded as accrued stock payable on the consolidated balance sheet, which was reduced as we issued common stock according to the vesting schedule.

The purchase price allocation was as follows:

Intangible assets:
Customer relationship intangible	$1,000,000
Marketing-related intangibles	200,000
Non-compete agreements	500,000
Goodwill	187,000
$1,887,000

We finalized the purchase price allocation in the fourth quarter of the year ended December 31, 2015.

In connection with our acquisition of IPG, we agreed to issue to the sole shareholder of the Seller 100,000 fully vested warrants to purchase shares of our common stock if revenues of the Security segment exceeded $3,000,000 for the year ended December 31, 2015, with an exercise price of $2.48.  This condition was not met during the year ended December 31, 2015, so no value was recorded for these warrants.

The accompanying consolidated financial statements include the results of IPG from the date of acquisition, March 26, 2015.  The pro forma effects of the acquisition on the results of operations as if the transaction had been completed on January 1, 2015, are as follows:

Year ended December 31,
2015 (Unaudited)
Total net revenues	$2,132,724
Net loss	(8,733,016)
Net loss per common share:
Basic and diluted	$(0.60)

Chiefton Acquisition

On September 25, 2015, we closed an asset purchase agreement for the purchase of substantially all the assets of Chiefton Supply Co., a Colorado corporation, and established a dba within GCC of Chiefton.  This acquisition expanded our service offerings in the cannabis industry and provided a new revenue stream.

We acquired the Chiefton assets for consideration of 80,000 restricted shares of our common stock. The shares remained in escrow for six months for the exclusive purpose of being available to indemnify us for any claims that may be made by any person or governmental entity related to or arising from Chiefton’s intellectual property during the six month period after closing. After such period, the shares were released since no claims were made.

The aggregate consideration was as follows:

Cash	$12,249
Common stock	69,400
Aggregate consideration	$81,649

The value of the common stock consideration was estimated based on our closing common stock price on September 25, 2015, or $1.02 per share, reduced by a discount of 15% due to restrictions in the ability to trade our shares.  The $69,400 value of stock consideration was included in accrued stock payable on the consolidated balance sheet as of December 31, 2015.

The purchase price allocation was as follows:

Inventory	$12,249
Intangible assets – Chiefton brand and graphic designs	69,400
$81,649

We finalized the purchase price allocation in the fourth quarter of the year ended December 31, 2015.

NOTE 3.  RECEIVABLES

Our accounts receivables consisted of the following:

	December 31,
	2016	2015
Accounts receivable	$225,314	$133,692
Less: Allowance for doubtful accounts	(43,100)	(9,139)
Total	$182,214	$124,553

Our note receivable – related party consists of principal of $75,000 and accrued interest of $2,202 due from DB Arizona.  The loan bears interest at 14%, with principal and interest due on May 30, 2017.

Future minimum lease payments due to us for the lease of our cultivation property in a suburb of Pueblo, Colorado consist of:

Year ending December 31
2017	$112,753
2018	115,008
2019	117,308
2020	119,655
2021	126,548
$591,272

NOTE 4.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2016	2015
Land	$812,340	$812,340
Buildings	871,767	871,767
Leasehold improvements	41,534	41,534
Furniture, fixtures and equipment	107,741	66,044
	1,833,382	1,791,685
Less: Accumulated depreciation	(118,579)	(66,417)
	$1,714,803	$1,725,268

Depreciation expense was $51,913 and $38,355, respectively, for the years ended December 31, 2016 and 2015.

NOTE 5.   INTANGIBLE ASSETS AND GOODWILL

Intangible Assets

Intangible assets consisted of the following:

December 31, 2016	Gross	Accumulated Amortization	Net	Estimated Life (in years)
Chiefton brand and graphic designs	$69,400	$44,017	$25,383	2

December 31, 2015	Gross	Accumulated Amortization	Net	Estimated Life (in years)
Customer relationships (IPG)	$1,000,000	$76,712	$923,288	10
Marketing-related (IPG)	200,000	30,685	169,315	5
Non-compete agreements (IPG)	500,000	127,854	372,146	3
Chiefton brand and graphic designs	69,400	9,222	60,178	2
Intangible assets, net	$1,769,400	$244,473	$1,524,927

The Chiefton brand and graphic designs intangible asset will be fully amortized during the year ending December 31, 2017.

Amortization expense was $342,302 and $244,473 for the years ended December 31, 2016 and 2015.

Goodwill

In connection with our acquisition of IPG, we recorded goodwill of $187,000.

Impairment of Intangible Assets and Goodwill

During the year ended December 31, 2016, we recorded an impairment charge for goodwill and the remaining unamortized value of the IPG intangible assets.  Colorado placed a limit on the number of licenses they would issue for cannabis cultivation facilities, which resulted in the aggregation of licenses by just a few companies.  Colorado did not, however, limit the level of production for these facilities.  As a result, since IPG was acquired, and the related intangible assets and goodwill were valued, there has been significant growth in the supply of cannabis in the Colorado market, which has led to significantly lower wholesale prices for cannabis towards the end of 2016 compared to earlier in the year and in 2015.  As a result of lower prices and aggregation of operations, cultivation companies are not using outside security services to the extent originally projected.  Due to these changes to the Colorado market, as of December 31, 2016, expected future cash flows for IPG’s operations in Colorado are estimated to remain at or near break even.  Accordingly, we have recorded an impairment charge of $1,344,242.

NOTE 6.    DEBT

Infinity Note – Related Party

In February 2015, we issued a senior secured note to Infinity Capital, as amended in April 2015, bearing interest at 5% payable monthly in arrears commencing June 30, 2015, until the maturity date of August 31, 2015 (the “Infinity Note”).   On December 31, 2016, the Infinity Note was amended to aggregate principal and interest, and extend the due date of principal and interest to September 21, 2018.  On July 1, 2015, the outstanding principal and interest of $309,000 was settled by our issuing a 10% private placement note.  Subsequent to the settlement on July 1, 2015, we continued to borrow under the Infinity Note through September 1, 2016. No additional advances may be made after December 31, 2016. The Infinity Note is collateralized by a security interest in substantially all of our assets. Interest expense for the Infinity Note for the years ended December 31, 2016 and 2015, was approximately $61,000 and $60,000, respectively.

Notes Payable

	December 31,
	2016	2015
12% Notes	$2,750,000	$–
10% Notes	–	659,000
14% Greenhouse Mortgage	–	600,000
8.5% Pueblo Mortgage	–	158,307
	2,750,000	1,417,307
Unamortized debt discount	(1,934,750)	(279,435)
	815,250	1,137,872
Less: Current portion	–	(986,475)
Long-term portion	$815,250	$151,397

12% Notes

In September 2016, we completed a $3,000,000 private placement pursuant to a promissory note and warrant purchase agreement (the “12% Agreement”) with certain accredited investors, bearing interest at 12%, with principal due September 21, 2018, and interest payable quarterly (each such note, a “12% Note,” and collectively, the “12% Notes”).  In the event of default, the interest rate increases to 18%.  The 12% Notes are collateralized by a security interest in substantially all of our assets.  We may prepay the 12% Notes at any time, but in any event must pay at least one year of interest.

Subject to the terms and conditions of the 12% Agreement, each investor was granted fully-vested warrants equal to their note principal times three (the “12% Warrants”), or nine million warrants, with a life of three years.  4.5 million warrants have an exercise price of $0.35 per share and the other 4.5 million warrants have an exercise price of $0.70 per share.  Should we issue any equity-based instruments at a price lower than the exercise price(s) of the 12% Warrants, other than under our Incentive Plan, the exercise price(s) of the 12% Warrants will be adjusted to the lower price.  The 12% Warrants may be exercised at the option of the holder (a) by paying cash, (b) by applying the amount due under the 12% Notes as consideration, or (c) if there is no effective registration statement for the 12% Warrants within six months of being granted, the holder may exercise on a cashless basis.  The registration statement related to the 12% Warrants was declared effective on December 23, 2016.  Since the 12% Warrants include a clause requiring repricing, the warrants are considered to be a derivative that is recorded as a liability at fair value.

We received $2,450,000 of cash for issuing the 12% Notes.  $300,000 of 10% Notes and $250,000 of the 14% Greenhouse Mortgage were converted into 12% Notes.  We concluded that these conversions met the criteria for a debt extinguishment and, accordingly, recorded a loss on extinguishment of $1,728,280 during the year ended December 31, 2016.  The loss on extinguishment represents the fair value of the 12% Warrants issued to the previous 10% Note holders and the 14% Greenhouse Mortgage lender.  The fair value of the 12% Warrants not associated with the conversions was recorded as a debt discount of $2,450,000 and interest expense of $5,189,000.  The 12% Notes are otherwise treated as conventional debt.

8% Notes

In August 2016, we completed a private placement pursuant to a promissory note and warrant purchase agreement (the “8% Notes”) with two accredited investors, bearing interest at 8%, payable on demand by the lenders.  Subject to the terms of the 8% Notes, we issued 100,000 warrants having an exercise price of $0.78 per share, with a life of three years.  We received cash of $50,000.  The debt was treated as conventional debt and the fair value of the warrants is included in additional paid-in capital.  Since the 8% Notes were payable on demand, the $31,100 relative fair value of the warrants was expensed immediately, included in amortization of debt discount on the consolidated statements of operations for the year ended December 31, 2016.  One of the 8% Notes, of $25,000, was with one of our board members.  Both 8% Notes were paid off with proceeds from the 12% Notes in September 2016.

10% Notes

In September 2016, we extinguished the 10% Notes by paying cash of $359,000 and converting $300,000 into 12% Notes.

In 2015, we completed a private placement pursuant to a promissory note and warrant purchase agreement (the “10% Agreement”) with certain accredited investors, bearing interest at 10% payable quarterly (each such note, a “10% Note,” and collectively, the “10% Notes”).  Subject to the terms and conditions of the 10% Agreement, each investor was granted fully-vested warrants equal to their note principal divided by two (the “10% Warrants”) (with standard dilution clauses).  The 10% Warrants are exercisable for a period of eighteen months after grant date and have an exercise price of $1.08 per share.  The debt was treated as conventional debt.  The 10% Notes were collateralized by a security interest in substantially all of our assets.

$309,000 of the 10% Notes were due to a related party, Infinity Capital.  During the years ended December 31, 2016 and 2015, approximately $22,500 and $14,000, respectively, of interest expense under the 10% Notes related to Infinity Capital.  The Infinity Capital portion of the principle and accrued interest of the 10% Notes was settled for cash of $347,000, in September 2016.

On June 3, 2016, we reached an agreement with the 10% Note holders to extend the maturity date from May 1, 2016 to January 31, 2017.  In exchange for the extension, we issued the holders an aggregate of 659,000 additional warrants to purchase our common stock at $1.07 per share for a period of five years, with an aggregate fair value of $358,000, determined using Black-Scholes, a risk-free rate of 1.2% and volatility of 151%.  We concluded that this modification of the debt instruments met the criteria for a debt extinguishment and, accordingly, recorded additional paid-in capital and a loss on extinguishment of debt of $358,000 during the year ended December 31, 2016.  Absent the warrants, the fair value of the new debt remained the same as the fair value of the original debt.  In December 2016, the expiration date of the remaining original warrants was extended from December 23, 2016 to December 31, 2017, resulting in expense of $84,000, included in loss on extinguishment of debt during the year ended December 31, 2016.

14% Greenhouse Mortgage

In September 2016, we extinguished the 14% Greenhouse Mortgage by paying cash of $350,000 and converting $250,000 into 12% Notes.  The remaining unamortized debt discount of $13,280 was included in loss on extinguishment of debt in the consolidated statements of operations during the year ended December 31, 2016.

In October 2014, we executed a mortgage on The Greenhouse in the amount of $600,000, bearing 14.0% interest payable monthly, with a maturity date of October 21, 2016 (the “14% Greenhouse Mortgage”).  The debt was treated as conventional debt.

In addition, we granted warrants to Evans Street Lendco LLC (“Evans Lendco”), the note holder of the 14% Greenhouse Mortgage, which were set to expire on October 21, 2016.  The warrants vested immediately and allowed for Evans Lendco to purchase 600,000 shares of our common stock at a price of $4.40 per share, (with standard dilution clauses).  Due to the drop in our stock price, on July 29, 2015, we agreed with Evans Lendco to replace the warrants previously issued to Evans Lendco with warrants to purchase 225,000 shares of our stock at $1.20 per share with a term of two years.  The estimated fair value of the replacement warrants was less than the fair value of the original warrants on their date of grant.  Accordingly, we continued to amortize the remaining fair value of the original warrants over the remaining life of the underlying debt until the debt was extinguished in September 2016, at which time the remaining debt discount was fully expensed.

8.5% Pueblo Mortgage

In September 2016, we extinguished the 8.5% Pueblo Mortgage by paying cash of $153,189.

In December 2013, we executed a mortgage on our Pueblo West Property in the amount of $170,000, bearing 8.5% interest with monthly principal and interest payments totaling $1,674, with the balance due on December 31, 2018 (the “8.5% Pueblo Mortgage”). This note was convertible at any time at $5.00 per share.

Derivative treatment was not required, as the conversion feature meets the scope exception. The conversion feature was not beneficial, because the conversion price was higher than the stock price on the commitment date.  Accordingly, we treated the Pueblo Mortgage as conventional debt.

12% Convertible Notes

Conversion of 12% Convertible Notes

During the year ended December 31, 2015, lenders converted $321,123 of 12% Convertible Notes for 64,225 shares of our common stock.  The December 2013 Issuance and the January 2014 Issuance (collectively, the “12% Convertible Notes”) included a provision that if the trading stock price exceeded $10 for twenty consecutive trading days and the daily volume for those twenty consecutive trading days exceeds 25,000 shares, then the 12% Convertible Notes convert into shares of our common stock on or after December 1, 2015.  As of April 24, 2014, these parameters were met.  On December 1, 2015, the remaining $1,330,000 of convertible notes was automatically converted to 266,000 shares of our common stock.

December 2013 Issuance

In December 2013, we entered into convertible promissory notes with various third parties totaling $530,000 (the “December 2013 Issuance”). The principal amounts of these notes ranged between $10,000 and $150,000. The notes required quarterly interest payments at 12%, and were convertible into shares of our common stock at a conversion rate of $5.00 per share (with standard dilution clauses).

Derivative treatment was not required, as the conversion feature met the scope exception. The conversion feature was not beneficial, because the conversion price was higher than the stock price on the commitment date.  Accordingly, we treated the December 2013 Issuance as conventional debt.

January 2014 Issuance

In January 2014, we entered into convertible promissory notes with various third parties totaling $1,605,000 (the “January 2014 Issuance”). The principal amounts of these notes ranged between $10,000 and $200,000. The notes required quarterly interest payments at 12%, and were convertible into shares of our common stock at a conversion rate of $5.00 per share (with standard dilution clauses).

Derivative treatment was not required, as the conversion feature met the scope exception.  Since the initial conversion price was less than the market value of the common stock at the time of issuance, it was determined that a beneficial conversion feature existed. The intrinsic value of the beneficial conversion feature and the combined value of the debt discount resulted in a value greater than the value of the debt and, as such, the total discount was limited to the value of the debt balance of $1,605,000.

The Infinity Note and the 12% Notes, totaling $4,120,126, are due and payable on September 21, 2018.

NOTE 7.  ACCRUED STOCK PAYABLE

The following tables summarize the changes in accrued common stock payable:

	Amount	Number of Shares
December 31, 2014	$524,042	$350,000
Architectural Services - issued	(114,693)	(50,000)
IPG acquisition – accrued	1,054,000	500,000
IPG acquisition – issued	(210,800)	(100,000)
Chiefton acquisition – accrued	69,400	80,000
Feinsod Agreement – accrual	723,851	–
Feinsod Agreement - issued	(663,000)	(150,000)
Employment agreements - accrued	131,608	50,000
Consulting services - accrued	18,012	50,000
December 31, 2015	1,532,420	730,000
Feinsod Agreement – accrual	192,800	–
Feinsod Agreement – issued	(663,000)	(150,000)
Consulting services – accrual	6,988	–
Consulting services – issued	(25,000)	(50,000)
Employment agreements – accrual	567	–
Employment agreements – issued	(132,175)	(50,000)
IPG acquisition – issued	(843,200)	(400,000)
Chiefton acquisition – issued	(69,400)	(80,000)
December 31,2016	$–	$–

Feinsod Agreement

On August 4, 2014, we entered into an agreement with Michael Feinsod in consideration for serving as Executive Chairman of the Board and as a member of the Board and pursuant to the terms of the Executive Board and Director Agreement (the “Feinsod Agreement”).  The Board approved the issuance to Infinity Capital of (a) 200,000 shares of our common stock on August 4, 2014; (b) 1,000,000 shares of our common stock upon the uplisting of our common stock to the OTC Market’s OTCQB; (c) 150,000 shares of our common stock on August 4, 2015; and (d) 150,000 shares of our common stock on August 4, 2016.  Mr. Feinsod must remain a member of the Board in order for the common stock to be issued.  In addition, the Feinsod Agreement required the issuance of a number of shares of our common stock to Infinity Capital equal to 10% of any new issuances not to exceed 600,000 shares of our common stock in the aggregate during the time that Mr. Feinsod remains a member of the Board (the “New Issuance Allowance”).  Under the terms of the Feinsod Agreement, the New Issuance Allowance would not be triggered upon issuances relating to convertible securities existing as of the date of the Feinsod Agreement.  For illustrative purposes, if we issue 7,000,000 new shares of common stock, then the New Issuance Allowance issued to Infinity Capital would be capped at 600,000 shares of our common stock.  No shares have been issued under the New Issuance Allowance.

The 1,000,000 shares of our common stock were valued at $2.97 per share, based on the closing price of our common stock of $3.49 on April 27, 2015, and then reduced by 15% due to restrictions on the ability to trade our shares.  The other shares under the Feinsod Agreement were valued at $4.42 per share, based on the closing price of our common stock of $5.20 on August 4, 2014, and then reduced by 15% due to restriction on the ability to trade our common stock.  We recognized expense for the unissued shares ratably over the vesting period.

Architectural Services

On December 12, 2014, we agreed to issue 50,000 shares of our common stock to an architectural firm to prepare architectural plans for The Greenhouse.  The firm also received warrants to purchase 150,000 shares of our common stock at an exercise price of $4.40 per share, at any time on or before December 12, 2016.  The shares of common stock were issued in 2015.  We capitalized the cost of the architectural plans as part of Buildings within Property and Equipment on the consolidated balance sheet.

Employment Agreements

On May 13, 2015, we hired two individuals from NBC, an unaffiliated entity serving the cannabis industry, to service our new and existing clients. We did not purchase any existing client base from NBC and upon execution of employment agreements, granted these persons a total of 100,000 shares of our common stock with a vesting date of January 1, 2016. We valued the 100,000 shares on the date of grant, based on a closing price per share of our common stock of $3.11 on May 13, 2015, and then reduced by 15% due to restriction on the ability to trade our common stock., resulting in a fair value of $264,350.  One individual forfeited his shares, so expense was only recognized for 50,000 shares.  These shares were issued in April 2016.

Consulting Agreement

On July 15, 2015, we entered into an agreement with an individual to provide consulting services to customers in exchange for 50,000 shares of our common stock to be delivered on March 15, 2016.  The fair value of the common stock was determined at the end of each reporting period and the pro rata amount earned is recognized as accrued stock payable over the term of the agreement.  These shares were issued in March 2016.

NOTE 8.   DERIVATIVE WARRANT LIABILITY

12% Warrants

On September 21, 2016, in connection with the 12% Notes, we issued the 12% Warrants, which are treated as a derivative liability and adjusted to fair value at the end of each period.  The underlying assumptions used in the binomial model to determine the fair value of the derivative warrant liability were:

	September 21, 2016	December 31, 2016
Current stock price	$1.20	$3.20
Risk-free interest rate	0.92%	1.50%
Expected dividend yield	–	–
Expected term (in years)	3.0	2.7
Expected volatility	146%	153%
Number of iterations	5	5

The initial fair value of the derivative warrant liability was recorded as follows:

Extinguishment of debt	$1,715,000
Interest expense	5,189,000
Debt discount	2,450,000
Initial fair value of warrants issued	$9,354,000

Changes in the derivative warrant liability were as follows:

January 1, 2016	$–
Initial fair value of warrants issued	9,354,000
Increase in fair value	17,284,000
Reclassification to additional paid-in capital upon exercise of warrants	(3,518,000)
December 31, 2016	$23,120,000

Series C Warrants – Full Circle

On January 21, 2014, in connection with a Securities Purchase Agreement (the “SPA”) we entered into with Full Circle Capital Corporation (“Full Circle”), for $500,000 we issued to Full Circle, fully-vested warrants (“Series C Warrants”), which allow Full Circle to purchase up to 1,000,000 shares of our common stock at any time on or prior to January 21, 2017 at a price of $5.50 per share. As part of the $500,000 proceeds from the issuance of the Series C Warrants, $100,000 was retained by Full Circle to cover legal and deal related expenses of future financing transactions, which was recorded as deferred financing costs.  On September 24, 2014, we and Full Circle entered into Amendment No. 1 to the SPA, which changed the exercise price of the warrants issuable to $4.00 per share of our common stock, and increased the amount of warrants issuable to 1,400,000.

The Series C Warrants had non-standard anti-dilution protection provisions and, under certain conditions, granted the right to the holder to require us to adjust the warrant’s exercise price to a lower price. Accordingly, these warrants were accounted for as derivative liabilities.  We used the binomial pricing model with assumptions that included the fair value of the underlying stock, risk-free interest rate, volatility, expected life and dividend rates in estimating fair value for the warrants considered to be derivative instruments.

On January 21, 2015, Full Circle executed a cashless exercise of 1,215,000 warrants in exchange for 660,263 common shares of our common stock.  On May 1, 2015, we and Full Circle entered into Amendment No. 2 to the Series C Warrants, pursuant to which Full Circle executed a cashless exercised of 160,000 warrants and received 100,000 shares of our common stock. On May 4, 2015, Full Circle exercised its remaining warrants under the Series C Warrants for $100,000 and purchased 25,000 shares of our common stock for $4.00 per share.  Following these transactions, there are no more Series C Warrants outstanding.

The underlying assumptions used in the binomial model to determine the fair value of the derivative warrant liability were:

	May 1, 2015	May 4, 2015	December 31, 2014
Current stock price	$3.75	$3.50	$5.02
Risk-free interest rate	0.60%	0.60%	0.60%
Expected dividend yield	–	–	–
Expected term (in years)	1.8	1.8	3.0
Expected volatility	133%	133%	129%
Early exercise factor	1.33	1.33	1.33

Changes in the derivative warrant liability and cumulative expense were as follows:

	Liability	Cumulative Expense (Gain)
December 31, 2014	$3,893,904	$3,393,904
Increase in the fair value of warrant liability	14,010	14,010
Reclassification to additional paid-in capital upon exercise of warrants	(3,683,270)	–
Gain on settlement of derivative	(224,644)	(224,644)
December 31, 2015	$–	$3,183,270

NOTE 9.   COMMITMENTS AND CONTINGENCIES

Operating Leases

We entered into a three-year agreement effective April 21, 2014, for a 1,800 square foot warehouse supply and distribution facility, through April 30, 2017. We do not intend to renew this lease.

Lease expense was approximately $9,900 and $9,600, respectively, for the years ended December 31, 2016 and 2015.  The future obligations under the warehouse lease are approximately $3,400 for 2017.

DB Option Agreement

On November 4, 2015, we entered into an agreement (the “DB Option Agreement”) with Infinity Capital, a related party, which was amended on March 29, 2016 (the “Amended DB Option Agreement”) and on September 16, 2016 (the “Second Amended DB Option Agreement”).  Pursuant to the Amended DB Option Agreement, we have the right to purchase all of Infinity Capital’s interest in DB Arizona at Infinity Capital’s actual cost, plus $1.00, or $915,001. The interests for which the option has been granted are Infinity Capital’s 50% equity interest in the membership interests of DB Arizona, and any outstanding unpaid principal and interest owed on promissory note(s) issued by DB Arizona in favor of Infinity Capital for up to $915,000.  DB Arizona is involved in the production and distribution of Dixie Brands, Inc.’s full line of medical cannabis “Dixie Elixirs and Edibles” products in Arizona.  DB Arizona began sales in 2016.  We have no obligation to exercise the option, which expires September 30, 2018.

Legal

To the best of our knowledge and belief, no material legal proceedings of merit are currently pending or threatened.

NOTE 10.  DEFERRED TAXES

The components of net deferred tax assets (liabilities) are as follows:

	December 31,
	2016	2015
Long-lived assets	$504,721	$(117,808)
Equity-based instruments	5,043,533	3,594,015
Net operating loss carryforwards	2,761,830	1,999,309
Deferred tax asset valuation allowance	(8,310,084)	(5,475,516)
	$–	$–

A reconciliation of our income tax provision and the amounts computed by applying statutory rates to income before income taxes is as follows:

	Year ended December 31,
	2016	2015
Income tax benefit at statutory rate	$(11,151,890)	$(2,987,334)
State income tax benefit, net of Federal benefit	(1,518,625)	(406,805)
Amortization of debt discount	313,871	655,669
Loss (gain) on derivative	8,681,320	(81,368)
Loss on extinguishment of debt	838,379	–
Other	2,377	1,440
Valuation allowance	2,834,568	2,818,398
	$–	$–

NOTE 11.   STOCKHOLDERS’ EQUITY

Share-based compensation expense consisted of the following:

	Year ended December 31,
	2016	2015
Employee stock options	$3,346,692	$1,500,783
Consulting services warrants	150,165	77,918
DB Option Agreement warrants	55,100	–
Stock awards (see Note 7)	200,355	3,839,971
	$3,752,312	$5,418,672

Employee Stock Options

On October 29, 2014, the Board authorized the adoption of and on June 26, 2015, our stockholders ratified our 2014 Equity Incentive Plan (the “Incentive Plan”).  The Incentive Plan provides for the issuance of up to 10 million shares of our common stock, and is designed to provide an additional incentive to executives, employees, directors and key consultants, aligning our long term interests with participants.  In April 2016, we filed a Registration Statement on Form S-8 (the “Registration Statement”), which automatically became effective in May 2016.  The Registration Statement relates to 10,000,000 shares of our common stock, which are issuable pursuant to, or upon exercise of, options that have been granted or may be granted under our Incentive Plan.

Share-based compensation costs for award grants to employees and directors (“Employee Awards”) are recognized on a straight-line basis over the service period for the entire award, with the amount of compensation cost recognized at any date equaling at least the portion of the award that is vested.  The following summarizes the Black-Scholes assumptions used for Employee Awards:

Year ended December 31,
	2016	2015
Exercise price	$0.61 – 3.20	$0.60 – 3.75
Stock price on date of grant	$0.63 – 3.20	$0.55 – 3.75
Volatility	146 – 153%	151 – 169%
Risk-free interest rate	0.7 – 1.9%	0.9 – 2.5%
Expected life (years)	3.0 – 5.0	3.0 – 10.0
Dividend yield	–	–

We use an estimated forfeiture rate of 67% and 25%, respectively, for our hourly employees, who were granted 80,500 and 282,000 options, respectively, during the years ended December 31, 2016 and 2015.  We assume options granted to salaried employees will all vest.

The following summarizes Employee Awards activity:

	Number of Shares	Weighted-average Exercise Price per Share	Weighted-average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2014	–
Granted	2,662,000	$1.54
Forfeited or expired	(153,000)	2.39
Outstanding at December 31, 2015	2,509,000	1.49
Granted	6,826,000	0.87
Exercised	(153,000)	1.00
Forfeited or expired	(363,600)	0.97
Outstanding at December 31, 2016	8,818,400	1.04	2.6	$19,191,000

Exercisable at December 31, 2016	1,985,500	$1.50	2.1	$3,480,675

Based on our estimated forfeiture rates, we expect 8,765,045 Employee Awards will vest.  As of December 31, 2016, there was approximately $2,779,686 of total unrecognized compensation expense related to unvested Employee Awards, which is expected to be recognized over a weighted-average period of 0.5 years.

Warrants for Consulting Services

As needed, we may issue warrants to third parties in exchange for consulting services.  Stock-based compensation costs for award grants to third parties for consulting services (“Consulting Awards”) are recognized on a straight-line basis over the service period for the entire award, with the amount of compensation cost recognized at any date equaling at least the portion of the award that is vested.  Service Awards are revalued at each reporting date until fully vested, which may generate an expense or benefit.

On July 1, 2016, for consulting services we granted fully-vested warrants to four individuals to purchase a total of 35,000 shares of our common stock at an exercise price of $0.90 per share, with a term of five years.

On September 21, 2016, we granted fully-vested warrants to one individual to purchase 20,000 shares of our common stock at an exercise price of $1.20 per share, with a term of five years.

On April 24, 2015, we entered into a one-year contract with an individual to provide consulting services to raise capital.  We granted to this individual warrants to purchase 20,000 shares of our common stock at an exercise price of $3.75 per share, with a one year vesting period and a term of two years.

On April 27, 2015, we entered into a one-year contract with a company to provide investor relations services.  We granted to this company warrants to purchase 20,000 shares of our common stock at an exercise price of $3.49 per share, with a one year vesting period and a term of two years.

On June 26, 2015, we granted an individual who provides management consulting services fully-vested warrants to purchase 25,000 shares of our common stock at an exercise price of $2.10 per share with a term of three years.  On August 31, 2015, we granted this individual fully-vested warrants to purchase 5,000 shares of our common stock at an exercise price of $1.03 per share, with a term of three years.  On December 18, 2015, we granted this individual warrants to purchase 7,500 shares our common stock at an exercise price of $0.60 per share, with a one year vesting period and a term of three years.

On June 26, 2015, we granted an individual serving as our chief financial officer fully-vested warrants to purchase 25,000 shares of our common stock at an exercise price of $2.10 per share, with a term of three years.

On July 1, 2015, we entered into a one-year contract with an individual to provide management consulting services.  We granted warrants to purchase 25,000 shares of our common stock at an exercise price of $1.88 per share, with a one year vesting period and a term of three years.

The fair value of each warrant grant is estimated using Black-Scholes.  We use historical data to estimate the expected price volatility.  The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of valuation for the estimated life of the option.  The following summarizes the Black-Scholes assumptions used for Consulting Awards granted:

Year ended December 31,
	2016	2015
Exercise price	$0.60 – 1.20	$0.60 – 3.75
Stock price, date of valuation	$1.91 – 2.33	$0.52 – 0.89
Volatility	146 – 163%	150 – 157%
Risk-free interest rate	0.8 – 1.3%	1.1 – 1.3%
Expected life (years)	2.0 – 4.8	2.0 – 3.0
Dividend yield	–	–

The following summarizes Consulting Awards activity:

	Number of Shares	Weighted-average Exercise Price per Share	Weighted-average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2014	150,000	4.40
Granted	127,500	$2.40
Forfeited or expired	(25,000)	2.10
Outstanding at December 31, 2015	252,500	3.62
Granted	55,000	1.01
Forfeited or expired	(150,000)	4.40
Outstanding at December 31, 2016	157,500	1.96	2.0	$211,350

Exercisable at December 31, 2016	157,500	$1.96	2.0	$211,350

DB Option Agreement warrants

In order to extend the DB Option Agreement with Infinity Capital, in March 2016 we granted Infinity Capital warrants to purchase 100,000 shares of our common stock at an exercise price of $0.67 per share with a five year life.  The fair value of $55,100 is included in share-based compensation expense.  The following summarizes the Black-Scholes assumptions used to estimate the fair value of the DB Option Agreement warrants:

Stock price on date of grant	$ 0.61
Volatility	150%
Risk-free interest rate	1.2%
Expected life (years)	5.0
Dividend yield	–

IPG Acquisition Warrants

In connection with the IPG APA, we issued to IPG 500,000 fully-vested warrants to purchase a) 250,000 shares of our common stock at $4.50 per share, (the “IPG $4.50 Warrants”), and b) 250,000 shares of our common stock at $5.00 per share (the “IPG $5.00 Warrants”) (collectively, the “IPG Warrants”). The IPG Warrants are subject to customary adjustments in the event of our reclassification, consolidation, merger, subdivision of shares of our common stock, combination of shares of our common stock or payment of dividends in the form of the our common stock. The IPG Warrants expire three years after their initial issuance date.  On the date of grant, the IPG $4.50 Warrants and the IPG $5.00 Warrants had fair values of approximately $421,000 and $412,000, respectively, based on the Black-Scholes.

The following summarizes the Black-Scholes assumptions used for IPG Warrants:

Volatility	134%
Risk-free interest rate	1.0%
Expected life (years)	3.0
Dividend yield	–

Warrants with Debt

The fair value of each warrant grant is estimated using Black-Scholes, except for the 12% Warrants (see Note 8).  We use historical data to estimate the expected price volatility.  The risk-free interest rate is based on the United States Treasury yield curve in effect at the time of grant for the estimated life of the warrant.  The following summarizes the Black-Scholes assumptions used for warrants granted for debt:

	Year ended December 31,
	2016	2015
Volatility	$148 – 158%	$125 – 132%
Risk-free interest rate	$0.8 – 1.2%	$0.4 – 0.5%
Expected life (years)	1.1 – 5.0	1.5
Dividend yield	–	–

The following summarizes warrants issued with debt activity:

	Number of Shares	Weighted-average Exercise Price per Share	Weighted-average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2014	642,700	4.44
Granted	554,500	$1.13
Cancelled	(600,000)	4.40
Outstanding at December 31, 2015	597,200	1.41
Granted	9,759,000	0.58
Exercised	(1,330,357)	0.53
Outstanding at December 31, 2016	9,025,843	0.63	2.9	$26,630,710

Exercisable at December 31, 2016	9,025,843	$0.63	2.9	$26,630,710

2013 Warrants

Between July 11, 2013 and September 19, 2013, we issued 973,000 shares of our common stock and 973,000 fully-vested warrants (the “2013 Warrants”) for cash consideration of $1.00 per share. Each 2013 Warrant entitled the holder to purchase one share of our common stock at a price of $10.00 per share. The 2013 Warrants expired unexercised on August 1, 2016.

NOTE 12.  NET LOSS PER SHARE

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the reporting period.  Diluted net loss per share is computed similarly to basic loss per share, except that it includes the potential dilution that could occur if dilutive securities are exercised.

Outstanding stock options and common stock warrants are considered anti-dilutive because we are in a net loss position.  Accordingly, the number of weighted average shares outstanding for basic and fully diluted net loss per share are the same.

The following summarizes equity instruments that may, in the future, have a dilutive effect on earnings per share:

	December 31,
	2016	2015
Stock options	8,818,400	2,509,000
Warrants	9,783,343	2,322,700
Common stock upon conversion of debt	–	31,661
Stock payable	–	630,000
	18,601,743	5,493,361

NOTE 13.   SUBSEQUENT EVENTS

In January 2017, we loaned an additional $26,500 to DB Arizona, a related party, under the note agreement that bears interest at 14% with principal and interest due on May 30, 2017.

In 2017, 2,082,143 shares were issued upon the exercise of 12% Warrants for consideration of $495,625 in cash and $668,750 in reduction of principal under the 12% Notes.

NOTE 14.   SEGMENT INFORMATION

Our operations are organized into four segments: Security and Cash Management Services; Marketing and Products; Consulting and Advisory; and Finance and Real Estate.  All revenue originates and all assets are located in the United States.  We have revised our disclosure to correspond to the information provided to the chief operating decision maker.

Year ended December 31

2016	Security	Marketing	Operations	Finance	Total
Revenues	$2,232,915	$188,594	$432,046	$128,427	$2,981,982
Costs and expenses	(2,253,194)	(387,330)	(555,892)	(32,143)	(3,228,559)
Interest expense	–	–	–	(8,669)	(8,669)
	$(20,279)	$(198,736)	$(123,846)	$87,615	(255,246)
Corporate expenses					(32,544,431)
				Net loss	$(32,799,677)

2015	Security	Marketing	Operations	Finance	Total
Revenues	$1,490,832	$26,420	$144,944	$100,782	$1,762,978
Costs and expenses	(1,611,201)	(43,716)	(367,358)	(32,051)	(2,054,326)
Interest expense	–	–	–	(12,587)	(12,587)
	$(120,369)	$(17,296)	$(222,414)	$56,144	(303,935)
Corporate expenses					(8,482,342)
				Net loss	$(8,786,277)

	December 31,
Total assets	2016	2015
Security	$141,140	$1,784,063
Marketing	50,919	96,343
Operations	55,750	22,268
Finance	515,205	431,639
Corporate	2,094,857	1,348,398
	$2,857,871	$3,682,711

GENERAL CANNABIS CORP

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2017 (Unaudited)	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$252,538	$773,795
Accounts receivable, net	283,406	182,214
Note receivable – DB Arizona	–	77,202
Prepaid expenses and other current assets	173,908	76,493
Inventory	30,443	7,981
Total current assets	740,295	1,117,685

Notes receivable – DB Arizona	221,671	–
Property and equipment, net	1,706,035	1,714,803
Intangible assets, net	139,288	25,383
Total Assets	$2,807,289	$2,857,871

LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable and accrued expenses	$474,200	$363,618
Interest payable	115,237	9,806
Deferred rental revenue and customer deposits	75,499	46,155
Accrued stock payable	330,000	–
Derivative warrant liability	5,239,000	23,120,000
Notes payable (net of discount)	1,280,932	–
Infinity Note – related party	1,370,126	–
Total current liabilities	8,884,994	23,539,579

Notes payable (net of discount)	–	815,250
Infinity Note – related party	–	1,370,126
Tenant deposits	8,854	8,854
Total Liabilities	8,893,848	25,733,809

Commitments and Contingencies	–	–

Stockholders’ Equity (Deficit)
Preferred stock, no par value; 5,000,000 share authorized; no shares issued and outstanding at September 30, 2017 and December 31, 2016	–	–
Common Stock, $0.001 par value; 100,000,000 shares authorized; 20,881,605 and 17,128,778 shares issued and outstanding on September 30, 2017 and December 31, 2016, respectively	20,883	17,129
Additional paid-in capital	38,894,416	26,333,988
Accumulated deficit	(45,001,858)	(49,227,055)
Total Stockholders’ Equity (Deficit)	(6,086,559)	(22,875,938)

Total Liabilities & Stockholders’ Equity (Deficit)	$2,807,289	$2,857,871

See Notes to condensed consolidated financial statements.

GENERAL CANNABIS CORP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
REVENUES
Service	$932,140	$704,489	$2,197,683	$1,988,584
Rent and interest	32,902	25,565	99,251	93,398
Product Sales	14,949	80,326	235,767	122,452
Total revenues	979,991	810,380	2,532,701	2,204,434

COSTS AND EXPENSES
Cost of service revenues	752,154	564,687	1,757,241	1,547,474
Cost of goods sold	32,459	68,992	240,577	112,649
Selling, general and administrative	657,532	409,403	1,976,244	1,146,022
Share-based expense	839,322	872,217	2,995,251	1,974,191
Professional fees	126,303	95,520	454,591	276,706
Depreciation and amortization	39,885	97,988	88,788	292,329
Total costs and expenses	2,447,655	2,108,807	7,512,692	5,349,371

OPERATING LOSS	(1,467,664)	(1,298,427)	(4,979,991)	(3,144,937)

OTHER (INCOME) EXPENSE
Amortization of debt discount	284,900	111,837	1,134,432	327,455
Interest expense	81,563	5,276,550	240,380	5,381,125
Loss on extinguishment of debt	–	1,728,280	–	2,086,280
(Gain) loss on derivative warrant liability	(2,421,000)	6,032,000	(10,580,000)	6,032,000
Total other (income) expense, net	(2,054,537)	13,148,667	(9,205,188)	13,826,860

NET INCOME (LOSS)	$586,873	$(14,447,094)	$4,225,197	$(16,971,797)

PER SHARE DATA
Net income (loss) per share:
Basic	$0.03	$(0.93)	$0.21	$(1.11)
Diluted	(0.06)	(0.93)	(0.21)	(1.11)
Weighted average number of common shares outstanding:
Basic	20,654,502	15,495,421	19,883,329	15,270,968
Diluted	29,186,775	15,495,421	29,624,188	15,270,968

See Notes to condensed consolidated financial statements.

GENERAL CANNABIS CORP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine months ended September 30,
	2017	2016
OPERATING ACTIVITIES
Net income (loss)	$4,225,197	$(16,971,797)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Amortization of debt discount	1,134,432	327,455
Loss on extinguishment of debt	–	2,086,280
Initial fair value of derivative warrant liability included as interest expense	–	5,189,000
(Gain) loss on derivative warrant liability	(10,580,000)	6,032,000
Depreciation and amortization expense	88,788	292,329
Share-based payments	2,995,251	1,974,191
Changes in operating assets and liabilities:
Accounts receivable	(101,192)	(143,141)
Prepaid expenses and other assets	(109,384)	(12,321)
Inventory	(22,462)	(11,627)
Accounts payable and accrued liabilities	245,357	174,948
Net cash used in operating activities:	(2,124,013)	(1,062,683)

INVESTING ACTIVITIES
Purchase of property and equipment	(38,925)	(11,615)
Lending on Note receivable – related party	(26,500)	–
Purchase of GC Finance Arizona LLC	(106,000)	–
Net cash used in investing activities	(171,425)	(11,615)

FINANCING ACTIVITIES
Proceeds from exercise of warrants and stock options	1,599,181	–
Proceeds from the sale of common stock – accrued stock payable	175,000	–
Borrowings under notes payable	–	2,500,000
Increase in Infinity Note – related party	–	497,500
Payments on notes payable	–	(917,307)
Net cash provided by financing activities	1,774,181	2,080,193

NET (DECREASE) INCREASE IN CASH	(521,257)	1,005,895
CASH, BEGINNING OF PERIOD	773,795	58,711
CASH, END OF PERIOD	$252,538	$1,064,606

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid for interest	$131,763	$213,813

NON-CASH TRANSACTIONS
Portion of warrant derivative liability recorded as additional paid-in capital upon exercise of warrants	$7,301,000	$–
12% Note principal used to exercise 12% Warrants	668,750	–
Acquisition of MHPS – accrued stock payable	155,000	–
Issuance of common stock and warrants from accrued stock payable	–	1,069,775
Derivative warrant liability recorded as debt discount	–	2,450,000
Warrants issued in connection with debt recorded as debt discount	–	31,100
10% Notes and 14% Mortgage Note Payable converted to 12% Notes	–	550,000

See Notes to condensed consolidated financial statements.

GENERAL CANNABIS CORP

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1.   NATURE OF OPERATIONS, HISTORY AND PRESENTATION

Nature of Operations

General Cannabis Corp, a Colorado Corporation (the “Company,” “we,” “us,” “our,” or “GCC”) (formerly, Advanced Cannabis Solutions, Inc.), was incorporated on June 3, 2013, and provides services and products to the regulated cannabis industry.  On April 28, 2015, our common stock was uplisted and on May 6, 2015, resumed quotation on the OTC Market’s OTCQB.  Our operations are segregated into the following four segments:

Security and Cash Transportation Services (“Security Segment”)

Iron Protection Group, or IPG, provides advanced security, including on-site professionals and cash transport, to licensed cannabis cultivators and retail shops.  In August 2017, we acquired the operating assets of Mile High Protection Group, LLC, a Colorado limited liability company, which will continue to do business as “Mile High Protection Services,” or Mile High.  Mile High has a diversified client roster, providing security services to hospitality companies, such as hotels, and to licensed cannabis retailers and cultivators in Colorado.  We have also opened an IPG office in California.

Marketing Consulting and Apparel (“Marketing Segment”)

Chiefton Design provides design, branding and marketing strategy consulting services to the cannabis industry.  We assist clients in developing a comprehensive marketing strategy, as well as designing and sourcing client-specific apparel and products.  We now have the capacity of a full service marketing agency as well as the resources to expand our clothing lines.  Chiefton Design also supports our other segments with marketing designs and apparel.

Chiefton’s apparel business, Chiefton Supply, strives to create innovative, unique t-shirts, hats, hoodies and accessories.  Our apparel is sold through our on-line shop, cannabis retailers, and specialty t-shirt and gift shops.  The apparel sold by Chiefton is purchased and screen printed by third parties, for which there are numerous suppliers.

Operations Consulting and Products (“Operations Segment”)

Through Next Big Crop (“NBC”), we deliver comprehensive consulting services to the cannabis industry that include obtaining licenses, compliance, cultivation, retail operations, logistical support, facility design and construction, and expansion of existing operations. Our business plan for NBC correlates to the future growth of the regulated cannabis market in the United States.

NBC oversees our wholesale equipment and supply business, operated under the name “GC Supply,” which provides turnkey sourcing and stocking services to cultivation, retail and infused products manufacturing facilities. Our products include infrastructure, equipment, consumables, and compliance packaging.

Finance and Real Estate (“Finance Segment”)

Real Estate Leasing

We own a cultivation property in a suburb of Pueblo, Colorado, consisting of approximately three acres of land, which currently includes a 5,000 square foot steel building and a parking lot. The property is zoned for cultivating cannabis and is leased to a medical cannabis grower until December 31, 2022.

Our real estate leasing business plan includes the potential future acquisition and leasing of cultivation space and related facilities to licensed marijuana growers and dispensary owners for their operations. Management anticipates that these facilities would range in size from 5,000 to 50,000 square feet. These facilities would only be leased to tenants that possess the requisite state licenses to operate cultivation facilities. The leases with the tenants would include certain requirements that permit us to continually evaluate our tenants’ compliance with applicable laws and regulations.

Shared Office Space, Networking and Event Services

In October 2014, we purchased a former retail bank located at 6565 East Evans Avenue, Denver, Colorado 80224, which has been branded as “The Greenhouse”. The building is a 16,056 square foot facility, which we use as our corporate headquarters.

The Greenhouse has approximately 10,000 square feet of existing office space and 5,000 square feet on its ground floor that is dedicated to a consumer banking design. We continue to assess the opportunity to lease shared workspace for entrepreneurs, professionals and others serving the cannabis industry. Clients would be able to lease office, meeting, lecture, educational and networking space, and individual workstations.  We expect to continue the renovation of The Greenhouse in 2017.

We plan to continue to acquire commercial real estate and lease office space to participants in the cannabis industry. These participants may include media, internet, packaging, lighting, cultivation supplies and financial services-related companies. In exchange for certain services that may be provided to these tenants, we expect to receive rental income in the form of cash. In certain cases, we may acquire equity interests or provide debt capital to these businesses.

Industry Finance

Our industry finance strategy includes evaluating opportunities to make direct term loans or to provide revolving lines of credit to businesses involved in the cultivation and sale of cannabis and related products.  These loans would generally be secured to the maximum extent permitted by law.  We believe there is a significant demand for this type of financing.  We are assessing other finance services including customized finance, capital formation and banking, for participants in the cannabis industry.

DB Products Arizona, LLC

DB Products Arizona, LLC (“DB Arizona”) produces and distributes cannabis-infused elixirs and edible products in Arizona.

In June 2017, we purchased 100% of the ownership interests in GC Finance Arizona LLC (“GC Finance Arizona”) from Infinity Capital for $106,000 in cash.  GC Finance Arizona holds a 50% ownership interest in DB Arizona, an $825,000 loan to DB Arizona, and no liabilities.  We expect future positive cash flows, if any, will first go towards paying the holders of DB Arizona’s notes payable.  Accordingly, we allocated the entire consideration of $106,000 to the note receivable from DB Arizona.

We have determined that DB Arizona is a variable interest entity.  The other 50% owner owns the building in which DB Arizona operates, and holds the Arizona cannabis license required for DB Arizona to extract cannabis oil and sell cannabis oil-infused products.  Accordingly, the other owner is the primary beneficiary, as they have the power to direct activities that most significantly impact the economic performance of DB Arizona.  We will treat our 50% ownership in DB Arizona as an equity investment.

As of September 30, 2017, DB Arizona had total assets of $1,200,000, operating liabilities of $73,639, debt and accrued interest liabilities of $2,463,373, and for the nine months ended September 30, 2017, total revenues of $632,000 and a net loss of $611,000.

Basis of Presentation

The accompanying (a) condensed consolidated balance sheet at December 31, 2016, has been derived from audited financial statements and (b) condensed consolidated unaudited financial statements as of September 30, 2017 and 2016, have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements, and should be read in conjunction with the audited consolidated financial statements and related footnotes included in our Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Annual Report”), filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2017.  It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments), have been made which are necessary for a fair financial statements presentation. The condensed consolidated financial statements include all material adjustments (consisting of normal recurring accruals) necessary to make the condensed consolidated financial statements not misleading as required by Regulation S-X, Rule 10-01. Operating results for the three and nine months ended September 30, 2017, are not necessarily indicative of the results of operations expected for the year ending December 31, 2017.

The condensed consolidated financial statements include the results of GCC and its six wholly-owned subsidiary companies: (a) ACS Colorado Corp., a Colorado corporation formed in 2013; (b) Advanced Cannabis Solutions Corporation, a Colorado corporation formed in 2013; (c) 6565 E. Evans Avenue LLC, a Colorado limited liability company formed in 2014; (d) General Cannabis Capital Corporation, a Colorado corporation formed in 2015; (e) GC Security LLC (“GCS”), a Colorado limited liability company formed in 2015; and (f) GC Finance Arizona LLC (“GC Finance Arizona”), an Arizona limited liability company .  Advanced Cannabis Solutions Corporation has one wholly-owned subsidiary company, ACS Corp., which was formed in Colorado on June 6, 2013.  Intercompany accounts and transactions have been eliminated.

Reclassifications

Certain reclassifications have been made to the prior period segment reporting to conform to the current period presentation related to now including GC Supply in our Operations Segment.  The reclassifications had no effect on net loss, total assets, or total stockholders’ equity (deficit).

Related Parties

Related parties are any entities or individuals that, through employment, ownership or other means, possess the ability to direct or cause the direction of the management and policies of the Company.  We disclose related party transactions that are outside of normal compensatory agreements, such as salaries or board of director fees.  We had related party transactions with the following individuals / companies:

•

Michael Feinsod – Chairman of our Board of Directors (“Board”).

•

Infinity Capital West, LLC (“Infinity Capital”) – An investment management company that was founded and is controlled by Michael Feinsod.

•

GC Finance Arizona – A company owned 100% by Infinity Capital prior to our purchase in June 2017.

•

DB Arizona– A company that borrowed $825,000 from GC Finance Arizona, which also holds a 50% ownership interest in DB Arizona.  Prior to our purchase in June 2017, we did not possess the ability to influence DB Arizona and DB Arizona did not have the ability to influence us.  We include DB Arizona as a related party due to our relationship with Michael Feinsod and Infinity capital, and their relationship with DB Arizona.

Going Concern

The condensed consolidated financial statements have been prepared on a going concern basis, which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future.  The ability to continue as a going concern is dependent upon our generating profitable operations in the future and / or obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management believes that actions presently being taken to further implement our business plan and generate additional revenues provide opportunity for the Company to continue as a going concern.  While we believe in the viability of our strategy to generate additional revenues and our ability to raise additional funds, there can be no assurances to that effect.

We had an accumulated deficit of $45,001,858 and $49,227,055, respectively, at September 30, 2017 and December 31, 2016, and further losses are anticipated in the development of our business. Accordingly, there is substantial doubt about our ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Recently Issued Accounting Standards

Financial Accounting Standards Board, or FASB, Accounting Standards Update, or FASB ASU 2017-11 “Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Heding (Topic 815)” – In July 2017, the FASB issued 2017-11.  The guidance eliminates the requirement to consider “down round” features when determining whether certain equity-linked financial instruments or embedded features are indexed to an entity’s own stock.  Our 12% Warrants are treated as derivative instruments, because they include a “down round” feature, whereby if we issue equity-based instruments at a price below the exercise price of the 12% Warrants, the exercise price of the 12% Warrants would be adjusted.  The ASU is effective for annual periods beginning after December 15, 2018, and for interim periods within those years, with early adoption permitted.  Early adoption of this guidance could have a significant impact on our financial statements, as it would effectively eliminate the derivative liability and the gain or loss from changes in the fair value of the derivative.  We are currently assessing whether to early adopt this standard.

FASB ASU 2017-09 “Scope of Modification Accounting (Topic 718)” – In May 2017, the FASB issued 2017-09.  The guidance clarifies the accounting for when the terms of a share-based award are modified.  The ASU is effective for annual reporting periods beginning after December 15, 2017, and for interim periods within those years, with early adoption permitted.  This new guidance would only impact our financial statements if, in the future, we modified the terms of any of our share-based awards.

FASB ASU 2017-04 “Simplifying the Test for Goodwill Impairment (Topic 350)” – In January 2017, the FASB issued 2017-04.  The guidance removes “Step Two” of the goodwill impairment test, which required a hypothetical purchase price allocation.  A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill.  The ASU is effective for annual reporting periods beginning after December 15, 2019, and for interim periods within those years, with early adoption permitted.  We do not expect this ASU to have a significant impact on our consolidated financial statements and related disclosures.

FASB ASU 2017-01 “Clarifying the Definition of a Business (Topic 805)” – In January 2017, the FASB issued 2017-01.  The new guidance that changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business.  The guidance requires an entity to evaluate if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets; if so, the set of transferred assets and activities is not a business.  The guidance also requires a business to include at least one substantive process and narrows the definition of outputs by more closely aligning it with how outputs are described in ASC 606.  The ASU is effective for annual reporting periods beginning after December 15, 2017, and for interim periods within those years.  Adoption of this ASU is not expected to have a significant impact on our consolidated results of operations, cash flows and financial position.

FASB ASU 2016-15 “Statement of Cash Flows (Topic 230)” – In August 2016, the FASB issued 2016-15.  Stakeholders indicated that there is a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows.  ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice.  This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods within those fiscal years.  Early adoption is permitted.  Adoption of this ASU will not have a significant impact on our statement of cash flows.

FASB ASU 2016-12 “Revenue from Contracts with Customers (Topic 606)” – In May 2016, the FASB issued 2016-12.  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  ASU 2016-12 provides clarification on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications.  This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. We are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

FASB ASU 2016-11 “Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815)” – In May 2016, the FASB issued 2016-11, which clarifies guidance on assessing whether an entity is a principal or an agent in a revenue transaction.  This conclusion impacts whether an entity reports revenue on a gross or net basis.  This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. We are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

FASB ASU 2016-10 “Revenue from Contracts with Customers (Topic 606)” – In April 2016, the FASB issued ASU 2016-10, to clarify identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas.  This ASU is effective for annual reporting periods beginning after December 15, 2017, with the option to adopt as early as December 15, 2016. We are currently assessing the impact of adoption of this ASU on our consolidated results of operations, cash flows and financial position.

FASB ASU 2016-09 “Compensation – Stock Compensation (Topic 718)” – In March 2016, the FASB issued ASU 2016-09, which includes multiple provisions intended to simplify various aspects of accounting for share-based payments.  The new guidance will require entities to recognize all income tax effects of awards in the income statement when the awards vest or are settled.  It also will allow entities to make a policy election to account for forfeitures as they occur.  This ASU is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years.  Adopting this ASU did not have a significant impact on our consolidated financial statements and related disclosures.

FASB ASU 2016-02 “Leases (Topic 842)” – In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability.  For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance.  Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines.  Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard.  This ASU is effective for fiscal years beginning after December 18, 2018, including interim periods within those fiscal years.  We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

FASB ASU 2015-17”Income Taxes (Topic 740)” – In November 2015, the FASB issued ASU 2015-17, which simplifies the presentation of deferred tax assets and liabilities on the balance sheet.  Previous GAAP required an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts on the balance sheet.  The amendment requires that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet.  This ASU is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018.  We are currently evaluating the potential impact this standard will have on our consolidated financial statements and related disclosures.

FASB ASU 2015-16 “Business Combinations (Topic 805),” or ASU 2015-16 - In September 2015, the FASB issued ASU 2015-16, which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. This ASU is effective for interim and annual reporting period beginning after December 15, 2016, including interim periods within those fiscal years, with the option to early adopt for financial statements that have not been issued. We will apply this guidance to any business combinations that may occur.

FASB ASU 2015-11 “Inventory (Topic 330): Simplifying the Measurement of Inventory,” or ASU 2015-11 - In July 2015, the FASB issued ASU 2015-11, which requires an entity to measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments apply to inventory that is measured using first-in, first-out (FIFO) or average cost. This ASU is effective for interim and annual reporting periods beginning after December 15, 2016, with the option to early adopt as of the beginning of an annual or interim period. Adopting this ASU did not have a significant impact on our financial position, results of operations and cash flows.

NOTE 2.  BUSINESS ACQUISITION

On August 18, 2017, we entered into an Asset Purchase Agreement (the “Mile High APA”) with Mile High Protection Services LLC, a Colorado limited liability company, and its sole member (together “Seller”) whereby we acquired the tradename, workforce, customer contracts, and other intangible assets of the business.  Pursuant to the Mile High APA, we agreed to deliver to Seller 224,359 restricted shares of our common stock.  The shares vest over a six month period.  The Mile High APA contains certain provisions that require Seller to forfeit a portion of such shares in the event that Seller does not meet the obligations under the Mile High APA.  In accordance with the terms of the Mile High APA, the number of shares to be delivered was reduced by 120,000, thus 104,359 shares of our common stock are due upon vesting.  Seller also agreed to a three year non-compete agreement.

The 104,359 shares of restricted common stock were valued based on the closing price per share of our common stock on August 18, 2017, or $1.75 per share, reduced by a discount of 15% due to the vesting period and the restrictions on the Seller’s ability to immediately sell such shares.  The $155,000 value of stock consideration was recorded as accrued stock payable on the September 30, 2017, condensed consolidated balance sheet, which will be reduced when the vesting requirements for the shares are met and we issue the common stock.  We have not completed the allocation of the purchase price.  In the September 30, 2017, condensed consolidated balance sheet we have preliminarily recorded an intangible asset for Mile High of $155,000.  Management anticipates completing the purchase price allocation as soon as possible, but no later than one year from the acquisition date.

NOTE 3.   NOTES RECEIVABLE – DB ARIZONA

Our notes receivable – DB Arizona include accrued interest of $14,171 and $2,202, respectively, as of September 30, 2017 and December 31, 2016.  The loans bear interest at 14%, with principal and interest due on May 30, 2017.  The face value of the notes includes $101,500 that we loaned directly to DB Arizona and $825,000 that we acquired when we purchased GC Finance Arizona in June 2017 for $106,000.  At the time of the purchase, we estimated the fair value of the $825,000 note, which is subordinate to the $101,500 note, to be $106,000.

DB Arizona is financed with significant debt and has yet to generate positive cash flows from operations.  We have classified the notes as long-term, because DB Arizona does not currently have sufficient resources to satisfy their obligation to us and the notes are in default.  These conditions do not meet the level of probable loss required to reduce the carrying value.  In the future, however, they may be unable to generate sufficient cash flows from operations or to restructure their capital.  Accordingly, there is a reasonable possibility that we may be unable to recover all or a portion of our notes receivable from DB Arizona.

NOTE 4.   LONG-LIVED ASSETS

Property and Equipment

Depreciation expense was $15,997 and $11,944, respectively, for the three months ended September 30, 2017 and 2016, and $47,693 and $36,070, respectively, for the nine months ended September 30, 2017 and 2016.  We have not recognized any impairment as of September 30, 2017.

Intangible Assets

Intangible assets of $139,288 as of September 30, 2017, consisted of the preliminary purchase price allocation for Mile High of $155,000, net of accumulated amortization of $15,712, based on a preliminary estimated useful life of two years.  The intangible asset for Chiefton brand and graphic designs, with a gross value of $69,400, was fully amortized as of September 30, 2017.

Amortization expense was $23,888 and $86,044, respectively, for the three months ended September 30, 2017 and 2016, and $41,095 and $256,259, respectively, for the nine months ended September 30, 2017 and 2016.

NOTE 5.    DEBT

Infinity Note – Related Party

In February 2015, we issued a senior secured note to Infinity Capital, as amended in April 2015, bearing interest at 5% payable monthly in arrears commencing June 30, 2015, until the maturity date of August 31, 2015 (the “Infinity Note”).   On December 31, 2016, the Infinity Note was amended to aggregate principal and interest, and extend the due date of principal and interest to September 21, 2018.  No additional advances may be made after December 31, 2016.  The Infinity Note is collateralized by a security interest in substantially all of our assets.  Interest expense for the Infinity Note for the nine months ended September 30, 2017 and 2016, was $51,239 and $26,540, respectively, and $51,239 was accrued as of September 30, 2017.  The Infinity Note is subordinate to the 12% Notes.

Notes Payable

	September 30, 2017	December 31, 2016
12% Notes	$2,081,250	$2,750,000
Unamortized debt discount	(800,318)	(1,934,750)
Long-term portion	$1,280,932	$815,250

12% Notes

In September 2016, we completed a $3,000,000 private placement pursuant to a promissory note and warrant purchase agreement (the “12% Agreement”) with certain accredited investors, bearing interest at 12%, with principal due September 21, 2018, and interest payable quarterly (each such note, a “12% Note,” and collectively, the “12% Notes”).  In the event of default, the interest rate increases to 18%.  The 12% Notes are collateralized by a security interest in substantially all of our assets.  We may prepay the 12% Notes at any time, but in any event must pay at least one year of interest.

Subject to the terms and conditions of the 12% Agreement, each investor was granted fully-vested warrants equal to their note principal times three (the “12% Warrants”), or nine million warrants, with a life of three years.  4.5 million warrants have an exercise price of $0.35 per share and the other 4.5 million warrants have an exercise price of $0.70 per share.  Should we issue any equity-based instruments at a price lower than the exercise price(s) of the 12% Warrants, other than under our Incentive Plan, the exercise price(s) of the 12% Warrants will be adjusted to the lower price.  The 12% Warrants may be exercised at the option of the holder (a) by paying cash, (b) by applying the amount due under the 12% Notes as consideration, or (c) if there is no effective registration statement for the 12% Warrants within six months of being granted, the holder may exercise on a cashless basis.  The registration statement related to the 12% Warrants was declared effective on December 23, 2016.  If our common stock closes above $5.00 for ten consecutive days, we may call the warrants, giving the warrant holders 30 days to exercise.  Since the 12% Warrants include a clause requiring repricing, the warrants are considered to be a derivative that is recorded as a liability at fair value.

We received $2,450,000 of cash for issuing the 12% Notes.  $300,000 of 10% Notes and $250,000 of the 14% Greenhouse Mortgage were converted into 12% Notes.  We concluded that these conversions met the criteria for a debt extinguishment and, accordingly, recorded a loss on extinguishment of $1,728,280 during the year ended December 31, 2016.  The loss on extinguishment represents the fair value of the 12% Warrants issued to the previous 10% Note holders and the 14% Greenhouse Mortgage lender.  The initial fair value of the 12% Warrants not associated with the conversions was recorded as a debt discount of $2,450,000 and interest expense of $5,189,000.  The 12% Notes are otherwise treated as conventional debt.

The Infinity Note and the 12% Notes, totaling $3,451,376, are due and payable on September 21, 2018.

NOTE 6.  ACCRUED STOCK PAYABLE

The following tables summarize the changes in accrued common stock payable during the nine months ended September 30, 2017:

	Amount	Number of Shares
December 31, 2016	$–	$–
Acquisition of Mile High	155,000	104,359
Sale of common stock and warrants	175,000	175,000
September 30, 2017	$330,000	$279,359

The Mile High shares are issuable on February 27, 2018, if the terms of the Mile High APA are met.

The 175,000 shares were issued in October 2017.  See Note 11 – Subsequent Events.

NOTE 7.  DERIVATIVE WARRANT LIABILITY

On September 21, 2016, in connection with the 12% Notes, we issued the 12% Warrants, which are treated as a derivative liability and adjusted to fair value at the end of each period.  The underlying assumptions used in the binomial model to determine the fair value of the derivative warrant liability were:

	Three months ended
	September 30, 2017	June 30, 2017	March 31, 2017
Stock price on valuation date	$1.43	$1.37 – 2.20	$2.21 – 3.25
Risk-free interest rate	1.5%	1.3 – 1.4%	1.3 – 1.5%
Expected dividend yield	–	–	–
Expected term (in years)	2.0	2.2 – 2.5	2.5 – 2.7
Expected volatility	128%	131 – 134%	146 – 153%
Number of iterations	5	5	5

Changes in the derivative warrant liability were as follows:

December 31, 2016	$23,120,000
Decrease in fair value	(10,580,000)
Reclassification to additional paid-in capital upon exercise of warrants	(7,301,000)
September 30, 2017	$5,239,000

NOTE 8.   COMMITMENTS AND CONTINGENCIES

Legal

To the best of our knowledge and belief, no material legal proceedings of merit are currently pending or threatened.

NOTE 9.   STOCKHOLDERS’ EQUITY

Share-based expense consisted of the following:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Employee Awards	$839,322	$740,844	$2,969,811	$1,574,906
Consulting Awards	–	103,869	25,440	151,385
Feinsod Agreement	–	27,504	–	192,800
DB Option Agreement	–	–	–	55,100
	$839,322	$872,217	$2,995,251	$1,974,191

Employee Stock Options

On October 29, 2014, the Board authorized the adoption of, and on June 26, 2015, our stockholders ratified, our 2014 Equity Incentive Plan (the “Incentive Plan”).  The Incentive Plan provides for the issuance of up to 10 million shares of our common stock, and is designed to provide an additional incentive to executives, employees, directors and key consultants, aligning our long term interests with participants.  In April 2016, we filed a Registration Statement on Form S-8 (the “Registration Statement”), which automatically became effective in May 2016.  The Registration Statement relates to 10,000,000 shares of our common stock, which are issuable pursuant to, or upon exercise of, options that have been granted or may be granted under our Incentive Plan.

Share-based compensation costs for award grants to employees and directors (“Employee Awards”) are recognized on a straight-line basis over the service period for the entire award, with the amount of compensation cost recognized at any date equaling at least the portion of the award that is vested.  The following summarizes the Black-Scholes assumptions used for Employee Awards granted:

	Three months ended
	September 30, 2017	June 30, 2017	March 31, 2017
Exercise price	$1.34 – 2.07	$1.92	$2.41 – 3.00
Stock price on date of grant	$1.34 – 2.07	$1.92	$2.41 – 3.00
Volatility	140 – 142%	145%	148 – 153%
Risk-free interest rate	1.4 – 1.9%	1.8%	1.7 – 1.9%
Expected life (years)	3.0 – 5.0	5.0	4.0 – 5.0
Dividend yield	–	–	–

The following summarizes Employee Awards activity:

	Number of Shares	Weighted-average Exercise Price per Share	Weighted-average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2016	8,818,400	$1.04
Granted	1,116,400	1.78
Exercised	(367,240)	1.09
Forfeited	(554,050)	0.75
Outstanding at September 30, 2017	9,013,510	1.14	2.2	$6,211,944

Exercisable at September 30, 2017	7,984,960	$1.00	1.9	$5,726,885

Based on our estimated forfeiture rates, we expect 1,007,181 Employee Awards will vest.  As of September 30, 2017, there was approximately $1,255,708 of total unrecognized compensation expense related to unvested Employee Awards, which is expected to be recognized over a weighted-average period of eight months.

Warrants for Consulting Services

As needed, we may issue warrants to third parties in exchange for consulting services.  Stock-based compensation costs for award grants to third parties for consulting services (“Consulting Awards”) are recognized on a straight-line basis over the service period for the entire award, with the amount of compensation cost recognized at any date equaling at least the portion of the award that is vested.  Consulting Awards are revalued at each reporting date until fully vested, which may generate an expense or benefit.

No Consulting Award warrants were issued during the nine months ended September 30, 2017.

Stock for Consulting Services

During the nine months ended September 30, 2017, we issued 8,000 shares to a third party for marketing services.

Warrants with Debt

The following summarizes warrants issued with debt:

	Number of Shares	Weighted-average Exercise Price per Share	Weighted-average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2016	9,025,843	$0.63
Exercised	(3,377,587)	$0.59
Forfeited	(28,126)	1.20
Outstanding and exercisable at September 30, 2017	5,620,130	$0.69	2.1	$4,573,359

NOTE 10.   NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the reporting period.  Diluted net loss per share is computed similarly to basic loss per share, except that it includes the potential dilution that could occur if dilutive securities are exercised as of the first day of the reporting period, along with the impact of those dilutive securities on net income (loss).

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net income (loss)	$586,873	$(14,447,094)	$4,225,197	$(16,971,797)
Gain on derivative warrant liability	(2,421,000)	–	(10,580,000)	–
	$(1,834,127)	$(14,447,094)	$(6,354,803)	$(16,971,797)

Weighted average outstanding shares of common stock	20,654,502	15,495,421	19,883,329	15,270,968
Warrants – Debt	4,778,627	–	4,960,848	–
Stock options	3,662,422	–	4,667,825	–
Other warrants	91,224	–	112,186	–
Common stock and equivalents	29,186,775	15,495,421	29,624,188	15,270,968

Net income (loss) per share
Basic	$0.03	$(0.93)	$0.21	$(1.11)
Diluted	(0.06)	(0.93)	(0.21)	(1.11)

In 2016, outstanding stock options and common stock warrants are considered anti-dilutive because we were in a net loss position.

NOTE 11.   SUBSEQUENT EVENTS

On October 9, 2017, we entered into a securities purchase agreement with several non-affiliated accredited investors in a private placement, pursuant to which for $1.00 we sold one share of our common stock and one warrant to purchase one share of our common stock, at an exercise price of $0.50 per share with a two year life (together, the “2017 Units”).  We issued 1,000,000 2017 Units.  In consideration for issuing the 2017 Units, we received $975,000 in cash and extinguished $25,000 of 12% Notes. We received $175,000 in cash consideration in September 2017, see Note 6 – Accrued Stock Payable.

Subsequent to September 30, 2017, and up to the date of this filing, 600,000 shares of our common stock were issued upon the exercise of 12% Warrants for consideration of $210,000 in cash and $210,000 for the extinguishment of 12% Notes.

NOTE 12.   SEGMENT INFORMATION

Our operations are organized into four segments: Security and Cash Management Services; Marketing Consulting and Apparel; Operations Consulting and Products; and Finance and Real Estate.  All revenue originates and all assets are located in the United States.  We have revised our disclosure to correspond to the information provided to the chief operating decision maker.

Three months ended September 30

2017	Security	Marketing	Operations	Finance	Total
Revenues	$533,065	$49,394	$364,629	$32,903	$979,991
Costs and expenses	(647,915)	(100,464)	(402,856)	(9,339)	(1,160,574)
	$(114,850)	$(51,070)	$(38,227)	$23,564	(180,583)
Corporate					767,456
				Net income	$586,873

2016	Security	Marketing	Operations	Finance	Total
Revenues	$560,713	$106,402	$117,700	$25,565	$810,380
Costs and expenses	(528,916)	(91,342)	(235,605)	(13,352)	(869,215)
Other expense	–	–	–	(6,414)	(6,414)
	$31,797	$15,060	$(117,905)	$5,799	(65,249)
Corporate					(14,381,845)
				Net loss	$(14,447,094)

Nine months ended September 30

2017	Security	Marketing	Operations	Finance	Total
Revenues	$1,322,509	$163,216	$947,725	$99,251	$2,532,701
Costs and expenses	(1,615,694)	(381,439)	(1,018,655)	(37,113)	(3,052,901)
	$(293,185)	$(218,223)	$(70,930)	$62,138	(520,200)
Corporate					4,745,397
				Net income	$4,225,197

2016	Security	Marketing	Operations	Finance	Total
Revenues	$1,599,907	$221,563	$289,566	$93,398	$2,204,434
Costs and expenses	(1,604,932)	(216,443)	(439,389)	(36,731)	(2,297,495)
Other expense	–	–	–	(10,876)	(10,876)
	$(5,025)	$5,120	$(149,823)	$45,791	(103,937)
Corporate					(16,867,860)
				Net loss	$(16,971,797)

Total assets	September 30, 2017	December 31, 2016
Security	$363,757	$141,140
Marketing	51,789	50,919
Operations	92,882	55,750
Finance	644,384	515,205
Corporate	1,654,477	2,094,857
	$2,807,289	$2,857,871

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The expenses we are paying are set forth in the following table.  All of the amounts shown are estimates, except for the SEC filing fee.

SEC filing fee	$3,350.54
Legal fees and expenses	30,000
Accounting fees and expenses	50,000
Miscellaneous	5,000
$88,350.54

Item 14.  Indemnification of Directors and Officers

Our Articles of Incorporation provide that we may indemnify any and all of our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

Item 15.  Recent Sales of Unregistered Securities

During the three year period preceding September 30, 2017 we sold the unregistered securities listed below. Each of the issuances by us was made in a transaction not involving a public offering pursuant to an exemption from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D or Rule 701 promulgated under the Securities Act.

On July 27, 2017, we issued 196,874 shares of our common stock upon the exercise of warrants issued with debt in 2013 for consideration of $236,250 in cash.

On January 6, 2017, we issued 8,000 shares of our common stock to a consultant in exchange for marketing services.

On November 22, 2016, we issued to a new member of our board of directors warrants to purchase 100,000 shares of our common stock at an exercise price of $3.07 per share, with a one year vesting period and a life of three years.

On September 21, 2016, we entered into our $3,000,000 12% Notes, which included (a) 4,500,000 warrants to purchase our common stock, with an exercise price of $0.35 per share and a three year life, and (b) 4,500,000 warrants to purchase our common stock, at an exercise price of $0.70 per share with a three year life.

On September 21, 2016, we issued to a consultant for services rendered, fully-vested warrants to purchase 20,000 shares of our common stock at an exercise price of $1.20 per share with a three year life.

On August 15, 2016, we entered into the 8% Notes for $50,000, which included warrants to purchase 100,000 shares of our common stock at an exercise price of $0.78 per share with a three year life.

On August 25, 2016, we issued 150,000 shares of our common stock in accordance with an agreement with Michael Feinsod in consideration for him serving as Executive Chairman of the Board and as a member of the Board and pursuant to the terms of the Executive Board and Director Agreement.

On July 1, 2016, we issued to four consultants for services rendered, fully-vested warrants to purchase 35,000 shares of our common stock at an exercise price of $0.90 per share with a five year life.

On June 3, 2016, we issued to our 10% Note holders 659,000 warrants to purchase our common stock, with an exercise price of $1.07 per share and a life of five years, as consideration for extending the due date of the 10% Notes to January 2017.

On April 19, 2016, we issued 400,000 shares of our common stock for the IPG acquisition.

On April 19, 2016, we issued 80,000 shares of our common stock for the Chiefton Acquisition.

On March 31, 2016, we issued to Infinity Capital warrants to purchase 100,000 shares of our common stock at an exercise price of $0.67 per share with a five year life, in consideration for extending the expiration date of the DB Option Agreement.

On December 18, 2015, we issued to a consultant for services rendered, warrants to purchase 7,500 shares of our common stock at an exercise price of $0.60 per share, with a one year vesting period and a life of three years.

On December 18, 2015, we issued 100,000 shares of our common stock as part of the IPG acquisition.

On December 17, 2015, we issued 150,000 shares of our common stock in accordance with the Feinsod Agreement.

On August 31, 2015, we issued to a consultant for services rendered, fully-vested warrants to purchase 5,000 shares of our common stock at an exercise price of $1.03 per share and a life of three years.

On July 15, 2015, we agreed to issue 50,000 shares to a consultant for services rendered, with a vesting period of eight months.  These shares were issued on March 4, 2016.

Between May 8, 2015 and July 1, 2015, we issued the 10% Notes for $659,000, which included fully-vested warrants to purchase 329,500 shares of our common stock at an exercise price of $1.08 per share and a life of 18 months. The remaining warrants outstanding were amended on December 5, 2016 to extend the expiration date of the warrants to December 31, 2017.

On July 1, 2015, we issued to a consultant for services rendered, warrants to purchase 25,000 shares of our common stock at an exercise price of $1.88 per share, with a one year vesting period and a life of three years.

On June 26, 2015, for services rendered by two consultants, each received fully-vested warrants to purchase 25,000 shares of our common stock at an exercise price of $2.10 and a life of three years.

On May 13, 2015, we agreed to issue 50,000 shares each to two employees, with a vesting period of eight months.  One employee forfeited their shares.  The other 50,000 shares were issued on April 19, 2016.

On April 28, 2015, we issued one million shares of our common stock in accordance with the Feinsod Agreement.

On April 27, 2015, we issued to a consultant for services rendered, warrants to purchase 20,000 shares of our common stock at an exercise price of $3.49 per share, with a one year vesting period and a life of two years.

On April 24, 2015, we issued to a consultant for services rendered, warrants to purchase 20,000 shares of our common stock at an exercise price of $3.75 per share, with a one year vesting period and a life of two years.

Item 16.  Exhibits

Exhibit Number	Description
1	Securities Purchase Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K filed August 3, 2015.)
2.1	Articles of Merger (Acquisition of shares in Advanced Cannabis Solutions) (Incorporated by reference to the same exhibit file with our registration statement on Form S-1, File No. 333-163342.)
2.2

Asset Purchase Agreement dated August 18, 2017, between General Cannabis Corp and Mile High Protection Services LLC (incorporated by reference to Exhibit 2.1 of the Form 8-K filed by General Cannabis Corp. on August 24, 2017).

3.1	Articles of Incorporation (Incorporated by reference to the same exhibit file with our registration statement on Form S-1, File No. 333-163342.)
3.2	Articles of Amendment (Incorporated by reference to the same exhibit file with our registration statement on Form S-1, File No. 333-163342.)
3.3	Amended and Restated Articles of Incorporation (Incorporated by reference to the same exhibit file with our registration statement on Form S-1, File No. 333-163342.)
3.4	Bylaws (Incorporated by reference to the same exhibit file with our registration statement on Form S-1, File No. 333-163342.)
3.5	Articles of Amendment (name change) (Incorporated by reference to the same exhibit filed with our Form 8-K filed September 30, 2014.)
3.6	Articles of Amendment (name change) (Incorporated by reference to the same exhibit filed with our Form 8-K filed June 18, 2015.)

Exhibit Number	Description
4.1	Senior Secured Note dated February 19, 2015 (Incorporated by reference to the same exhibit filed with our Form 8-K filed February 24, 2015.)
4.2	Warrant dated March 16, 2015 (Incorporated by reference to the same exhibit filed with our Form 8-K filed March 31, 2015.)
4.3	Senior Secured Note dated April 30, 2015 (Incorporated by reference to the same exhibit filed with our Form 8-K filed May 1, 2015.)
4.4	Secured Promissory Note (Incorporated by reference to the same exhibit filed with our Form 8-K filed May 14, 2015.)
4.5	Warrant to Purchase Common Stock (Incorporated by reference to the same exhibit filed with our Form 8-K filed April 6, 2016.)
4.6	Amendment to Warrants to Purchase Shares of Common Stock (Incorporated by reference to the same exhibit filed with our Form 8-K filed December 5, 2016.)
5.1*	Opinion of Morrison & Foerster LLP
10	Share Exchange Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K filed August 14, 2013.)
10.1	Securities Purchase Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K/A filed January 21, 2014.)
10.2	Warrant (Series C) (Incorporated by reference to the same exhibit filed with our Form 8-K/A filed January 21, 2014.)
10.3	Registration Rights Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K/A filed January 21, 2014.)
10.4	Form of Convertible Note (Incorporated by reference to the same exhibit filed with our Form 8-K/A filed January 21, 2014.)
10.5	Form of Guarantee (Incorporated by reference to the same exhibit filed with our Form 8-K/A filed January 21, 2014.)
10.6	Form of Security Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K/A filed January 21, 2014.)
10.7

Amendment No.1 to the Securities Purchase Agreement and Amendment No.1 to the Warrant to Purchase Common Stock by and between the Company and Full Circle Capital Corporation dated September 24, 2014 (Incorporated by reference to the same exhibit filed with our Form 8-K filed September 30, 2014.)

10.8	Agreement Regarding Sale of Oil and Gas Mapping Business (Incorporated by reference to the same exhibit filed with our registration statement on Form S-1, File No. 333-193890.)
10.9	Note and Deed of Trust (Pueblo County, Colorado purchase) (Incorporated by reference to the same exhibit filed with our registration statement on Form S-1, File No. 333-193890.)
10.10	Form of Convertible Note (Incorporated by reference to the same exhibit filed with our registration statement on Form S-1, File No. 333-193890.)
10.11	Form of Series A Warrant (Incorporated by reference to the same exhibit filed with our registration statement on Form S-1, File No. 333-193890.)
10.12	Form of Series B Warrant (Incorporated by reference to the same exhibit filed with our registration statement on Form S-1, File No. 333-193890.)
10.13	Lease Agreement (Pueblo Property) (Incorporated by reference to the same exhibit filed with our registration statement on Form S-1, File No. 333-193890.)
10.14	Promissory Note (the “Greenhouse”) (Incorporated by reference to the same exhibit filed with our registration statement on Form S-1, File No. 333-193890.)
10.15	Common Stock Warrant dated October 21, 2014 (Incorporated by reference to the same exhibit filed with our Form 8-K filed October 27, 2014.)
10.16

Executive Chairman of the Board and Director Agreement between the Company and Michael Feinsod dated August 4, 2014 (Incorporated by reference to the same exhibit filed with our Form 8-K filed August 5, 2014.)

10.17	Independent Contractor Agreement with Brian Kozel dated October 24, 2014 (Incorporated by reference to the same exhibit filed with our Form 8-K filed November 21, 2014.)
10.18	Asset Purchase Agreement by and among the Company, GC Security LLC and Iron Protection Group LLC (Incorporated by reference to the same exhibit filed with our Form 8-K filed March 16, 2015.)
10.19	Amendment No. 2 to Warrant to Purchase Common Stock (Incorporated by reference to the same exhibit filed with our Form 8-K filed May 6, 2015.)
10.20	Security Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K filed May 14, 2015.)
10.21	Warrant to Purchase Common Stock (Incorporated by reference to the same exhibit filed with our Form 8-K filed May 14, 2015.)
10.22	Employee Nonstatutory Stock Option Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K filed July 16, 2015.)

Exhibit Number	Description
10.23	Warrant to Purchase Common Stock (Incorporated by reference to the same exhibit filed with our Form 8-K filed August 3, 2015.)
10.24

Asset Purchase Agreement, Bill of Sale, Assignment and Assumption Agreement and Intellectual Property Assignment Agreement (Incorporated by reference to the same exhibits filed with our Form 8-K filed October 1, 2015.)

10.25	Option for the Company to Purchase Note and Equity Interest (Incorporated by reference to the same exhibit filed with our Form 8-K filed November 9, 2015.)
10.26	Amendment to Option to Purchase Note and Equity Interest (Incorporated by reference to the same exhibit filed with our Form 8-K filed June 8, 2016.)
10.27	Warrant to Purchase Common Stock (Incorporated by reference to the same exhibit filed with our Form 8-K filed June 8, 2016.)
10.28	Form of Promissory Note (Incorporated by reference to the same exhibit filed with our Form 8-K filed August 26, 2016.)
10.29	Warrants to Purchase Common Stock (Incorporated by reference to the same exhibit filed with our Form 8-K filed August 26, 2016.)
10.30	Form of Purchase Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K filed September 26, 2016.)
10.31	Form of Promissory Note (Incorporated by reference to the same exhibit filed with our Form 8-K filed September 26, 2016.)
10.32	Form of Security Agreement (Incorporated by reference to the same exhibit filed with our Form 8-K filed September 26, 2016.)
10.33	Form of Series A Warrant (Incorporated by reference to the same exhibit filed with our Form 8-K filed September 26, 2016.)
10.34	Form of Series B Warrant (Incorporated by reference to the same exhibit filed with our Form 8-K filed September 26, 2016.)
10.35	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Form 8-K filed by General Cannabis Corp. on October 13, 2017).
10.36	Form of Warrant (incorporated by reference to Exhibit 10.2 of the Form 8-K filed by General Cannabis Corp. on October 13, 2017).
10.37	Letter agreement dated January 5, 2018, by and between the Company and Infinity Capital (incorporated by reference to Exhibit 10.1 of the Form 8-K filed by General Cannabis Corp. on January 8, 2018).
21.1**	Subsidiaries
23.1*	Consent of Hall and Company, Independent Registered Public Accounting Firm
23.3*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

*    Filed herewith.

**  Previously filed.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a)(3) of the Securities Act.

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act to any purchaser, if the registrant is relying on Rule 430B:

(a)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by law, contract, arrangement, statute, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on January 10, 2018.

GENERAL CANNABIS CORP

By:	/s/ Robert L. Frichtel
Robert L. Frichtel
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Robert L. Frichtel and Brian Andrews, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the dates indicated.

January 10, 2018	By:	/s/ Robert L. Frichtel
Robert L. Frichtel
Principal Executive Officer and Director

January 10, 2018	By:	/s/ Brian Andrews
Brian Andrews
Principal Financial and Accounting Officer

January 10, 2018	By:	/s/ Michael Feinsod
Michael Feinsod
Chairman of the Board of Directors

January 10, 2018	By:	/s/ Peter Boockvar
Peter Boockvar
Director

January 10, 2018	By:	/s/ Duncan Levin
Duncan Levin
Director

January 10, 2018	By:	/s/ Mark Green
Mark Green
Director